In the Matter of an Arbitration in accordance with Article 23 of the 2021 International Chamber of Commerce Rules of Arbitration UpHealth Holdings, Inc. (U.S.A.) (Claimant) And 1. Glocal Healthcare Systems Private Limited (India) 2. Dr. Syed Sabahat Azim (India) 3. Richa Sana Azim (India) 4. Gautam Chowdhury (India) 5. Meleveetil Damodaran (India) 6. Kimberlite Social Infra Private Limited (India) (Respondents) Dated this 15th day of March 2024 Members of Tribunal: V K Rajah SC (President) Carolyn Lamm Promod Nair SA

I. CONTENTS

I. CONTENTS 2
II. FREQUENTLY USED ABBREVIATIONS AND ACRONYMS 6
III. INTRODUCTION 12
A. The Parties 12
1) The Claimant 12
2) The Respondents 13
B. The Arbitration Agreement and Governing Laws 15
1) Governing Law 15
2) Applicable Substantive Law 16
3) Seat of Arbitration 17
4) Language of Arbitration 17
5) Issues to be Determined 17
IV. SUMMARY OF THE DISPUTE 18
A. Claimant's Claims 20
B. Respondents' defences 24
C. PROCEDURAL HISTORY 24
1) The Emergency Arbitration Application 25
2) Commencement of Arbitration and Constitution of Tribunal 25
D. Pre-Hearing Procedural Developments 28
E. Post-Hearing Developments and Submissions 39
V. WITNESSES 57
A. Factual Witnesses 57
B. Expert Witnesses 58
VI. THE FACTS 58
VII. RELIEF SOUGHT BY THE CLAIMANT 89
VIII. RELIEF SOUGHT BY THE RESPONDENT 95
IX. RESPONDENTS' CONDUCT 95
X. JURISDICTION 108
A. Pre-Arbitration Steps Objection 109
B. Non-Arbitrability Objection 111
C. Waiver Objection 114
D. Oral Argument Objection 115
E. Tribunal's Decision 116
XI. MERITS 123
A. Declaring that UpHealth Holdings holds (i) 7,503,016 equity shares in Glocal Healthcare (95.29% of the total equity shares), (ii) 24,867 preference shares in Glocal Healthcare (37.52% of the total preference shares), and (iii) 94.81% of the total (equityplus preference) shares in Glocal Healthcare; 124
B. Declaring that UpHealth Holdings has good and marketable title over its shareholding in Glocal Healthcare detailed in [XI.A] above, free

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3 and clear of all encumbrances and together with all rights, title, interest and benefits appertaining thereto; ...................................................... 124 C. The Permanent Injunctions Sought in paragraph 463.3 of the Statement of Claim (as amended) ....................................................................... 126 .......... ........................................................................ .. ............................................................................. ......... ..................................................................................................... D. Ordering Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite to, jointly and severally, pay damages to UpHealth Holdings in the amount of USD 1.7 million (or such other

4 amount as the Tribunal may determine to be appropriate), arising from .......................................... 135 E. Ordering Respondents Azim and Kimberlite to, jointly and severally, pay damages to UpHealth Holdings in the amount of USD 121.1 million (or such other amount as the Tribunal may determine to be ns. .. 139 ................................................................................. ......................................................... ............................................................... F. Giving continuing effect to subparts (c), (e), and (f) of Section VII (the dispositif) of the EA Order, as amended in [proposed] Appendix A to the Award, pursuant to the the ICC Rules and Article 6(6)(c) of Appendix V to the ICC Rules. 152 G. Holding and declaring that Martin Beck (Chief Financial Officer) and/or Jeremy Livianu (Chief Legal Officer) and/or such other person as may be designated by the board of directors of UpHealth Holdings, by board resolution, from time to time (and notified in writing to ICICI Bank by the Chief Executive Officer of UpHealth Holdings, attaching a certified copy of the resolution of the board of directors of UpHealth Holdings designating such person) may, jointly or severally, be permitted to access and operate ICICI Bank, account number 104905001983. ................................... 153 XII. DAMAGES ............................................................................................ 157 ............................................................... ............................................................................... ......................................................... XIII. COSTS ................................................................................................... 173 A. Ordering Respondents Azim, Richa Sana Azim and Chowdhury (Respondents Group A) to, jointly and severally, reimburse to UpHealth Holdings all costs and expenses, including legal fees, incurred as a result of (i) the Emergency Arbitration (including fees and expenses of the Emergency Arbitrator and the ICC); and (ii) the litigations to enforce the EA Order in India (including UpHealth ........... 173 B. Ordering Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran, and Kimberlite to, jointly and severally, reimburse to UpHealth Holdings all costs and expenses, including legal and expert fees, incurred as a result of this Arbitration (including UpHealth of the Arbitrators and the ICC), which was only necessary as a result of ........................................................ 173 C. Ordering that pre- and post-award interest is payable, jointly and severally, by Respondents Azim, Richa Sana Azim, Chowdhury,

5 Damodaran and Kimberlite, according to the principal amounts of damages they are respectively ordered to pay in the award. .............. 177 D. Ordering Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite, jointly and severally, to gross up any amounts to be paid by them to Claimant that may be subject to taxes in India, or any other jurisdiction where Respondents may be locatd, to ensure that Claimant receives the full amount of damages due to it. 179 XIV. .................................................................. CONCLUSION/THE AWARD 181 A. ..................... 181 B. Dispositive Part .................................................................................. 184

II. FREQUENTLY USED ABBREVIATIONS AND ACRONYMS

Abbreviations and Acronyms

23 August Judgment	Final Decision of the Commercial Division Bench at the Calcutta High Court in the Enforcement Action initiated by Claimant seeking enforcement of the Emergency Arbitration Order
9 September 2023 hearing	Virtual hearing held on 9 September 2023 at 10:00 ET
1st Respondent /Respondent/Glocal Healthcare	Glocal Healthcare Systems Private Limited
2nd Respondent /Respondent No. 2	Dr. Syed Sabahat Azim
3rd Respondent /Respondent No. 3	Richa Sana Azim
4th Respondent /Respondent No. 4	Gautam Chowdhury
5th Respondent /Respondent No. 5	Meleveetil Damodaran
6th Respondent /Respondent No. 6	Kimberlite Social Infra Private Limited
AoA	The Company's Articles of Association
Articles	The Company's Articles of Association
Amended Request for Arbitration	Claimant's Amended Request for Arbitration dated 8 January 2023
Amended SPAs	The First and Second Amended SPAs
Appellate Division Order	Order dated 7 February 2023 by the appellate division of the Calcutta High Court for Glocal Healthcare and the Glocal Board to provide the information described by the EA Order and the Calcutta High Court Order
BCA, the	UpHealth Holdings BCA and Cloudbreak BCA
BHS	Behavioral Health Services
Board, the	The Board of Directors of the Company
BDO	BDO India LLP

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7 Claimant UpHealth Holdings, Inc Cloudbreak Cloudbreak Health, LLC Cloudbreak BCA a business combination agreement entered into by GigCapital2, Thrasys, BHS and Cloudbreak on 20 November 2020 CMC case management conference Commercial Court Action a civil suit commenced by Dr. Azim and other Glocal Board members against UpHealth Holdings before the Commercial Court at Rajarhat, West Bengal as No. 19 of 2022 Commercial Division Bench Commercial Division Bench at the Calcutta High Court Company, the Glocal Healthcare Systems Private Limited, the First Respondent Contract Act, the Indian Contract Act, 1872 Contract Review and Approval Policy an internal policy for contract review and approval created and implemented by UpHealth after the loss of the DRC Project DCF Discounted cash flow Delaware Court of Chancery the Court of Chancery of the State of Delaware, United States Delaware Proxy Litigation the Court of Chancery of the State of Delaware, United States v UpHealth, Inc. and the majority of the board of directors of UpHealth, Inc. DRC Democratic Republic of Congo DRC Misrepresentation Respondents misrepresentation of the viability of the DRC Project DRC Project Democratic Republic of Congo Project EA/EA Application Emergency Arbitration commenced by the Claimant against Glocal Healthcare and the Group A Respondents on 25 October 2022 EA Order Emergency Arbitration Order dated 16 November 2022 Elevar Elevar Equity Mauritius Emergency Arbitrator Ms. Sophie Lamb KC

8 Enforcement Action an action commenced by UpHealth Holdings in the Commercial Division of the Calcutta High Court on 30 November 2022 seeking enforcement of the EA Order Exhibit C-494 23 August 2023 Judgment of the Commercial Division Bench at the Calcutta High Court in the Enforcement Action initiated by Claimant seeking enforcement of the EA Order First Amendment Amendment Agreement dated 20 November 2020 pursuant to the Original SPA Form 10-Q -Q for the fiscal quarter ending 30 September 2022 Form S-4 -4 Fraud Claim Claimant that the Respondent(s) have committed fraud against the Claimant by lying about the terms on which they gifted shares to family, friends, and employees and then using the Giftees to obstruct the Claimant from exercising its contractual rights by appointing designees to the Board Gift Shares prior to closing the Original SPA as amended, Dr. Azim, Ms. Azim, and Mr. Chowdhury would gift 9,500 of their shares to certain individuals including certain employees of Glocal Healthcare Glocal Glocal Board Group A Respondents /Respondents Group A 1st to 4th Respondents Group B Respondents 5th and 6th Respondents June Term Sheet Terms Sheet signed by Glocal Healthcare and UpHealth Services on 29 June 2020 ICC Court ICC International Court of Arbitration ICC Rules ICC Arbitration Rules 2021 IR Closing The closing of the Cash Share Sale and the completion of each of the actions set forth in Clause 5.2 of the SPA IST Indian Standard Time IT Information technology

9 KPMG KPMG LLP Kimberlite Kimberlite Social Infra Private Limited, the Sixth Respondent McKinsey McKinsey and Company, Inc. MOU Memorandum of understanding NCLT National Company Law Tribunal Needham Needham & Company LLC, an investment bank NR Closing Closing of the NR share transfer and the completion of each of the actions set out in Clause 5.1 (NR Closing) of the SPA NR Closing 2 Deferred payment of remaining Elevar shares by UpHealth until Spring of 2021 O&M Petitioners members of the Glocal Board together with Dr. shareholders, Ms. Dipanwita Mukherjee Original SPA The Share Purchase Agreement executed on 30 October 2020 by the Parties Parties Claimant and Respondents PCAOB Public Company Accounting Oversight Board Plante Moran Plante & Moran PLCC PO1 Procedural Order No. 1 Pricing Deficiency Notice Notice given by NYSE to UpHealth, Inc. that the average closing price of its common stock had fallen below the USD1.00 per share over a period of 30 consecutive trading days Protocol Protocol for the virtual 9 September 2023 hearing Q3 2022 fiscal quarter ending 30 September 2022 Relief Requested request to the Tribunal for leave to amend Section VI of its Statement of Claim Request for Arbitration 4 November 2022 Respondents 1st to 6th Respondents

10 Revenue Misrepresentation Respondents misrepresentation of the value that the Claimant would receive for the acquisition of the Company SEC U.S. Securities and Exchange Commission SEC Rules rules of the U.S. Securities and Exchange Commission Second Amendment Second Amendment Agreement dated 4 March 2021 Secretariat Secretariat of the ICC Court Sequoia Sequoia Capital India Investment Holdings III September Term Sheet Term Sheet signed by signed by GigCapital2 and UpHealth Services on 29 September 2020 Share Account an account ending with numbers 1983 which the Glocal Board identified as the designated bank account exclusively to be used for the purposes of receiving subscription/application monies in relation to securities offered by Glocal Healthcare SOC 2023 as amended vide the Amendments to 2023 SPA/SPAs the Original SPA as amended by the first Amendment and Second Amendment Thrasys Thrasys, Inc TOR Terms of Reference TSHELA Purchase Order A purchase order dated 4 September 2021 issued under the MOU that the TSHELA-Global consortium had entered into with the Ministry of Health of the DRC to undertake the DRC Project UpHealth Holdings BCA a business combination agreement entered into by GigCapital2, Thrasys, BHS and UpHealth Holdings on 20 November 2020. UpHealth Inc. UpHealth, Inc. the parent company of the Claimant, listed on the New York Stock Exchange

UpHealth Services	UpHealth Services, Inc. formed by Dr. Chirinjeev Kathuria, a medically trained entrepreneur, and Mariya Pylypiv, an associate at Sikich LLP, a business consulting firm
UPH	See "UpHealth Inc"
U.S. GAAP	Generally Accepted Accounting Principles

Abbreviated Names

Dr. Azim	Dr. Syed Sabahat Azim, the Second Respondent and shareholder of the Company.
Dr. Pylypiv	Dr. Mariya Pylypiv, "), an associate at Sikich LLP, a business consulting firm
Justice Kapur	Justice Ravi Krishnan Kapur of the Commercial Division of Calcutta High Court
Ms. Azim	Richa Sana Azim, the Third Respondent and shareholder of the Company.
Mr. Beck	Mr. Martin Samuel Arthur Beck, the Chief Financial Officer of UpHealth, Inc.
Mr. Chowdhury	Mr. Gautam Chowdhury, the Fourth Respondent and shareholder of the Company.
Mr. Damodaran	Mr. Meleveetil Damodaran, the Fifth Respondent and shareholder of the Company.
Mr. Jennings	Mr. Jay Jennings, UpHealth's Chief Accounting Officer
Mr. Judkins	Mr. Terence Judkins, UpHealth, Inc's vice president of IT
Mr. Mukherjee	Mr. Uddyam Mukherjee, the Respondents Group A's counsel
Prof. Lehn	Prof. Kenneth M. Lehn, the expert witness of the Claimant.

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12 III. INTRODUCTION A. The Parties 1) The Claimant 1 UpHealth Holdings, Inc is a global digital health services company incorporated on 26 October 2020, and organized under the laws of Delaware, United States, and having its registered office at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 USA ( Claimant -owned direct subsidiary of UpHealth, Inc., a public company listed on the New York Stock UPH 2 The Claimant is represented in this arbitration by: Kate Brown de Vejar / Jeffrey Selman / Matt Freilich / Ishaan Madaan / Matthew Matystik / Joshua Kane / Carlos Guerrero DLA PIPER LLP (US) 1251 Avenue of the Americas New York, NY 10020 U.S.A. Tel.: +1.212.335.4500 Emails:Kate.Browndevejar@us.dlapiper.com Jeffrey.Selman@us.dlapiper.com Matt.Freilich@us.dlapiper.com Ishaan.Madaan@us.dlapiper.com Matthew.Matystik@us.dlapiper.com Joshua.kane@us.dlapiper.com carlos.guerrero@us.dlapiper.com And Anand S. Pathak / Amit Kumar Mishra / Shivam Pandey / Didon Misri / Shyra Hoon / Vijay Purohit P&A LAW OFFICES Dr. Gopal Das Bhawan 1st Floor, 28, Barakhamba Road New Delhi 110001 India Tel.: +91.11.4139.3939

Emails: APathak@palaw.in / AKMishra@palaw.in SPandey@palaw.in / DMisri@palaw.in / SHoon@palaw.in / vpurohit@palaw.in

2) The Respondents

3 The 1st Respondent, Glocal Healthcare Systems Private Limited (India), is a private limited company incorporated in India, engaged in the business of providing technology enabled healthcare services to the rural population in India and globally, and having its registered address at Ecospace Business Park, Action Area – II, Block No. 3B-207, New Town, Kolkata, West Bengal – 700156, India ("**1st Respondent**", "**Respondent No. 1**", "**Glocal Healthcare**" or the "**Company**").

4 The 2nd Respondent, Dr. Syed Sabahat Azim, is the Founder and Managing Director of the 1st Respondent company, Chairman of the 1st Respondent's board of directors, one of the initial promoters of the 1st Respondent, and of 98, Ideal Villas, Mouza Koch Pukur, New Town Action Area 1A, Rajarhat, Kolkata - 700156, West Bengal ("**Dr. Azim**", "**2nd Respondent**" or "**Respondent No. 2**"). The 2nd Respondent is the 3rd Respondent's husband.

5 The 3rd Respondent, Richa Sana Azim, is the 2nd Respondent's wife, a co-promoter of the 1st Respondent company, a member of the 1st Respondent's board of directors, and of 98, Ideal Villas, Mouza Koch Pukur, New Town Action Area 1A, Rajarhat, Kolkata - 700156, West Bengal ("**Ms. Azim**", "**3rd Respondent**" or "**Respondent No. 3**").

6 The 4th Respondent, Gautam Chowdhury, is a shareholder of the 1st Respondent company, a member of the 1st Respondent's board of directors, and the Chief Executive Officer ("**CEO**") of the 1st Respondent company, and of 31/N, Block B, New Alipore, Kolkata – 700053, West Bengal, India ("**Mr. Chowdhury**", "**4th Respondent**" or "**Respondent No. 4**").

7 The 1st to 4th Respondents were represented in an Emergency Arbitration ("**EA**") application filed on 25 October 2022 in these proceedings by the Claimant by:

Uddyam Mukherjee, Advocate

13

14 Email: Uddyam.Aorsci@gmail.com 8 The 1st to 4th Group A Respondents Respondents Group A . After the EA, the 1st to 4th Respondents were not represented by outside counsel. 9 The 5th Respondent, Meleveetil Damodaran, is a shareholder of the 1st Respondent company and of D 8/3, Vasant Vihar, New Delhi 5th Respondent Respondent No. 5 th Meleveetil.Damodaran@gmail.com. 10 The 6th Respondent, Kimberlite Social Infra Private Limited, is a private limited company incorporated in India, a shareholder of the 1st Respondent company, and has its registered address at Ideal Villa, Villa no. 98, Koch Pukur, South 24, Parganas, Rajarhat, Kolkata - 700156, West Bengal, India ( Kimberlite 6th Respondent Respondent No. 6 rd and 4th Respondents are the only directors of the 6th Respondent company. The 6th address is SabahatAzim@gmail.com. 11 The 5th and 6th Group B Respondents 12 The Group B Respondents were not represented by outside counsel at any stage in this arbitration. 13 The 1st to 6th Respondents Respondents 14 Parties 15 The arbitration proceedings are governed by the mandatory provisions of arbitration law at the seat of arbitration and by the Rules of Arbitration of the International ICC in effect on the date when the notice of arbitration was submitted in accordance with the Rules (hence the 2021 version of the Rules ICC Rules , supplemented by the specific procedural rules and/or such other procedural rules as determined by the Arbitral Tribunal, in accordance with Article

15 19 of the ICC Rules, after considering the submissions of the Parties on such procedural issues. 16 The IBA Rules on the Taking of Evidence in International Arbitration (2020) have been used by the Arbitral Tribunal as a guide when dealing with evidentiary matters. B. The Arbitration Agreement and Governing Laws 1) Governing Law 17 in Original SPA First Amendment a Second Amendment entered into between the Claimant and Respondents. The Original SPA as amended by the F SPA Clause 14 of the SPA provides as follows:1 14. GOVERNING LAW, JURISDICTION AND DISPUTE RESOLUTION 14.1. Notwithstanding any conflicts of laws doctrines or provisions to the contrary, the Agreement will be governed by and construed and enforced in accordance with the laws of the Republic of India. Nothing contained in Clause 14 shall approach and seek remedies from any court having jurisdiction for the purpose of interim or interlocutory orders. The Parties hereby expressly agree and confirm that, subject to the provisions of the (Indian) Arbitration and Conciliation Act, 1996, Sections 9, 27, 37(1)(a) and 37(3) of the (Indian) Arbitration and Conciliation Act, 1996, shall be applicable in relation to any Arbitrable Disputes under this Agreement and the enforcement of any awards provided for under Clause 14.2 (Arbitration). 14.2. Arbitration 14.2.1. Except as expressly provided elsewhere in this Agreement, any dispute, controversy, or claim arising under or relating to this Arbitrable Dispute administered by the International Court of Arbitration of the 1 C-3-1 pp. 24 to 35.

16 ICA nothing in this Clause 14.2.1 shall prohibit a party from instituting litigation to enforce any Final Determination. 14.2.2. In the event that any party asserts that there exists an Arbitrable Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Arbitrable Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after such delivery of such notice, the party delivering such notice of Arbitrable Disputing Person -five (45) days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration Notice of Arbitration Arbitration with the ICA. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Arbitrable Dispute and the claims of each party to the arbitration and any other matters required by the rules and procedures of ICA as in effect from time to time to be included therein, if any. 14.2.3. Within twenty (20) days after receipt of the Notice of Arbitration, each of the two Disputing Persons shall appoint/nominate one arbitrator, and the two arbitrators so appointed, shall appoint/nominate the third Arbitral Tribunal"). 14.2.4. The arbitration shall be conducted under the rules and procedures of ICA as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the Parties. The venue and seat of the arbitration shall be Chicago, Illinois. The Arbitral Tribunal shall conduct the arbitration so that a final result, Final Determination no event later than sixty (60) days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the Arbitral Tribunal. The Final Determination shall be final and binding on all parties hereto and there shall be no appeal from or reexamination of the Final Determination, except as permissible under Applicable Law. [emphasis in bold and italics in original] 2) Applicable Substantive Law 18 According to Clause 14.1 of the SPA, the applicable substantive laws are the laws of the Republic of India.2 2 C-1 p. 34

3) Seat of Arbitration

19 Pursuant to Clause 14.2.4 of the SPA the seat of arbitration is Chicago, Illinois.[3]

4) Language of Arbitration

20 The arbitration agreement does not specify the language of arbitration. In Procedural Order No. 1, the Tribunal fixed the language of arbitration as English.[4]

5) Issues to be Determined

21 In the Terms of Reference dated 20 April 2023 ("**TOR**"), the following issues to be determined were identified:

> 41. Following consultations with the Parties, the following preliminary and non-exhaustive list of issues has been identified for potential determination by the Tribunal. The Tribunal and/or the Parties are not deemed to be bound by either this list of issues or the phrasing thereof:
>
> 41.1. Have Respondents breached Clause 5.2.1(b), 5.2.1(c), and/or 5.2.1(d) of the SPA?
>
> 41.2. Have Respondents breached Clause 12 of the SPA?
>
> 41.3. Have Respondents breached their "Seller Warranties" in Schedule 4 of the SPA?
>
> 41.4. Have Respondents breached Clause 10.2 of the SPA?
>
> 41.5. Have Respondents Group A violated Sections 14, 47, 100, 152, 105, and/or 109 of the Companies Act?
>
> 41.6. Did Respondents misrepresent the value of Glocal Healthcare when the Parties entered into the SPA? If so, did Respondents' misrepresentation cause Claimant to pay more than it would have paid to enter into the SPA or otherwise lose value? What was the financial impact of those misrepresentations?
>
> 41.7. Did Respondents Group A fail to comply with the EA Order? If so, did that failure lead to the deconsolidation of Glocal Healthcare's financial statements from UPH's financial statements? If so, what is the resulting economic harm to Claimant?

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[3] C-1, Clause 14.2.4.

[4] Procedural Order No. 1 ¶ 6.1.

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42. The Respondents have declined to respond to the Tribunal's request to comment on the draft TOR but the 1st to 4th Respondents have earlier in these proceedings (see paragraphs 13-14 supra), and before the Emergency Arbitrator (see paragraphs 9-10 supra), disputed the jurisdiction of arbitration proceedings to determine differences between the Parties. In addition, Respondents 5 and 6 raised objections to the arbitration proceedings in email correspondence to the Secretariat (see paragraphs 1314 supra). These issues concerning the Tribunal's jurisdiction form part of the list of issues to be determined in the arbitration and will have to be addressed by the Claimant in the course of these proceedings at the appropriate juncture.

43. Subject to Article 23(4) of the Rules, the issues to be determined by the Arbitral Tribunal shall be those resulting from the Parties' submissions, including forthcoming submissions.5

22 For convenience, save for Issues 41.3 and 41.5, the above issues are not dealt with separately but are addressed under the Tribunal's decisions in relation to the myriad claims raised by the Claimant. The Tribunal observes that Issues 41.3 and 41.5 are no longer relevant considering the amendments made to the Claimant's case and the Tribunal's decisions on its jurisdiction in context of the Claimant's claims. The relief sought by the Claimant in substance arises from the alleged breaches of the terms of the SPA. Therefore, the Tribunal does not consider it either helpful or necessary to specifically address the alleged breaches of the Indian Contract Act, 1872 (the "**Contract Act**").

IV. SUMMARY OF THE DISPUTE

23 As explained above, the dispute arises under the SPA, which is the Original SPA as modified by the First and Second Amendments. The Original SPA was entered into by UpHealth Holdings, Inc., Glocal Healthcare, Elevar Equity Partners, Sequioa Capital India Investment Holdings III, Dr. Syed Sabahat Azim, Ms. Richa Sana Azim, Mr. M. Damodaran, Mr. Gautam Chowdhury, and Kimberlite Social Infra Private Limited. Under the SPA, UpHealth Holdings was the Acquirer; Glocal Healthcare was the Target; Elevar Equity Partners and Sequioa Capital India Investment Holdings III were NR Sellers; Dr. Syed Sabahat Azim, Ms. Richa Sana

[5] Terms of Reference dated 20 April 2023 ("TOR"), [41]-[43].

18

Azim, Mr. M. Damodaran, Mr. Gautam Chowdhury, and Kimberlite Social were Cash Sellers; and Dr. Syed Sabahat Azim, Ms. Richa Sana Azim, Mr. M. Damodaran, and Kimberlite Social Infra Private Limited were Option Sellers.[6]

24 Pursuant to the Original SPA, UpHealth Holdings had the right to acquire up to 94% of Glocal's share capital in exchange for USD 20 million in cash, USD 110 million worth of shares of Claimant or its successors, repay or refinance up to USD 35 million of Glocal debt, and invest USD 4 million for working capital and growth capital.[7] Clause 4 of the Original SPA, "Conditions precedent, conduct before closing," sets forth terms including Seller Conditions Precedent, and the Acquirer Conditions Precedent to NR Closing, while Clause 5 addresses the NR Closing and IR Closing.[8]

25 In total, Claimant made payments to Glocal, Glocal Shareholders and debtholders in the amount of USD 72,046,171.[9] By the fall of 2021, Claimant had a 95.29% equity shareholding in Glocal Healthcare and an overall shareholding of 94.81%.[10]

26 In exchange, pursuant to the Original SPA and following the cash closing, Glocal was to, among other things, "convene and hold a meeting of the Board" at which resolutions would be approved for the transfer of shares, updating of the register of members, and appointing Claimant's designees to the Board.[11] Glocal was also required to file Form DIR-12.[12] Finally, pursuant to Clause 12, the contracting parties undertook "to do or procure to be done all such further acts and things, … so as to ensure the complete and prompt fulfilment, observance and performance of

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6 SPA p. 1, Schedule 1 to SPA.

7 Original SPA, Clause 4.2.15, 2.2, 4.2.8, 10.1.

8 Original SPA, Clause 4 and 5.

9 C-290.

10 C-357.

11 C-1, 5.2.1.

12 C-1, 5.2.1(d).

19

20 the provisions of the Agreement and generally that full effect is given to the 13 A. 27 The Claimant prepared the summary of the dispute that follows for inclusion in the TOR. It is reproduced below. 28 The Claimant claims that t contractual and statutory obligations, their misrepresentations to the Claimant of the value of Glocal Healthcare when the Parties entered into the SPA, and omply with the Emergency Arbitration Order dated 16 November 2022 EA Order 14 all of which allegedly have led to the deconsolidation of Glocal financial statements and enormous consequential financial loss.15 29 When entering the SPA, the Parties envisaged that Glocal Healthcare would become an indirect subsidiary of UPH, with Claimant to have a controlling interest, and eventually 100% ownership of Glocal Healthcare, with the corresponding degree of control over understanding is reflected in, inter alia, Clause 5.2.1(b)(iii) of the SPA, which Glocal Board the the Glocal Board.16 Another critical aspect of this oversight and control was that reafter 17 13 C-1, 12. 14 C-159. 15 TOR, [26]. 16 C-2 p. 20. 17 TOR, [27].

21 30 Claimant and its designees to the Glocal Board would have been in a position to intellectual property and communications, and also have had full access to The Claimant contends that Respondents, however, have not only failed to perform their obligation to appoint attempts by the Claimant to achieve this.18 31 The Claimant asserts that, i UPH being delayed in filing its consolidated financial statements in reports filed with the U.S. Securities and Exchange Com SEC financial quarters ending 30 September 2022.19 32 Respondents also obstructed the work of BDO India BDO PCAOB statements. BDO had been in the middle of performing the required statutory audit of Glocal Healthcare when Dr. Azim20 interfered with its work, in full knowledge with the SEC. By the time the Claimant filed the EA Application, on 25 October 2022, Glocal Healthcare had already missed the annual Indian statutory audit deadline of 30 September 2022.21 18 TOR, [28]. 19 TOR, [29]. 20 SOC, [123] [134]. 21 TOR, [30].

22 33 BDO concluded that the critically impeded that was essential for it to perform its duties as an independent public accounting firm. On or around 17 October 2022 BDO (through MSKA & Associates) communicated to the Claimant that it was resigning from the accurate information, and its refusal to consistently apply accounting principles (including in relation to the valuation of Glocal equipment), among other deficiencies.22 34 Glocal Healthcare failed to timeously deliver its financial statements (reviewed by a PCAOB-registered independent public accountant) to the Claimant and UPH for - Form 10-Q 30 Q3 2022 its form 10-Q by the regulatory deadline of 14 November 2022 (even taking into account the 5-day grace period permitted by the SEC regulations). The delay in -Q created a risk of catastrophic additional consequences, ranging from regulatory consequences under the rules of the SEC SEC Rules in the interest rate payable on one of the indentures of UPH and other adverse consequences due to violations of covenants provided for in such indentures, leading to potential insolvency. Ultimately, such potential consequences included the delisting of UPH by the NYSE, which would have been catastrophic for the Claimant and the entire UpHealth group.23 35 Even after Ms. Sophie Lamb KC, the emergency arbitrator Emergency Arbitrator ordered, on 16 November 2022, Group A Respondents to provide the Form 10-Q for 2022, in the Group A Respondents failed to do so. The 22 TOR, [31]. 23 TOR, [32].

23 Claimant contends that t their obstructive conduct more generally, led to the conclusion that the Claimant no longer has sufficient indicia of control over Glocal Healthcare, such that under U.S. Generally Accepted Accounting U.S. GAAP statements for the purpose of filings before the SEC. Under continued pressure from the SEC, noteholders and other creditors, UPH had no choice under U.S. GAAP but statements, and having done so, to then file its Q3 2022 Form 10Q on 29 December 2022.24 36 The Claimant claims that the Group A Respondents continue to deny the Claimant the Claimant submits, it deconsolidated, causing ongoing harm to Claimant, frustrating its rights as the super-majority shareholder of Glocal Healthcare, undermining the entire purpose further damaging the subjecting the latter (and indeed the entire UpHealth group) to continued risks.25 37 In addition, the Claimant states that Glocal Healthcare previously represented that it would achieve specified revenue targets, and that it had certain contracts in place that would enable it to reach those results. However, the Claimant alleged these representations proved to be untrue, and Glocal Healthcare repeatedly missed key revenue targets by a significant margin. In short, evidence of collectability of contracts (an essential element for the recognition of revenue) has been found recognition of revenue from contracts that are not ultimately collectible caused UPH to have to restate its financial statements for the 2021 fiscal year.26 24 TOR, [33]. 25 TOR, [34]. 26 TOR, [35].

24 38 The Claimant contends that the lack of proper controls at Glocal Healthcare to ensure only appropriate recognition of revenue continues to date. This situation is further exacerbated by the Group A Respondents refusal to comply with the EA an ongoing emergency situation in which the Claimant has no visibility regarding the finances, operations and management of its 94.81%-owned subsidiary, an unsustainable state of affairs which continues to cause heightened SEC scrutiny and significant distress and uncertainty among shareholders, noteholders, other creditors and potential creditors, and the market more generally.27 B. defences 39 In the EA proceeding, Respondents 1 to 4 (Respondents 5 and 6 were not parties to the proceeding) advanced three objections to the admissibility or jurisdiction of the EA proceeding: (a) Claimant failed to follow the pre-arbitration steps; (b) the subject matter of the dispute is not arbitrable under Indian law; and (c) Claimant waived its right to claim relief.28 40 In this arbitration proceeding, Respondents have refused to participate. No Respondent signed the TOR. Instead, the Respondents have at certain points sent unsolicited email correspondence and documents as further described at Section IX below. This refusal to participate resulted in limited evidence submitted from which the Tribunal could assess their positions in relation to the dispute. C. PROCEDURAL HISTORY 41 The Parties, through their Counsel, had exchanged letters and e-mail communications with the Tribunal. The Tribunal will summarily refer to communications sufficient to provide an overview of the procedural history of this 27 TOR, [36]. 28

25 Arbitration. Any omission does not mean the Tribunal has not considered that letter and/or e-mail communications were relevant and material. 1) The Emergency Arbitration Application 42 The Claimant filed an application for emergency measures pursuant to Article 29 and Appendix V of the ICC Rules EA Application). The EA Application was filed on 25 October 2022 against the entity and individuals comprising the Group A Respondents in this arbitration.29 43 In response to the EA Application, the ICC International Court of Arbitration ICC Court appointed the Emergency Arbitrator on 27 October 2022. The Group A Respondents were represented by counsel and actively participated in this EA Application, raising in the course of those proceedings several objections to the jurisdiction of the Emergency Arbitrator. 30 44 The Emergency Arbitrator rejected the arguments and issued an order granting the EA Application in part on 16 November 2022. The Emergency Arbitrator subsequently made clerical amendments to the EA Order in an addendum thereto circulated to the Parties on 1 December 2022.31 2) Commencement of Arbitration and Constitution of Tribunal 45 Request for Arbitration Secretariat 4 November 2022. Therefore, as a matter of Article 4(2) of the ICC Rules, this arbitration commenced on 4 November 2022.32 29 TOR, Clause 7. 30 TOR, Clause 8. 31 TOR, Clause 9. 32 TOR, Clause 10.

26 46 On 9 November 2022, the Secretariat notified the Request for Arbitration to the Respondents and invited them to submit an Answer within 30 days, pursuant to Article 5(1) of the ICC Rules. No Respondent filed an Answer to the Request for Arbitration.33 47 On 9 December 2022, Respondent 5, Respondent 6, and Group A Respondents (through counsel) each objected to the arbitration via email to the Secretariat.34 48 By email to the Secretariat dated 20 December 2022, Group A Respondents requested that the ICC Court dismiss the arbitration pursuant to Article 6(3) of the ICC Rules. In this email, Group A Respondents raised the jurisdictional objections it had raised before the Emergency Arbitrator. The Secretariat declined to refer this request to the ICC Court. It informed the Parties that such plea had not been referred to the Court( Article 6(3)) and that the Tribunal would decide any question of jurisdiction. 35 49 On 8 January 2023, the Claimant filed an Amended Request for Arbitration that Amended Request for Arbitration The Claimant emailed the Amended Request for Arbitration and its supporting documents directly to Respondents and counsel for Respondents Group A. The Secretariat invited the Respondents to submit an Answer within 30 days. No Respondent filed an Answer to the Amended Request for Arbitration.36 50 On 9 January 2023, the ICC Court extended the time limit for rendering the final award to 28 April 2023, pursuant to Article 39(2) of the ICC Rules.37 On 1 February 2024, the ICC Court extended the time limit for rendering the final award to 33 TOR, Clause 11. 34 TOR, Clause 12. 35 TOR, Clause 13. 36 TOR, Clause 14. 37 TOR, Clause 15.

30 April 2024. These extensions were with reference to the modified time limits for the arbitration clause and Article 39 of the ICC Rules.

51 On 19 January 2023, the ICC Court confirmed Carolyn Lamm as co-arbitrator upon Claimant's nomination. On the same date, the ICC Court appointed Promod Nair SA as co-arbitrator upon the Indian National Committee's proposal on behalf of Respondents who failed to jointly nominate a co-arbitrator.[38]

52 The co-arbitrators, pursuant to the arbitration agreement, jointly nominated V K Rajah SC ("**Mr. Rajah**") as president of the arbitral tribunal.[39]

53 On 6 March 2023, pursuant to Article 13(2) of the ICC Rules, the Secretary General confirmed Mr. Rajah as President of the arbitral tribunal.[40] The Tribunal was thus constituted.

54 The Tribunal's contact details are as follows:

V K Rajah SC
c/o Duxton Hill Chambers
(Singapore Group Practice)
19 Duxton Hill
Singapore 089602
Email: vkrajah@duxtonhill.net

Carolyn Lamm
White & Case LLP
701 13th Street NW # 600
Washington, D.C. 20005
USA
Email: clamm@whitease.com

Promod Nair SA
Arista Chambers
512, 5th Floor, Prestige Towers
Reidency Road

38 TOR, Clause 16.

39 TOR, Clause 17.

40 TOR, Clause 18.

27

28 560025 Bangalore India Email: promod.nair@aristachambers.com D. Pre-Hearing Procedural Developments 55 The key procedural events that took place in the course of the arbitration are set out below for context. 56 On 7 March 2023, the case file was transmitted to the Arbitral Tribunal pursuant to Article 16 of the ICC Rules.41 57 On 10 March 2023, the Arbitral Tribunal circulated drafts of the TOR and Procedural Order No. 1 PO1 for their comments to these drafts.42 58 On 14 March 2023, the Claimant provided comments to the draft TOR and PO1. No comments were submitted by the Respondents.43 59 On 15 March 2023, the Tribunal requested the Claimant to serve Respondents and counsel for Group A Respondents, by hand and registered post, copies of all correspondence with attachments sent by the Claimant and the Tribunal since the constitution of the Tribunal. The Claimant issued letters to the Tribunal dated 18 March 2023 and 24 March 2023 stating that the requested service had been completed.44 60 into account the terms of the arbitration agreement, the Tribunal and/or the ICC Court has the power to extend time for the completion of the proceedings, notwithstanding the non-participation of the Respondents. The Claimant submitted 41 TOR, Clause 19. 42 TOR, Clause 20. 43 TOR, Clause 21. 44 TOR, Clause 22.

29 comments on this issue by letter dated 28 March 2023. The Respondents did not submit comments.45 61 On 28 March 2023, the Tribunal:46 (a) circulated the updated drafts of the TOR and PO1 which incorporated the accepted changes proposed by the Claimant and the Secretariat, as well as further responsive changes made by the Tribunal, subject to the approval of the ICC Court in accordance with the ICC Rules; and (b) Mr. Hemaka Perera as Tribunal Secretary and provided Mr. declaration of independence and impartiality. 62 Collection of Factual Exhibits and Legal Authorities.47 63 On 30 March 2023 drafts of the TOR and PO1 and informed the Tribunal that the Claimant did not object to the appointment of Mr. Hemaka Perera as Tribunal Secretary.48 No response to the same was received from the Respondents. The Tribunal noted inter alia that the Respondents had declined to make any observations on the drafts of accordance with the ICC Rules, the Tribunal accepted the modifications to the drafts of the TOR and PO1 proposed by the Claimant on 28 March 2023.49 64 the Tribunal on 31 March 2023. The Tribunal invited Counsel for the 1st to 45 TOR, Clause 23. 46 Email from the Tribunal dated 28 March 2023, 19:42 SGT. 47 48 49 Email from the Tribunal dated 30 March 2023, 22:54 SGT.

30 4th Respondents and the Respondents to give their comments/observations on of 5 April 2023 SGT.50 The Respondents/their Counsel did not submit any comments/observations by the deadline given. 65 A CMC was held on 12 April 2023. The conference was attended by the Tribunal, Mr. Hemaka Perera (the Administrative On the same day, the Secretariat extended the time limit for establishing the TOR until 31 May 2023. 66 On 14 pending in India.51 On the same day, the Tribunal wrote to the Respondents and the 52 The Tribunal refers to the Case Management Conference held on 12 April 2023 In the course of the CMC, the Tribunal was informed by the Claimant that the Respondent(s) have commenced and/or participated in Indian Court and/or NCLT proceedings on matters inextricably linked to the subject matter of this arbitration. The Tribunal then asked the Claimant to provide the details of the nature as well as the relevant particulars of those Court and/or NLCT provided a Summary (Summary). Respondents and their Counsel, Mr. Mukherjee, are invited to inform the Tribunal by close Tuesday, 18 April 2023, if they dispute the particulars given in the Summary and or if they wish to supplement them and if so, how. The Tribunal notes on the basis of the Summary that the Respondents have been actively participating and represented by Counsel in proceedings before the Indian courts and/or NCLT which are inextricably intertwined to the subject matter of these proceedings. The Respondents are invited once again to participate in [this] arbitration proceeding and inform the Tribunal by close Tuesday, 18 April 2023 whether they might now wish to do so. 50 Email from the Tribunal dated 3 April 2023. 51 52 Email from the Tribunal dated 14 April 2023, 15:04 SGT.

31 [emphasis in bold and italics in original] 67 On 20 April 2023, the Claimant to the Tribunal53. 68 On 3 May 2023, the Tribunal submitted the signed TOR (which the Respondents have not assented to) to the ICC Court for its approval, together with the finalised PO1.54 On 17 May 2023, the Court approved the terms of Reference signed by the Claimant and the Tribunal. 69 Procedural Order No. 1 established the procedural calendar to expeditiously accomplish the arbitration with submissions from both Claimant and Respondents provided for. The Respondents did not request any adjustment to the schedule or otherwise submit any comments thereto. 70 On 19 May 2023, the Tribunal issued the following directions to the Respondents 55 Dear Respondents and Counsel for Claimant and Respondents, The Tribunal writes to inform the Parties that the ICC Court approved the Terms of Reference on 17 May 2023 (TOR). The Parties are also aware that the Tribunal has already issued Procedural Order No. 1 by its email of 14 April 2023. For ease of reference, copies of the signed TOR and PO1 are attached. On 14 April 2023, the Tribunal again invited the Respondents to participate in these arbitration proceedings and inform the Tribunal by close Tuesday, 18 April 2023, whether they might now wish to do so. Further, the Respondents were invited to inform the Tribunal by close Tuesday, 18 April 2023, if they dispute the particulars given in the Summary of Court and/or NCLT proceedings and/or if they wish to supplement them and if so, how. The Tribunal notes that to date the Respondents have not communicated any intention to participate in these proceedings and or dispute or supplement the Summary of proceedings. In accordance with the Procedural Timetable, the Tribunal looks forward to 53 54 Email from the Tribunal to the Secretariat dated 3 May 2023, 19:55 SGT 55 Email from the Tribunal dated 19 May 2023, 09:47 SGT.

32 should also be served by hand on all the Respondents. The Respondents are given two weeks from the filing/receipt of the Statement of Claim and the supporting documents to reconsider their apparent decision not to participate in these proceedings and to inform the Tribunal whether they wish to participate in the proceedings i.e. by close 6 July 2023. For good order, the [Claimant is] requested to serve a paper copy of this email and its attachments by hand on all the Respondents. 71 On 23 June of Claim dated 22 Statement of Claim ; (b) witness statement of Mr. Martin Beck Mr. Beck dated 22 June 2023; (c) expert report of Professor Prof. Lehn -1 to C-480; and -1 to CLA-90.56 The Tribunal reminded the Claimant to serve the paper copies of these documents by hand to all the Respondents.57 72 complied with the directions issued by the Tribunal in its emails of 19 May 2023 and 23 June 2023 and had delivered the entire set of hard copy pleadings, exhibits and legal authorities filed on behalf of the Claimant to the Respondents and their Counsel. Additionally, the Respondents/ their Counsel have also been provided two USB drives each, containing soft copies of the said documents.58 73 2023, no Respondent had expressed an intention to participate in the arbitration. arrangements for the Hearing to take place in Chicago/running order from 31 July to 2 August 2023.59 The Tribunal directed Counsel and Parties as follows:60 56 57 Email from the Tribunal dated 23 June 2023, 16:03 SGT. 58 59 60 Email from the Tribunal dated 8 July 2023, 14:47 SGT.

33 The Tribunal is satisfied that all the relevant documents have been served on the Respondents and that the Respondents have evinced a clear intention not to participate in these proceedings. In the circumstances, the Hearing in Chicago fixed from 31 July through 2 August 2023 (with 3 August held in reserve) is to proceed as earlier directed. Unless the Tribunal hears otherwise from the Respondents and or their Counsel by close 13 July 2023 (IST), the logistical/administrative arrangements separate arrangements will be made by the Tribunal to settle on a venue to hold its deliberations. The Tribunal invites suggestions as to suitable staying in. Any Counsel and Party representatives who wish to attend and or observe the proceedings- via video conferencing are to inform the Tribunal Secretary by close 15 July (SGT) of their request. In addition to the proposed logistical arrangements, Counsel for the Claimant are to arrange for the following by 17 July 2023: a. The setting up of a secure electronic database where all documents placed on record todate are accessible. This library should be appropriately categorised (e.g. Pleadings, Correspondence, Procedural Order et al); b. Video Conferencing access for any Party representatives who might, proceedings remotely. [emphasis in italics added] 74 On 14 July 2023, the Tribunal invited the Claimant to amplify by 24 July 2023 its arguments on jurisdiction made to the EA, in particular, to EA Order [154] and [162].61 75 follows: Dear Members of the Tribunal, Claimant refers to the and would be grateful for two clarifications. 61 Email from the Tribunal dated 14 July 2023, 12:53 SGT.

The invitation from the Tribunal is directed to Claimant, inviting it "to amplify their arguments on jurisdiction made to the EA as stated above and, in particular, issues 2 & 3." (Emphasis added.) Claimant notes that the arguments on jurisdiction "as stated above" in the Tribunal's email were arguments advanced by Respondents Group A. Claimant would therefore like to confirm that Tribunal is inviting it to address further these jurisdictional issues raised by Respondents Group A before the EA.

Claimant would also like to confirm that the matters the Tribunal would like addressed further are the "second," "further" and "third" arguments made by Respondents Group A to the EA, that is:

> "Second, the subject matter of the dispute is not arbitrable under Indian law [76]-[80]. The reliefs requested would affect third party rights, such as the rights of Glocal Healthcare's other shareholders. The test of arbitrability prescribed by the Supreme Court of India in V*idya Drolia and Others v Durga Trading Corporation* state a dispute is not arbitrable when the cause of action and subject-matter affects third party rights.
>
> Further, the subject matter of the dispute is non-arbitrable because the Companies Act gives the NCLT the exclusive power to adjudicate company law related matters.
>
> Third, and alternatively, the Claimant has waived its right to claim reliefs in these proceedings [81]-[83]. The Claimant actively participated in proceedings before the NCLT, without objecting to its jurisdiction. The Claimant also filed an interlocutory application (C.A. N. 103/KB/2022) on 27 September 2022 before the NCLT, seeking reliefs similar to the reliefs sought in these proceedings." (Emphasis added.)

Claimant requests this clarification because the EA's determinations, also quoted by the Tribunal in the below email, are also numbered, but the enumerated paragraphs 2 and 3 of the EA's determinations correspond, at least in part, to different issues.

The Claimant expresses its gratitude to the Tribunal for these clarifications. …

76 The Tribunal responded to the Claimant's Counsel as follows:[62]

> …
>
> As to the first clarification, the Tribunal invites the Claimant to amplify the arguments it made to the EA concerning the three jurisdictional objections the Respondents Group A made before the EA. These three jurisdictional objections have been referred to in the Tribunal's email of 14 July 2023. In brief, the objections concern: (1) non-admissibility due to not following pre-arbitral steps; (2) subject matter Arbitrability under Indian law (affecting third party rights and exclusive jurisdiction of NCLT); and (3) waiver of Claimant's rights.

[62] Email from the Tribunal dated 16 July 2023, 19:10 SGT.

34

> *As to the second clarification, the Tribunal has invited the Claimant to amplify their position on **all** three jurisdictional objections. Focus is to be placed in particular on the second and third issues. The Tribunal's reference in its last email was to the submissions on the jurisdictional objections (the "second", "further", and "third" paras in the Tribunal's last) and not to the EA's orders.*
>
> Please note the submissions are to be in writing and supported by updated authorities by close 24 July 2023.
>
> (emphasis in italics added)

77 On 24 July 2023, the Claimant's Counsel informed the Tribunal *inter alia* that they had engaged TransPerfect to prepare a transcript for the hearing.[63]

78 On 25 July 2023, the Secretariat informed that it had received USD 350,000 from the Claimant in payment of the balance advance on costs on behalf of the Respondents and that accordingly, the advance on costs fixed by the ICC Court at USD 700,000, subject to readjustments, had been entirely paid by the Claimant.[64]

79 On 25 July 2023, the Claimant's Counsel submitted its Supplemental Pre-Hearing Submission on Jurisdiction together with Table A, new legal authorities CLA-091 to CLA-094 and informed the Tribunal that hard copies of these documents would be delivered to the Respondents by hand and by post.[65] The Tribunal acknowledged receipt of the said document and requested Claimant's Counsel for an update of the various proceedings that have taken/are taking place in India since 14 April 2023 to 25 July 2023, before 1800 SGT, 27 July 2023.[66]

80 On 27 July 2023, the Tribunal requested the Claimant's Counsel for all factual exhibits and legal authorities in the electric database be numbered accordingly; witness statements to run serially; and correspondence to be separately classified.

[63] Email from the Claimant's Counsel dated 24 July 2023,

[64] Email from the Claimant's Counsel dated 25 July 2023, 04:46 SGT.

[65] Email from the Claimant's Counsel dated 25 July 2023, 10:19 SGT.

[66] Email from the Tribunal dated 25 July 2023, 10:48 SGT.

35

36 The Tribunal added that an application should also be made at the outset of the proceedings that all documents in the electronic database be admitted on record.67 81 68 Dear Members of the Tribunal, descriptions of certain documents on the HighQ database as follows. 1. designated EA-CP-[##]. Respondents 1- Emergency Arbitration will be designated EA-RP-[##]. 2. designated CP- [##]. 3. RFA, and ARFA. 4. CWS-[##]. 5. CER-[##]. 6. The transcript of the hearing in the Emergency Arbitration will be designated EA-TR. We believe these designations will assist with references to these documents during the hearing. As long as the Tribunal has no objection, we will apply them to the relevant documents by tomorrow and will inform the Tribunal once we have done so. We do not intend to refer to other documents on the database (including pieces of correspondence) besides those that have already been designated as exhibits or legal authorities. proposal that the entire set of documents on the database be placed on the record at the start of the hearing. When the hearing begins, we will make an application accordingly. Because we intend to refer only to documents that will be designated as above or that already have been designated as exhibits or legal authorities, we propose that no other designations be made at that this time. We propose that if, during the hearing, reference must be made to other documents on the database, they can be designated as hearing exhibits (for example, HE-[##]) on the record when they are first referred to. 67 Email from the Tribunal dated 27 July 2023, 68

37 82 various litigation proceedings in India, adding that a new suit was filed by the Group A Respondents on 27 July 2023 against UpHealth Holdings and others in Commercial Court Rajarhat, West Bengal, India, seeking inter alia to enjoin the Claimant from pursuing Arbitration.69 83 On 29 Statement of Mr. Beck and proposed that the said errata be read into the record at the beginning of Mr. running order for the hearing.70 Tribunal that they served the Supplemental Pre-Hearing Submissions on Jurisdiction, along with correspondence finalizing the logistics for the final hearing on all Respondents and Counsel for Respondents No. 1 to 4.71 84 On 30 July 2023, the Tribunal requested that Counsel elicit from each of the witnesses all the essential evidential chains to substantiate the , which should include the key documentary evidence being relied upon. Questions would be posed by the Tribunal after each witness completes his testimony. Save as stated, the Tribunal approved the proposed running order for the hearing.72 85 The oral hearing was held from 31 July 2023 to 2 August 2023 in Chicago, Illinois, USA as well as via Zoom video-conferencing. The hearing was attended by the following: 69 70 71 72 Email from the Tribunal dated 30 July 2023, 06:37 SGT.

Members of the Tribunal:

In Person:

Ms Carolyn Lamm
Mr Promod Nair SA
Mr V K Rajah SC

Tribunal Secretary:

In Person:

Mr Hemaka Perera

Appearing on Behalf of the Claimant:

DLA Piper US

In Person:

Kate Brown de Vejar, ESQ.
Joshua Kane, ESQ.
Ishaan Madaan, ESQ

P&A Law Offices

In Person:

Anand S. Pathak, ESQ.
Vijay Purohit, ESQ

Via Zoom Videoconferencing:

Didon Misri, ESQ.
Nav Dhawan, ESQ.
Shivam Pandey, ESQ.
Shyra Hoon, ESQ.
Aagam Kaur, ESQ.

In Person:

Jeremy Livianu, Client Representative
Prof. Kenneth M. Lehn, Expert for Claimant

Via Zoom Videoconferencing:

Matthew Matysik, paralegal

86 The Respondents and their Counsel did not participate at the oral hearing.

87 On 1 August 2023, the Claimant's Counsel submitted the slide deck used during the Claimant's opening presentation.[73]

[73] Email from the Claimant's Counsel dated 1 August 2023.

38

E. Post-Hearing Developments and Submissions

88 On 31 July 2023, just before the hearing commenced, Ms. Dipanwita Mukherjee (a non-party to this arbitration who appears to be a shareholder and Chief Manager of Glocal) sent an email to the Tribunal making various allegations of misconduct and bad faith by the Claimant. Further, on the same day, Rajib Das (a non-party to this arbitration and a shareholder of Glocal) also sent an email to the Tribunal making various allegations of misconduct and bad faith by the Claimant. The said emails were only sent/copied to the Tribunal. The Tribunal forwarded the same to the Parties and invited their comments.

89 On 5 August 2023, the Claimant's Counsel requested the Tribunal's leave to amend Section VI of its Statement of Claim ("**Relief Requested**") and submitted the following documents:[74]

I New Exhibits

C-486	Email from Sabahat to Kate Bechem (Husch Blackwell), dated 22 September 2020
C-487	Email from Sabahat to Gautam, Richa, Meleveetil, Elevar Equity and Induslaw, dated 14 October 2020
C-488	Email from Saraf to Shen, dated 30 October 2020
C-489	Email from Sabahat Azim to Gautam Chowdhury, Richa Azim and Meleveetil Damodaran, dated 31 October 2020
C-490	Glocal Healthcare's Affidavit in Opposition in the Enforcement Action, dated 14 January 2023 (Extracts)
C-491	Glocal Healthcare's Appeal against Commercial Division Order, APOT No. 22 of 2022, dated 24 January 2023 (Extracts)
C-492	Respondents Azim, Richa Sana Azim and Gautam Chowdhury's Appeal against Commercial Division Order, APOT No. 27 of 2022, dated 30 January 2023 (Extracts)
C-493	Civil Suit by Syed Sabahat Azim & Ors. v. UpHealth Holdings & Ors., dated 27 July 2023 (Extracts)

II. New CLAs

CLA-95	*Vestas Wind Technology India Private Limited and Ors. vs. Inox Renewables Limited and Ors.*
CLA-96	The Indian Contract Act, 1872 (Excerpt)

74 Email from the Claimant's Counsel dated 5 August 2023, 01:38 SGT.

39

CLA-97	*Association of Unified Telecom Service Providers of India v. Union of India* - Delhi HC 2014
CLA-98	P Ramanatha Aiyar Advanced Law Lexicon, *Duty of good faith and fair dealing*
CLA-99	*Indian Council for Enviro-Legal Action v. Union of India & Ors*
CLA-100	*PTC India Ltd v. Tamil Nadu Electricity Board Vestas Wind Technology India Private Limited and Ors*
CLA-101	FEMA (NDI) Rules

III. Demonstratives and Slide Decks

a. Opening Slide Deck
b. Closing Slide Deck
c. Claimant's Demonstrative 1: Index to Exhibit C-38
d. Claimant's Demonstrative 2: UpHealth Holdings' Acquisition of Share Certificates in Glocal Healthcare
e. Claimant's Demonstrative 3: Respondents' position in US and Indian Litigations regarding status of UpHealth Holdings' shareholding in Glocal Healthcare

90 In addition, the Claimant's Counsel stated:[75]

> Finally, we add the following detail regarding the US legal proceeding we mentioned during the Hearing on 2 August. The case is *Laidlaw v. GigAcquisitions2, LLC, et al*., C.A. No. 2021-0821-LWW ["*Laidlaw*"]. It is pending in the Chancery Court of Delaware. The plaintiff is a public stockholder of GigCapital2 who bought his shares before the BCA closed and GigCapital2 became UpHealth, Inc. He has brought the case as a putative class action on behalf of himself and similarly situated stockholders against the former directors and controlling stockholder of GigCapital2. He claims that the defendants breached their fiduciary duties to him and other public stockholders by allegedly not disclosing the net cash GigCapital2 held before the BCA closed or the terms of financing arrangements GigCapital2 had entered into to help fund the closing of the BCA. Plaintiff alleges that had this information been disclosed, stockholders would have been able to make a more informed choice whether to redeem their shares (and recoup the purchase price of the shares) before the deadline for doing so. He also alleges that the defendants were unjustly enriched by minimizing redemptions, which allowed them to realize significant returns on their investments in GigCapital2. The case is currently in the discovery phase, and no decision regarding the merits of the case or class certification has been rendered.
>
> During the hearing, we alluded to "copycat" lawsuits in connection with *Laidlaw*. For clarity, *Laidlaw* is a copycat lawsuit in that the allegations and claims in the case are similar to those that have been made against other SPACs that had business combinations that closed in 2020 and 2021 but which are

[75] Ibid.

40

41 entirely unrelated to the matters raised in this Arbitration, and have no relationship to UpHealth Holdings, UpHealth, Inc, GigCapital2, or its former directors. In addition, the allegations in Laidlaw do not relate to the underlying transaction between UpHealth Holdings and Glocal Healthcare. related US legal proceedings) to include a reference to the Laidlaw case. The amended Slide 44 is attached to this email. As noted during the Hearing, the only other related US legal proceedings are a dispute with Needham regarding the fees to be paid to Needham for its work on the transaction and . 91 On the same day, the Tribunal inter alia invited the Respondents to respond by close of 10 August 2023 (IST), if they wished, to the proposed amendments or any 5 August 2023, 01:38 SGT.76 The Respondents did not submit any response by the stipulated timeline. 92 On 11 August 2023, the Tribunal inter alia noted that the Respondents had not matters arising. Taking into account all the circumstances, the Tribunal allowed the bunal admitted to the record the 77 93 Report together with supporting appendices and exhibits, as well a full version of the 15 February 2022 McKinsey Report marked as exhibit C-320bis. Additionally, el informed the Tribunal that, (a) on 23 August 2023, the Commercial Division Bench at the Calcutta High Court Commercial Division Bench 23 August Judgment Action initiated by Claimant seeking enforcement of the EA Order; and (b) in the 23 August Judgment, the Commercial Division Bench ruled in the favour, and made a number of important findings of law and fact which are relevant 76 Email from the Tribunal dated 5 August 2023, 10:03 SGT. 77 Email from the Tribunal dated 11 August 2023, 05:59 SGT.

in the context of this Arbitration. The Claimant's Counsel sought the Tribunal's leave to introduce the 23 August Judgment as an exhibit in this proceeding.[78]

94 On 26 August 2023, the 5th Respondent wrote to the Tribunal, alleging that the claims made by the Claimant were "false, malicious and baseless". The 5th Respondent *inter alia* requested the Tribunal to strike out his name from the list of Respondents, stating that that the Claimants had described the 5th Respondent as belonging to a separate group of Respondents other than those in Group A, which was indicative of a lack of conviction on the Claimant's part.[79]

95 On 29 August 2023, a Mr. Rajib Das, who is not a party to these proceedings, sent the Tribunal the following email with several attachments:[80]

> Dear Sir(s) and Madam(s),
>
> I am an employee and a shareholder of Glocal Healthcare Systems Private Limited ("Company").
>
> I have earlier written to you on 31st July 2023 informing you about the criminal fraud perpetrated by Uphealth Inc on Glocal Healthcare Systems Pvt Ltd and its shareholders, which affects all our interests. This is to bring to your notice supplemental documents filed by the company in the investigation by the Police in the case No 105/2023, bringing out the facts. The discovery of the truth of fraud perpetrated by UpHealth would have demonstrated to this eminent Tribunal that the disputes engulf criminal actions which are actually completely non-arbitrable.
>
> In fact, pursuant to the internal investigation done by Glocal Healthcare Systems Pvt Ltd simultaneous to the Criminal Case for fraud perpetrated by UpHealth Inc on the company and its shareholders registered by the Technocity Police Station, the following independent reports have surfaced, which have material bearing on the above case. The same are as enclosed follows:

S.No.	Report/Opinion	Credentials	Nature of Report
1.	Legal Opinion of Dr. Justice A.K. Sikri	Former Judge, Supreme Court of India and Sitting Judge, Singapore International Commercial Court	Legal Opinion stating that ex-facie the allegations of Fraud against UpHealth Inc and its Principals are correct and sufficient to proceed to trial.

78 Email from the Claimant's Counsel dated 26 August 2023, 09:34 SGT.

79 Email from the 5th Respondent dated 26 August 2023, 12:31 SGT.

80 Email from Mr. Rajib Das to the Tribunal on 29 August 2023, at 6.17 PM.

42

43 2. Independent Expert Report of Gaganpreet Singh Puri Managing Director, Alvarez & Marsal India Pvt Ltd (Disputes and Investigations). Report evidencing the financial misrepresentations by UpHealth Inc which resulted in enormous losses to the shareholders of Glocal 3. Report of M/s Agrawal Lodha & Co. Eminent Chartered Accountants in Kolkata, India Report evidencing that UpHealth Inc never had the money to fulfil the obligations of its mergers 4. Legal Opinion of Justice Indira Banerjee (obtained by another Shareholders/Founder- Promoter) Former Judge, Supreme Court of India Legal Opinion stating that on account of breach of obligations by UpHealth Inc et al., the shareholders are well within their right to rescind/terminate the Share Purchase Agreement and also institute a suit for damages against UpHealth and its Principals for losses caused. You are requested to consider the above material, which is all authored by eminent and independent experts having the highest reputations in their respective fields. As the unfounded arbitration started by UpHealth Holdings against Glocal Healthcare and some shareholders is about Share Purchase of a Private Company, and deals with interests of many other people, it was proper to implead all individual private shareholders (or a joint amicus curiae to represent their cause) and employees and others whose rights have been affected, as necessary and proper parties in the present lis. However, the same was not done by the Claimant for vexed reasons i.e. to conceal the discovery of the truth. Regards Rajib Das 96 On 30 August 2023, the Tribunal (a) granted leave to the Claimant to introduce the 23 August 2023 Judgment as an exhibit in this Arbitration; (b) proposed an oral hearing to consider Prof. and the 1st to 4th Respondents to respond to the 5th 26 August 2023, by 4 September 2023.81 81 Email from the Tribunal dated 30 August 2023, 09:57 SGT.

44 97 Separately on the same day, the Tribunal invited the Parties to comment on an ex- parte communication emailed by Mr. Rajib Das to the Tribunal on 29 August 2023.82 98 On 31 August 2023, copy of the 23 Exhibit C-494 (b) confirmed inter alia . Lehn availability for a virtual hearing on 9 9 September 2023 hearing 83 99 to the 5th inter alia that the said email was procedurally improper and devoid merit and that the Tribunal should disregard it.84 100 in respect of non-party Mr. inter alia:85 (a) Mr. August 2023 was procedurally improper; (b) The documents attached to Mr. unreliable; and (c) documents critical of Claimant (even though irrelevant, incomplete, and unreliable) is a means of influencing the Tribunal without incurring the costs gal and factual positions, and without subjecting themselves to the obligations of truthfulness that presentation of 82 Email from the Tribunal Secretary dated 30 August 2023, 10:46 SGT together with attachments. 83 84 85 5 September 2023.

evidence to [the] Tribunal requires …". This, the Claimant's Counsel added, reaffirmed the Claimant's entitlement to its Costs.

101 On 7 September 2023, the Tribunal requested the Claimant to provide the following by close of 7 September 2023, ET:[86]

> 1. The Zoom link for the [9 September 2023 hearing];
>
> 2. The name of the service provide/court reporter who will be attending the hearing;
>
> 3. Confirmation that during the hearing there will be simultaneous access to a live transcript. The link to this transcript is to be provided before the hearing;
>
> 4. Allow for all participants to be able to conduct an independent audio and video check at least one hour before the hearing start time; and
>
> 5. A draft of the proposed virtual hearing protocol.
>
> Further, all Parties' party representatives/counsel who wish to participate/attend the [9 September 2023 hearing] on at 10:00 hours (ET) are to notify the Tribunal Secretary by close 7 September 2023 (ET). The Tribunal Secretary in turn will then provide a full list of parties to the zoom hearing manager/coordinator as soon the Tribunal approves the list.

102 On the same day, the Claimant's Counsel separately furnished a draft protocol for the virtual 9 September 2023 hearing ("**Protocol**") and requested the Tribunal for the same to be entered, highlighting the following aspects:[87]

> 1. The fourth recital (on page 1) is currently bracketed, to account for the possibility that the Respondents will comment on the Protocol. That recital can be amended before the Protocol is finalized, depending on whether comments are received.
>
> 2. The Protocol contemplates that Claimant will retain a vendor to host the virtual hearing (¶ 1.2) and a court reporter to transcribe the proceedings (¶ 5.1). Claimant confirms that it has retained TransPerfect for both purposes. Virtual breakout rooms and RealTime transcription will be provided during the hearing.
>
> 3. The Protocol contemplates that hearing attendees will provide contact information to the hearing vendor in case of technical issues during the hearing (Protocol, ¶ 3.2). If the Tribunal provides Claimant phone

---

86 Email from the Tribunal Secretary dated 7 September 2023, 13:43 SGT.

87 Email from the Claimant's Counsel dated 7 September 2023, 14:09 SGT.

45

numbers where they can be reached during the hearing, Claimant will transmit that information to TransPerfect.

4. Claimant respectfully proposes that TransPerfect circulate the Zoom link for the Virtual Hearing after the list of attendees has been finalized, to everyone who has confirmed they will attend the hearing. The Protocol contemplates that attendees will access the link at least 15 minutes before the hearing begins, to ensure their audio and visual connections are working. As requested in Mr. Perera's email below, TransPerfect will be available to conduct the audio/visual check at least one hour before the hearing begins.

5. Schedule A to the Protocol lists Claimant's expected attendees at the hearing. Their names are reproduced here for reference:

   a. Kate Brown de Vejar (DLA Piper)

   b. Joshua Kane (DLA Piper)

   c. Ishaan Madaan (DLA Piper)

   d. Matthew Matystik (DLA Piper)

   e. Anand Pathak (P&A Law Offices)

   f. Vijay Purohit (P&A Law Offices)

   g. Shivam Pandey (P&A Law Offices)

   h. Jeremy Livianu (Party Representative)

   i. Kenneth Lehn (Compass Lexecon)

103 The Claimant's Counsel further informed the Tribunal *inter alia* that (a) the Claimant noted that the principal document referenced in Prof. Lehn's Supplemental Report of 25 August 2023 is the report by McKinsey dated 15 February 2022 and (b) an extract of this report is on the record as Exhibit C-320, and the full version is on the record as Exhibit C-320bis.[88]

104 On 8 September 2023, the Claimant's Counsel informed the Tribunal that in view of the recent *ex parte* communications with the Tribunal both by Respondents and non-parties, the Claimant respectfully requested that express language to this effect be included in the hearing protocol, for good order and to ensure the smooth running of the hearing, and proposed adding to the end of paragraph 3.1 of Claimant's

---

[88] Ibid.

46

proposed virtual hearing protocol the following sentence: 'Anyone who has not been both (i) identified to the hearing vendor as an Attendee and (ii) approved by the Tribunal in advance of the Virtual Hearing, shall not be granted admission to the Virtual Hearing.' ("**additional sentence**") [89] The Tribunal approved the Claimant's draft Protocol unless it hears otherwise from the Respondents by 20:00 Indian Standard Time ("**IST**"), 8 September 2023. The Tribunal further directed that the additional sentence was not necessary in light of the Tribunal's direction that any Party's representatives/counsel who wish to participate/attend the 9 September 2023 hearing were to notify the Tribunal Secretary by close 7 September 2023 (ET). Only persons who had notified the Tribunal of their intention to participate or attend the hearing and were thereafter permitted by the Tribunal could attend the hearing.[90]

105 The hearing via video-conferencing was held on 9 September 2023 as scheduled and attended by:

(a) Members of the Tribunal;

(b) Tribunal Secretary; and

(c) Claimant's attendees as listed in the Protocol.

106 At the start of the hearing, the Claimant's Counsel submitted Prof. Lehn's PowerPoint presentation to the Tribunal.[91]

107 Following the hearing, on 9 September 2023, Mr. Chowdhury, representing the Glocal Board[92] as well as the 5th Respondent[93] wrote to the Tribunal making

---

89 Email from the Claimant's Counsel dated 8 September 2023, 05:30 SGT.

90 Email from the Tribunal's Secretary sent on behalf of the Tribunal dated 8 September 2023, 12:18 SGT.

91 Email from the Claimant's Counsel dated 9 September 22:03 SGT.

92 Email from Mr. Gautum Chowdhury ("Mr. Chowdhury") on behalf of the Glocal Board dated 9 September 2023, 00:00 SGT.

93 Email from the 5th Respondent dated 9 September 2023, 19:16 SGT.

47

48 furnished Prof. all documents referenced in the said presentation were either on the record, or had already been received by the Tribunal.94 108 -495 and new Authority CLA-102.95 109 On 20 September 2023, the CEO of the 1st Respondent wrote to the Tribunal, requesting the Tribunal to peruse some documents relation to 8K filing by UpHealth Inc on SEC on 19 September 2023, including their letter to the Tribunal dated 8 September 2023.96 st submissions as making allegations out of time and without seeking prior leave of st letter dated 8 September 2023 as well as the 1st new evidence. 97 110 On 21 respond to the email with attachments from Mr. Chowdury, on behalf of the 1st directed that the response should be supported by relevant documentation and that leave be sought to place them on record. The Tribunal further directed the Parties to note that for process and security reasons, documents which have not been appropriately placed on record would not be accessed by the Tribunal.98 111 1st 94 95 96 Email from the 1st Respondent dated 20 September 2023, 19:36 SGT. 97 98 Email from the Tribunal dated 21 September 2023, 13:15 SGT.

introduce new Exhibits C-496 to C-498 as well new legal authorities CLA-103 to CLA-106.[99]

112 On 1 October 2023, pursuant to leave granted at the hearing on 9 September 2023, the Claimant's Counsel *inter alia* submitted the Second Witness Statement of Martin Beck and sought leave to add Exhibits C-499 to C521 to the case record.[100]

113 On 2 October 2023, the Tribunal granted leave to the Claimant's Counsel to admit the Second Witness Statement of Martin Beck as well Exhibits C-499 to C521 to the record, subject to any legitimate objections being received by close of business 4 October 2023. Leave was also given to Mr. Beck to make the requisite confirmation in his Second Witness Statement.[101]

114 On 26 October 2023, the Claimant's Counsel wrote to enquire about the status of the Arbitration and *inter alia* brought to the Tribunal's attention the order issued on 24 October 2023 by the U.S. Bankruptcy Court in the Chapter 11 proceeding filed by the 1st Respondent.[102]

115 On 27 October 2023, the Tribunal informed Counsel and the Parties that the Tribunal had begun its deliberations and would provide an updated if any further was required.[103]

116 On 1 November 2023, the Secretariat informed the Tribunal that the International Court of Arbitration of ICC had extended the time limit for rendering the final award until 29 February 2024 pursuant to Article 31(2) of the ICC Rules.[104]

---

99 Email from the Claimant's Counsel dated 29 September 2023, 05:35 SGT.

100 Email from the Claimant's Counsel dated 1 October 2023, 08:32 SGT.

101 Email from the Tribunal dated 2 October 2023, 15:33SGT.

102 Email from the Claimant's Counsel dated 26 October 2023, 05:06 SGT.

103 Email from the Tribunal dated 27 October 2023, 08:36 SGT.

104 Email from Secretariat dated 1 November dated 1 November 2023, 01:38 SGT.

49

50 117 On 5 November 2023, the Tribunal wrote to Counsel and the Parties as follows:105 Dear Counsel and Parties, 1. The trailing emails refer. 2. The Tribunal admits to the record the Second Witness Statement of Martin Beck dated 30 September 2023. Having reviewed the same, the Tribunal does not require Mr. Beck to provide any further testimony. 3. In the course of the hearing on 9 September 2023, the Tribunal informed the Claimant that it might require further clarification or information after it further deliberated upon the submissions made and the evidence placed before it. The Claimant is now invited to respond to the following queries by close 15 November 2023. In turn, the Respondents may give their responses by 27 November 2023: 3.1. What does the Claimant consider to be the date on which it lost control of Glocal [Healthcare] and what is the date on which it incurred losses on account of loss of control? This response should be accompanied with reasons and it is open to the Claimant to provide alternative dates for the above. 3.2. quantum of damages might require modification if the date of alleged loss of control is determined to be the date of the EGM i.e., 26 September 2022? 3.2.1. If the Claimant considers a date or dates other than 26 September 2022 under paragraph 3.1 above, please address appropriate quantum of damages arising from such date(s). 3.2.2. The Claimant, or Prof. Lehn, is also to provide a yearly breakdown for damages arising from the alleged loss of control if control is not provided to the Claimant immediately after a final award is issued and it is further deprived of receiving the benefit of controlling Glocal. The yearly breakdown of damages is to be calculated for 3 years from 26 September 2022 and such other time period the Claimant may consider appropriate under paragraph 3.2.1 above. 3.2.3. If Respondents 2 to 6 are severally, and not jointly liable, for the losses said to be suffered by the Claimant, in what manner should damages be apportioned? 3.3. What is the basis under Indian law for the relief sought by the Claimant in paragraph 463.9 of the amended relief? 105 Email from the Tribunal dated 5 November 2023, 19:11 SGT.

4. The Tribunal does not expect lengthy submissions on the above issues from the Parties. A short statement with reasons would suffice. With regard to the matters pertaining to Prof. Lehn, the Tribunal is mindful of not burdening the Parties with further costs. Accordingly, the Claimant could respond after considering the evidence on record and provide the information sought, or it may augment it with a short second supplemental report from Prof. Lehn.

5. **The Tribunal also wishes to place on record that each Tribunal member has recently received two boxes purportedly containing documents ("boxes") from the First Respondent. These boxes have neither been accompanied by a covering letter nor a table of contents. The reasons for sending the boxes have also not been made out. There is nothing to show that these boxes have also been served on the Claimant and or its Counsel. The Tribunal has not opened any of the boxes and is constrained from reviewing their contents. The First Respondent and its professional advisers must be aware that *ex parte* communications between a party and the Tribunal is contrary to all notions of due process in international arbitration as well as *inter alia* paragraph 7.2 of Procedural Order No. 1. The Respondents cannot arbitrarily seek to introduce evidence without seeking leave and giving the Claimant appropriate notification. The Tribunal considers this attempt to unilaterally communicate with, and influence, its Members to be inappropriate.**

[emphasis in italics in original, emphasis in bold added]

118 On 7 November 2023, the Claimant's Counsel confirmed (a) receipt of the Tribunal's email dated 5 November 2023 and (b) that its arbitration counsel had not received the boxes referenced in point 5 of the Tribunal's 5 November 2023 email.[106]

119 On 14 November 2023, the Claimant's Counsel confirmed that the email address of Mr. Freilich of DLA Piper and Ms. Didon Misri of P&A Law Office may be removed from the email distribution list.[107]

120 On 15 November 2023, Respondent 4 wrote to the Tribunal on behalf of the 1st Respondent as follows:[108]

Dear Members of the Tribunal,

---

106 Email from the Tribunal dated 7 November 2023, 03:59 SGT.

107 Email from the Claimant's Counsel dated 14 November 2023, 08:34 SGT.

108 Email from Mr. Chowdhury dated 15 November 2023, 17:45 SGT.

51

52 1. Respectfully, at the outset as the answering Respondent, I would like to state that the boxes of documents contain the paper copies of earlier communications and four Option Agreements which were previously 8 September 2023 and 20 September 2021 respectively, and which the Tribunal stated it could not open on account of the documents not being virus scanned, as was communicated vide the email dated 21 September 2023. This objection was not raised by the Claimants and therefore sent in physical copy form to the Tribunal. However, these were also served upon the Claimants vide the same email and physically to their legal representative Aniruddhya Dutta in Kolkata on 27th September 2023. The earlier email of Kate Brown de Vejar dated 20.09.2023, attests to the fact and implies that the Claimants have read the mail. Therefore these are no ex - parte communications. Nevertheless, the same will also be served to P&A Law Offices, New Delhi shortly. 2. These documents include paper copies of the Letter to the Board of UPH from the Respondent, the expert opinion of Alvarez & Marsal, the expert opinion of Independent Chartered Accountant Lodha Aggarwal & Co and Legal opinions of Justice A.K. Sikri and Justice Indira Banerjee and the Option Agreements which are integral part of the transaction and form part of the basic issue of criminal fraud ab initio by UpHealth Holdings and UpHealth Inc perpetrated on the Respondent No 1 and its shareholders. 3. The Option agreements are integral to understand the perjury being committed before the Tribunal. Even a brief reading of the Option Agreements along with the SPA would bring to light that the shareholding was to be transferred only on receipt of full consideration by the sellers. Withholding of the complete set of agreements between the parties is material non-disclosure on the part of the [Claimant] and any court or quasi court needs to take note of perjury, lack of disclosure and the conduct of the [Claimant]. 4. The Respondent has objected to the proceedings on the basis of non- arbitrability and has simply pointed out the brazen perjuries being made before the Tribunal. 5. The Chapter 11 bankruptcies filed by the Claimant and its subsidiaries are further proof that the [Claimant] never had the money to fulfill the warranties they gave in the SPA and they were aware of the same. These also put to bed the false and contrived testimony of their expert witness Prof. Lehn who claims that the [Claimant] had the ability to multiply the revenue and profits of Glocal. This fact would highlight that the [claimant] tanked even the business which they were successful in getting control of, resulting in invocation of a Chapter 11 Bankruptcy. 6. The concealment of the Option Agreements and other relevant facts by Tribunal dated 05.11.2023, wherein this Tribunal is under the impression that the Claimants lost control of Glocal, which is premised on the presumption that the Claimants ever had control over Glocal. This is completely contrary to facts. Ultimately, this fraudulent conduct of the Claimant, in consciously making false statements, also shows in the manner they are brazenly and perjuriously making false statements in order to deceive your Tribunal in order to obtain an award, by any means possible. The Respondent is just ensuring that there is no reason for the Tribunal to overlook the basic facts of the case and can avoid becoming an inadvertent tool for fraudsters.

7. You will appreciate that in accordance with Article 25(1) of the ICC Arbitration Rules, 2021, the ultimate exercise by this Tribunal is for the discovery of the truth. The documents placed by the Respondent, aid the Tribunal in doing exactly that. All documents are true copies of the originals and are certified as such. Further, it is the belief of the Respondent that the [Claimant's] willful concealment of essential documents, not only furthers the massive fraud they are continuing to perpetrate on Glocal, as well as on the Tribunal, but also manifestly subverts the path of the Tribunal in its discovery of the true facts.

8. Further, strictly without prejudice to our objections, we would like to point out that the Tribunal has not ruled on the jurisdictional challenge raised by the Respondent. In a nutshell the jurisdiction of this Hon'ble Tribunal is challenged on the grounds inter alia of Non-Arbitrability of the Dispute in terms of the bar under Section 430 of the Companies Act, 2013, the egregious fraud committed by the [Claimant] pending criminal investigation in India, the past conduct and court rulings against the [Claimant] showing the trend to defraud and the prima facie finding of the Indian court that fraud has been committed by the Claimant against the Respondent.

9. It is trite that matters of criminal fraud are non-arbitrable (See Russell v. Russell, [L.R.] 14 Ch.D. 471). It is also settled that fraud unravels all. (See Denning L.J., in Lazarus Estates Ltd v Beasley [1956] 1 QB 702, quoted with approval by the Hon'ble V.K. Rajah, SC in Su Sh-Hsyu v Wee Yue Chew [2007] SGCA 31).

10. The Tribunal is also yet to take cognizance of the perjury committed in its own forum where the documents proving both the fraud and perjury are in its possession, now both in electronic and physical form. Various grounds of non-arbitrability of the dispute have been laid out in various communications to the Tribunal.

11. *Therefore, it is without prejudice, once again urged that this Hon'ble Tribunal do the following:*

   1) *Rule on the jurisdiction of this Hon'ble Tribunal to hear the present matter;*

   2) *Take cognizance of the perjurious material pointed out against the [Claimant] and their counsels and seek explanation and initiate appropriate action against them;*

53

54 3) Grant leave to the Respondents to take the material enclosed in the emails dated 8 September 2023 and 20 September 2021 on record. [emphasis in italics added] 121 sought leave to introduce 3 appendices (A through C), 5 new legal authorities (CLA-107 through CLA-111) and 1 new factual exhibit (C-522), submitted for the sole purpose of confirming that there had been no relevant change in the status of . The with respect to a costs submission and looked forward to the conclusion of the Arbitration.109 122 21 November 2023.110 123 dated 15 November 2023.111 124 On 27 November 2023, Respondent 4 submitted some documents and legal authorities to the Tribunal on behalf of the 1st Respondent.112 125 dated 27 November 2023 and attachments.113 109 110 Email from the Tribunal dated 16 November 2023, 12:21 SGT. 111 112 Email from Mr. Chowdhury dated 27 November 2023, 05:54 SGT. 113

55 126 On 1 December 2023, the Tribunal informed the Parties and Counsel that the Tribunal was in the course of finalising its Decision(s)/Award. The Tribunal added that the Parties /Counsel had been given ample time/opportunities to make their submissions and otherwise present their respective positions and that the Tribunal did not require for now further assistance from the Parties.114 On 19 January 2024, the Tribunal informed the Parties as follows: 115 The Tribunal has concluded its deliberations and has made substantial progress in finalizing the contents of the Award. It expects to be in a position to send the draft Award to the ICC Court for scrutiny by 10 February 2024. The Tribunal notes that the Claimant has not submitted its updated detailed costs/disbursements submissions. It is invited to do so by close 24 January 2024. If the Respondents wish to respond they should inform the Tribunal of their intention to do so by close 26 January 2024. Pursuant to Article 27 of the ICC Rules 2021, the Tribunal declares, with respect to the matters to be decided in the Award, the proceedings shall be closed on 31 January 2024 unless any of the Parties can prior to that date give good reason(s) why this should not be done. 127 on Costs dated 24 January 2024 as well as the reasons why it is entitled to these costs.116 on Costs and noted that the same provided only the headline numbers for the invited the Claimant to provide by close of time costs for the various procedural aspects of these proceedings (and the various court proceedings), the expenses incurred and a .117 The Tribunal further invited the Claimant to clarify by 26 January 2024, the conceptual basis on which (a) the costs incurred in the referred court proceedings; (b) whether any of the relevant courts have made any cost orders (and if so, copies 114 Email from the Tribunal dated 1 December 2023, 13:09 SGT. 115 Email from the Tribunal dated 19 January 2024, 16:09 SGT. 116 117 Email from the Tribunal dated 15 January 2024, 11:36 SGT.

of same); and whether such costs continue to be recoverable through those court processes. The Tribunal provided two legal references on which the Parties might wish to consider and respond: (a) Part III: The Award, Chapter 15: *Costs in Arbitration*, in Jeffrey Maurice Waincymer, Procedure and Evidence in International Arbitration, (Kluwer Law International; Kluwer Law International 2012), 1255; and (b) Fry, J., Greenberg, S., & Mazza, F. (2012), *The Secretariat's Guide to ICC Arbitration: A practical commentary on the 2012 ICC Rules of Arbitration*, pp. 279 – 283. The Tribunal also invited the Respondents to make their submissions on this issue as well by 26 January 2023 (sic).[118]

128 On 27 January 2024, the Claimant's Counsel submitted the Claimant's Supplemental Submission on Costs dated 26 January 2024 together with new Legal Authorities CLA-112 and CLA-113 and new Exhibits C-523 and C-524.[119]

129 On 31 January 2024, Respondent No.3, Ms. Azim, made the following submissions to the Tribunal with supporting reasons:[120]

(a) This is not an arbitrable dispute, but a patent fraud committed on Respondent No. 3 and others.

(b) The obligations under the SPA were never fulfilled by the Claimant.

(c) The shareholding issued to the Claimant to take Claimant to higher shareholding was on its request as without that as per its, BCA's and other agreements, it could not have achieved listing and completed its fund closure. These shares were issued on nominal costs in good faith that the consideration would be paid later as per the agreement.

(d) This Arbitration is Oppressive and meant to sidetrack real issues of fraud as they started tumbling out.

118 Email from the Tribunal dated 25 January 2024, 16:17 SGT.

119 Email from the Claimant's Counsel dated 27 January 2024, 15:05 SGT.

120 Email from Respondent NO. 3 dated 31 January 2024, 18:09 SGT.

56

57 (e) No attempt to mediate was made. (f) Claims of damage to UpHealth, Inc are not relevant. (g) All such claims being made in this Arbitration are illusory. (h) The matters of control and management of the Company are under the domain of NCLT and the matter of the SPA is in the domain of Criminal Courts. (i) There is lack of equal rights to Justice. (j) The Claimant has a repeated pattern of wilful value destruction. (k) Authorities have already held the Claimant liable. (l) The correct value has already been given to the Claimant. (m) Rights of others are also affected by this spurious Arbitration. (n) Jurisdiction ought to have been decided first. 130 On 31 January 2024, the Tribunal invited the Claimant to respond to Respondent No. 121 The Claimant thereafter submitted its reply to Respondent No. 122 The Tribunal closed the proceeding on 5 February 2024.123 V. WITNESSES A. Factual Witnesses 131 The Claimant relies on the evidence of Mr. Beck. 121 Email from the Tribunal dated 31 January 2024, 10:07 SGT. 122 123 Email from the Tribunal dated 5 February 2024, 16:16 SGT.

B. Expert Witnesses

132 The Claimant secured the expert evidence of Prof. Lehn.

VI. THE FACTS

133 The material facts are briefly set out below.

134 In November 2019, Dr. Chirinjeev Kathuria, a medically trained entrepreneur, and Dr. Mariya Pylypiv ("**Dr. Pylypiv**"), an associate of Sikich LLP, a business consulting firm, formed UpHealth Services, Inc. ("**UpHealth Services**").[124]

135 In March 2020, UpHealth Services engaged the investment bank Needham & Company LLC ("**Needham**") to assist with the acquisition of *inter alia* the Company.[125] On 19 March 2020, Dr. Pylypiv introduced Dr. Azim to Needham via email and arranged for them to meet via Zoom.[126] Subsequently on 30 March 2020, Needham wrote to Dr. Azim asking follow-up questions about Glocal Healthcare's financial projections and plans for expansion in countries other than India.[127]

136 On 17 April 2020, Dr. Azim responded to Needham's questions providing a set of projections.[128] On 22 April 2020, Dr. Azim provided a further set of revised projections.[129]

137 On 14 April 2020, Dr. Pylypiv emailed Dr. Azim a list of "diligence items" Needham was requesting.[130] On 4 May 2020, Dr. Pylypiv wrote to Dr. Azim notifying him that Needham was preparing its financial model and sought

---

[124] SOC, [35].

[125] SOC, [38].

[126] C-205 - Email from Laberis to Dr. Pylypiv and others dated 19 March 2020

[127] SOC, [39].

[128] C-206 – Email from Dr. Azim to Robert Steinkrauss and others dated 17 April 2020 and C-207 – Spreadsheet titled "Current Basis Glocal Financial projections April 2020 Version".

[129] C-210 – Email from Dr. Azim to Robert Steinkrauss and others dated 22 April 2020 and C-211 – Spreadsheet titled "Current Basis Glocal Financial projections April 2020 Version 2.0".

[130] C-212 – Email from Dr. Pylypiv to Dr. Azim and others dated 14 April 2020.

58

clarifications on a few points about Glocal's projections.[131] On the same day, Dr. Azim responded and Dr. Pylypiv forwarded the responses to Needham.[132]

138 On 22 May 2020, Needham asked Dr. Azim for feedback on a draft presentation excerpt containing an overview of Glocal Healthcare's finances and growth opportunities.[133] Dr. Azim responded on the same day.[134] On 25 May 2020, Dr. Azim reported to UpHealth Services that Glocal Healthcare had signed a new contract with the Government of Mali.[135] According to the Claimant, on 1 September 2020, Dr. Azim reported to Needham and UpHealth Services that the Indian State of Madhya Pradesh had awarded Glocal a contract to provide telehealth services.[136] As per the Claimant, Dr. Azim and Dr. Pylypiv followed an iterative process of sharing information to incorporate in Needham's model.[137]

139 In addition to Needham, UpHealth Services also retained KPMG to compile previous financial statements from the target companies so that they could be reported in a consistent format to prospective investors.[138] On 5 May 2020, Dr. Pylypiv provided Dr. Azim with a list of requests from KPMG.[139]

140 While Needham and KPMG were preparing materials for outside investors, in March 2020, Dr. Pylypiv, Dr. Kathuria and Dr. Azim engaged in preliminary

---

[131] C-214 – Email from Dr. Pylypiv to Dr. Azim and others dated 4 May 2020.

[132] C-216 – Email from Dr. Pylypiv to Mathew Stavris and others dated 4 May 2020.

[133] C-218 – Email from Robert Steinkrauss to Dr. Azim and others dated 22 May 2020 attaching C-219 – UpHealth Services Presentation – Glocal Section dated May 2020.

[134] C-220 – Email from Dr. Azim to Robert Steinkrauss and others dated 22 May 2020 attaching C-221 - Revised version of document titled "UpHealth Services Glocal Section" dated May 2020.

[135] C-223.

[136] SOC, [44].

[137] SOC, [43]-[44].

[138] Beck WS, [20].

[139] C-226 Email from Dr. Pylypiv to Dr. Azim and others dated 5 May 2020; C-225 Spreadsheet titled « UpHealth_KPMG AAS Request List 2020.05.01 (Glocal)

59

discussions.[140] The negotiations continued between the Parties, and on 29 June 2020 Glocal Healthcare and UpHealth Services signed a term sheet ("**June Term Sheet**").[141]

141 On 23 August 2020, Dr. Azim emailed Dr. Kathuria, Dr. Pylypiv, and Needham regarding the status of two business ventures of Glocal Healthcare.[142] Further, a letter dated 24 August 2020 was attached to an email of 23 August 2020, addressed to Dr. Azim from TSHELA, a Belgian organization describing the DRC Project. In the said letter, TSHELA's president wrote that the project was to provide 260 digital dispensaries to the DRC.[143] The letter also outlined that DRC's government officials had expressed interest in the project and that TSHELA expected that it would soon receive a mandate to proceed. In Dr. Azim's email of 23 August 2020, he stated that the DRC Project revenues would be more than USD 150 million over five years and that Glocal Healthcare's rate of return would be 27%.[144] He also stated that the project needed USD 19.8 million in financing and that it would "be closed by the consortium shortly".

142 On 10 September 2020, Dr. Azim emailed additional information to Dr. Kathuria, Dr. Pylypiv, Needham, and Mr. Beck.[145]

143 On 15 September 2020, Needham prepared a financial model incorporating the DRC project, and projected that the DRC Project would generate revenue in the

140 SOC, [46]; Beck WS, [21]-[22]; C-230 – Email from Dipanwite Mukherjee to Dr. Pylypiv and others dated 12 March 2020 with attachment C-231 – Document titled "Term Sheet" dated 12 March 2020.

141 C-233 – Document titled "Term Sheet" dated 29 June 2020.

142 C-242 – Email from Chirnjeev Kathuria to Michael Strabone and others dated 10 August 2020 attaching C-241 – Document titled "UpHealth Comparative Valuation Estimate".

143 C-8 – Letter to Glocal DRC Consortium dated 24 August 2020.

144 C-243 – Email from Dr. Azim to Chirinjeev Kathuria dated 23 August 2020.

145 C-245 – Email from Dr. Azim to Mr. Beck and others dated 10 September 2020 with attachments C-8, C-246 – Consortium TFG's Digital Clinics and Telemedicine Integration Project presentation dated September 2020, and C-345 – Spreadsheet titled "DR Congo Simulation of Digital Dispensary Project Model-260 DD_Version 2".

60

amounts of USD 13,767,858 in 2021 and USD 26,253,041 in 2022.[146] On 17 September 2020, Dr. Pylypiv emailed Dr. Azim, seeking his assistance in confirming Glocal Healthcare's revenue projections for the next three years.[147]

144 On 20 September 2020, Dr. Azim sent revised data for the DRC Project to Needham along with updated revenue projections for Glocal Healthcare.[148] After consulting Dr. Azim about Glocal Healthcare's projections, Needham circulated to UpHealth Services an overall financial model that also included projections for the other operating companies to be acquired by UpHealth Services.[149]

145 On 6 October 2020, Dr. Azim shared a letter from the President of the DRC to TSHELA recommending that the DRC Project proceed.[150] On 17 October 2020, Needham asked Dr. Azim to rank Glocal Healthcare's contracts according to his assessment of their ability to generate the revenues Dr. Azim had projected for 2021. Dr. Azim responded with a list of eight contracts Glocal Healthcare had signed or expected to sign, ranking DRC as third.[151]

146 Throughout September and October 2020, UpHealth Services and GigCapital2 discussed the terms of GigCapital2's acquisition of UpHealth Services, and along with it, the operating companies UpHealth Services was planning to acquire.[152] To facilitate these negotiations, UpHealth Services provided GigCapital2 with the financial models Needham had prepared. Needham updated these models with

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[146] C-248 – UpHealth Model dated 15 September 2020.

[147] C-255 – Email from Dr. Pylypiv to Dr. Azim and others dated 18 September 2020 attaching C-256 – Spreadsheet titled "Glocal model_09.17.20" dated 17 September 2020.

[148] C-258 – Email from Dr. Azim to Robert Steinkrauss and others dated 20 September 2020 attaching C-259 – Spreadsheet titled "DR Congo Simulation of Digital Dispensary Project Model-260 DD_Version3" and C-260, Spreadsheet titled "Glocal Model_09.17.20" dated 19 September 2020.

[149] C-263 – Email from Robert Steinjrauss to Mr. Beck and others dated 28 September 2020 attaching C-264 Spreadsheet titled "Uphealth Model_v40".

[150] C-346 – Email from Dr. Azim to Chirinjeev Kathuria and others dated 27 September 2020 attaching C-347 – Letter from the President of DRC dated 22 September 2020.

[151] C-267 – Email chain between Dr. Azim and Mathew Stavris and others dated 17 October 2020.

[152] Beck WS, [37].

61

projections for Cloudbreak Health, LLC ("**Cloudbreak**"), which was an operating company that had joined the project during the negotiations.[153]

147 On 29 September 2020, GigCapital2 and UpHealth Services entered into a term sheet which provided for GigCapital2 to acquire UpHealth Services under various conditions ("**September Term Sheet**").[154] In this term sheet, UpHealth Services' equity was valued at USD 1.1 billion.

148 On 26 October 2020, Dr. Kathuria incorporated UpHealth Holdings under Delaware law. On the same day, UpHealth Holdings merged with UpHealth Services, and UpHealth Holdings took precedence in the merger.[155] All of the UpHealth Services' business was transferred to UpHealth Holdings.[156]

149 On 30 October 2020, UpHealth Holdings entered into the Original SPA with Glocal Healthcare and the shareholders who collectively owned 94.21% of Glocal Healthcare. These shareholders were the 2nd to 6th Respondents, Elevar Equity Mauritius ("**Elevar**") and Sequoia Capital India Investment Holdings III ("**Sequoia**").[157]

150 As it was concluding the Original SPA, UpHealth Holdings continued to negotiate acquisition agreements with the target companies other than Glocal Healthcare. These agreements were executed within a few weeks after the Original SPA had been signed. UpHealth Holdings entered into the acquisition agreement with Transformations on 30 October 2020,[158] the acquisition agreement with BHS on

153 C-268 – Email from Robert Steinkrauss to Dr. Pylypiv and others dated 22 October 2020 attaching C-269 – Spreadsheet titled "CONFIDENTIAL Project Cardinal Model_V48".

154 C-270 – Term Sheet between GigCapital2 and UpHealth Services dated 24 September 2020.

155 Beck WS, [40].

156 Ibid.

157 C-1 – Original SPA, page 2.

158 C-276 – Agreement and Plan of Merger by and among UpHealth Holdings, Inc., UpHealth TTC Merger Sub, Inc., TTC Healthcare and TTC Healthcare Partners, LLC dated 30 October 2020.

62

2 November 2020,[159] the acquisition agreement with IGI on 2 November 2020,[160] and the acquisition with Thrasys on 3 November 2020.[161]

151 Leading up to the signing of the Original SPA, UpHealth Services also engaged in negotiations with GigCapital2 over UpHealth Holdings' acquisition by GigCapital2. The negotiations stalled in mid-October 2020 and resumed late-October 2020. On 5 November 2020, UpHealth Holdings provided Needham's updated model adapted to GigCapital2's principles.[162] The total revenue projections for Glocal Healthcare in this model were USD 50,713,771 in 2021 and USD 142,620,051 in 2022, just as they had been before the Original SPA was signed.[163]

152 Negotiations with GigCapital2 concluded on 20 November 2020. On that date, which was after it had signed agreements with Thrasys and BHS, UpHealth Holdings entered into a business combination agreement (the "**UpHealth Holdings BCA**") with GigCapital2 and a special-purpose entity wholly owned by GigCapital2. The UpHealth Holdings BCA, provided that, at closing, UpHealth Holdings would merge with GigCapital2's special-purpose entity and survive that merger. Concurrently, on 20 November 2020, Cloudbreak signed a similar business combination agreement ("**Cloudbreak BCA**" and together with the UpHealth Holdings BCA (the "**BCA**")) directly with GigCapital2 instead of being acquired by UpHealth Holdings like the other target operating companies. The combined entity comprising GigCapital2, UpHealth Holdings, and Cloudbreak would be renamed as UpHealth, Inc., making UpHealth Holdings a wholly-owned subsidiary

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159 C-277 - Agreement and Plan of Merger by and among UpHealth Holdings, Inc., UpHealth BHS Merger Sub, Inc., Behavorial Health Services, LLC and the Member Representative dated 2 November 2020.

160 C-278 - Agreement and Plan of Merger by and among UpHealth Holdings, Inc., UpHealth Medquest Merger Sub, Inc., Innovations Group, Inc. and Stockholder Representative dated 2 November 2020.

161 C-279 - Agreement and Plan of Merger by and among UpHealth Holdings, Inc., UpHealth Thrasys Merger Sub, Inc., Thrasys Inc. and Shareholder Representative Services LCC, dated 3 November 2020.

162 C-284 – Email from Dr. Pylypiv to Raluca Dinu and others dated 5 November 2020 attaching C-283 – Spreadsheet titled "CONFIDENTIAL Project Cardinal Model_vF".

163 Ibid.

63

of UpHealth, Inc., a U.S. public company. The closing would occur after the SEC had approved GigCapital2's Form S-4 ("**Form S-4**"), a public registration statement describing the transaction.[164]

153 On 20 November 2020, UpHealth Holdings began acquiring shares of Glocal Healthcare. The Original SPA provided an outside date of 5 March 2021 for the first stage of the acquisition, *i.e.*, payments to Elevar and Sequoia.[165] However, UpHealth Holdings, Glocal Healthcare, and Glocal Healthcare's shareholders subsequently agreed to modify this timing, as described below.

154 Further, on 20 November 2020, the parties to the Original SPA amended it ("**First Amendment**").[166] The First Amendment *inter alia* accelerated the purchase of all of Sequoia's shares and some of Elevar's shares. UpHealth made these purchases on 20 November 2020 through a combination of promissory notes and shares in UpHealth Holdings (later to be converted to shares of UpHealth, Inc.).[167] The payment of the remaining Elevar shares was deferred until the spring of 2021 (to be called NR Closing 2).[168]

155 On 4 March 2021, the Parties agreed to a further amendment to the Original SPA ("**Second Amendment**").[169] This amendment *inter alia* extended the date for cash payments to Dr. Azim, Ms. Azim, Mr. Chowdhury, Kimberlite, and Mr. Damodaran to 31 March 2021.

156 On 13 March 2021, the counsel acting for Respondents Group A in the acquisition by UpHealth Holdings, IndusLaw, wrote to UpHealth Holdings counsel, Husch

164 Beck WS, [49].

165 C-1, Clause 4.7.

166 C-2 – Amendment Agreement to the Original SPA executed on 20 November 2020.

167 C-12 – Executed SH-4 Share Transfer Form transferring shares from Sequoia to UpHealth Holdings dated 20 November 2020. C-13 Executed SH-4 Share Transfer Form transferring shares from Elevar to UpHealth Holdings dated 20 November 2020.

168 SOC, [74].

169 C-3 – Second Amendment to the Original SPA as amended by the First Amendment executed on 4 March 2021.

64

Blackwell, indicating that prior to closing the Original SPA as amended, Dr. Azim, Ms. Azim, and Mr. Chowdhury would gift 9,500 of their shares ("**Gift Shares**") to certain individuals including certain employees of Glocal Healthcare.[170] IndusLaw also stated that:[171]

(a) there would be no change to the total number of shares that were to be collectively sold to UpHealth Holdings;

(b) the Giftees would grant Dr. Azim a power of attorney (until the shares' transfer to Kimberlite) to vote on the shares that were gifted to them (such that they would hold no separate voting power);

(c) the Giftees would transfer the Gift Shares to Kimberlite prior to the IR Cash Closing (21 June 2021); and

(d) Kimberlite would transfer the Gift Shares to UpHealth Holdings.

157 On 18 March 2021, Husch Blackwell indicated that UpHealth Holdings would not object to these arrangements subject to certain provisions.[172]

158 As per the Claimant, the Gift Shares had already been issued on 12 March 2021, before IndusLaw notified Husch Blackwell.[173]

159 On 25 March 2021, UpHealth Holdings paid USD 3 million of the required USD 4 million working capital and growth capital investment into Glocal Holdings.[174] Glocal Holdings also issued 4,296,380 new shares to UpHealth Holdings, to bring

[170] C-353 – Email exchange between Fang Shen, Romak Bhatia and others dated 18 March 2021 forwarding previous emails.

[171] Ibid.

[172] Ibid.

[173] C-354 – Minutes of Meeting from Glocal Healthcare's 63rd Board Meeting held on 12 March 2021.

[174] C-291 – Compilation of bank transfers of payments from UpHealth Holdings to Glocal Healthcare.

65

UpHealth Holdings' closer to the 90% shareholding level required by the Original SPA.[175]

160 On 13 May 2021, GigCapital2 filed its Form S-4 following SEC approval.[176] GigCapital2's acquisition of UpHealth Holdings closed on 9 June 2021.[177] On the same date, GigCapital2 also changed its name to UpHealth, Inc.[178]

161 On 14 May 2021, UpHealth Holdings acquired the remaining shares Elevar was required to sell.[179] On 21 June 2021, UpHealth Holdings completed the cash purchase of shares from Dr. Azim, Ms. Azim, Mr. Chowdhury, Kimberlite, and Mr. Damodaran.[180] At this juncture, UpHealth Holdings held 92.20% shares in Glocal Healthcare.[181]

162 UpHealth Holdings thereafter took steps to repay debt held by Glocal Healthcare as required under the Original SPA. On 23 June 2021, UpHealth Holdings paid USD 8,950,792, on 18 August 2021 it paid USD 5,000,000, on 19 August 2021 it paid USD 15,000,000, and on 9 November 2021 it paid USD 6,071,711.[182] Additionally, UpHealth Holdings paid USD 2,923,117 to Elevar on 7 April 2022, and on 15 August 2022 it paid USD 5,100,000 to Glocal Healthcare towards additional shares.[183] Further, UpHealth holdings invested an additional USD 2,500,000 in working capital and growth capital on 11 February 2022.[184]

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175 C-44 – Glocal Healthcare Share Certificate No. 42 dated 26 March 2021.

176 C-10 – Final Prospectus.

177 C-22 – SEC Form 8-K for UpHealth, Inc. dated 28 September 2022, item 8.01.

178 C-289 – Second Amended and Restated Certificate of Incorporation of GigCapital2, Inc. dated 9 June 2021.

179 C-38 – Compilation of share certificates of shares held by Claimant in Glocal Healthcare pages 41-42.

180 Ibid, pages 11-12, 21-22, and 29-40.

181 SOC, [83].

182 C-290 – Summary of cash payments to Glocal, Glocal shareholders and debtholders prepared by Mr. Beck, last updated on 9 June 2023.

183 Ibid.

184 Ibid.

66

Accordingly, UpHealth Holdings invested USD 5,500,000 in working capital, USD 25,723,668 in shareholder payments, and USD 35,022,503 in debt payments.[185]

163 On 11 June 2021, in response to Husch Blackwell's questions regarding how the Giftees' shares would be transferred to UpHealth Holdings, Ernst & Young confirmed that the shares would be acquired by Kimberlite before being transferred to UpHealth Holdings.[186] Subsequently on 27 August 2021, Dr. Azim sent an email indicating that the expectation was to finish everything before 30 September 2021, including increasing UpHealth Holdings' shareholding in Glocal Healthcare to 99%.[187]

164 On 25 August 2021, the Glocal Board resolved to split the Gift Shares in a manner that left each of the Giftees with 10 shares each. This decision was ratified on 4 September 2021 at the 76th meeting of the Glocal Board.[188] After reserving ten shares each for each of the Giftees, Respondents Group A transferred the remainder to Kimberlite.[189]

165 In September 2021, Dr. Azim provided UpHealth, Inc. a memorandum of understanding ("**MOU**") that the TSHELA-Global consortium had entered into with the Ministry of Health of the DRC to undertake the DRC Project.[190] A purchase order dated 4 September 2021 was issued under the MOU ("**TSHELA Purchase Order**").[191] On 29 September 2021, Dr. Azim forwarded the TSHELA Purchase Order to UpHealth, Inc.'s CEO and Chief Legal Officer.[192] Mr. Damodaran

185 Ibid.

186 C-363 – Email between Fang Shen and Romak Bhatia dated 11 June 2021.

187 C-356 – Email exchange between Parties dated 9 September 2021.

188 Ibid.

189 C-365 – Minutes of Glocal Board's 76th Meeting dated 4 September 2021.

190 C-295 – Email from Dr. Azim to Dr. Pylypiv and others dated 13 September 2021.

191 C-52 – TSHELA Purchase Order dated 4 September 2021; Beck WS, [69].

192 C-299 – Email from Ranjani Ramakrishna to Jay Jennings and others dated 29 September 2021.

67

Ramakrishna then forwarded the TSHELA Purchase Order to Mr. Beck, UpHealth, Inc.'s Chief Accounting Officer, and UpHealth, Inc.'s Controller.[193]

166 According to the Claimant, while the first half of the payment under the TSHELA Purchase Order was due on 30 September 2021 (the day after the TSHELA Purchase Order was forwarded by Dr. Azim to UpHealth, Inc.), Dr. Azim evidently did not expect to receive the payment by that date.[194] By email dated 29 September 2021, Dr. Azim proposed a manner in which Glocal Healthcare could recognize revenue from the DRC Project for the third financial quarter of 2021, based on the percentage of the project that Glocal Healthcare had completed as of that time.[195]

167 On 13 October 2021, UpHealth, Inc engaged KPMG seeking advice on the proper accounting approach to be adopted in connection with the expected revenue from the TSHELA Purchase Order.[196] KPMG advised Mr. Beck and Mr. Jennings that Dr. Azim's approach could be applied to revenue expected to be collected from the TSHELA Purchase Order.[197]

168 According to the Claimant, recognizing revenue from the TSHELA Purchase Order was part of the audit of Glocal Healthcare's financial statements being undertaken by BDO India LLP ("**BDO**"). BDO (which was at that time known as MSKA & Associates) had been engaged by UpHealth, Inc. on 7 October 2021, after the Glocal Board approved their appointment as auditors. BDO was retained in place of Glocal Healthcare's previous auditor because Glocal Healthcare's financial statements had to be audited by a firm registered with the Public Company Accounting Oversight Board in the United States ("**PCAOB**") before being consolidated with the financial

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193 Ibid.

194 SOC, [97].

195 SOC, [97].

196 C-303 – email from Mr. Beck to Kurt Wojtanek and others dated 13 October 2021.

197 C-304 – Email from Kurt Wojtanek to Jay Jennings and others dated 30 October 2021.

68

statements of UpHealth, Inc. Unlike Glocal Healthcare's previous auditor, BDO was registered with the PCAOB.[198]

169 According to the Claimant, while assessing the recognition of revenue from the TSHELA Purchase Order, BDO asked whether Glocal Healthcare believed the revenue Glocal Healthcare was recognizing was collectable. KPMG's conclusion that the "percentage-completion" method was applicable was also based on Glocal Healthcare's representations that the revenue was collectible from TSHELA.[199]

170 On 29 October 2021, Mr. Jennings emailed Dr. Azim several questions about Glocal Healthcare's ability to collect from TSHELA as part of a list of open issues from BDO to be resolved so that the audit for the third quarter of 2021 could be finalized. According to the Claimant, Dr. Azim did not address BDO's questions about the collectability of the revenue and Mr. Beck followed up with him on 4 November 2021.[200]

171 On 5 November 2021, Mr. Jennings wrote to Dr. Azim advising him that Mr. Jennings and Mr. Beck had met with BDO and Plante & Moran PLCC ("**Plante Moran**"), UpHealth, Inc.'s auditor, and that the only remaining issues for the audit were those relating to the DRC Project.[201] On 8 November 2021, BDO advised Mr. Beck and Mr. Jennings that Dr. Azim had called them and expressed that he was confident that Glocal Healthcare would receive the initial 50% payment from TSHELA in short order.[202]

172 On 7 November 2021, BDO wrote to Dr. Azim stating that he had provided insufficiently detailed information regarding the extent of work performed by the

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198 Beck WS, [63].

199 C-308 - Email from Jay Jennings to Dr. Azim and others, dated 30 October 2021, pp. 1 – 2; C-307 - Email from Mr. Beck to Dr. Azim and others, dated 4 November 2021, pp. 1 – 2.

200 Ibid.

201 C-309 - Email from Jay Jennings to Dr. Azim and others dated 5 November 2021.

202 C-310 – Email from Puneet Agarwal to Jay Jennings and others dated 8 November 2021, pp. 1 - 2.

69

vendor Glocal Healthcare had been using to procure the digital dispensaries ordered by TSHELA.[203] According to the Claimant, Mr. Jennings explained to Dr. Azim in a follow-up email that this information related to the recognition of revenue from TSHELA on a percentage-completion basis.[204] Mr. Beck wrote to Dr. Azim to stress the urgency of getting the information to BDO, emphasizing that they were absolutely down to the wire to address BDO's questions.[205] On 9 November 2021, Glocal Healthcare forwarded the requested information to BDO.[206]

173 UpHealth, Inc. thereafter filed its Form 10-Q for the third quarter of 2021, and publicly announced that Glocal Healthcare had been awarded the DRC Project as of September 2021.[207] UpHealth, Inc. also filed a Form 8-K announcing the DRC Project and assigning it a value of USD 66 million over 5 years. [208]

174 In November 2021, UpHealth, Inc. and its affiliates entered into a consulting agreement with McKinsey and Company, Inc. and its affiliates ("**McKinsey**").

175 According to the Claimant, the units for the DRC Project were not shipped resulting in the basis on which Glocal Healthcare and UpHealth, Inc. had recognized revenue from the TSHELA Purchase Order being lost. In December 2021, Mr. Jennings and Mr. Beck followed up repeatedly with Dr. Azim asking about the timing of the shipment.[209] In January 2022, Mr. Jennings and Mr. Beck continued to press Dr. Azim for an update on the shipment of the digital dispensaries.[210] According to

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203 C-311 – Email from Jay Jennings to Atish Shah and others dated 9 November 2021, pp. – 2 - 3.

204 Ibid, p. 1.

205 Ibid, pp. 1- 2.

206 C-312 – Email from Glocal Healthcare to Gourav Chowdhary and others dated 9 November 2021.

207 C-55 – Form 10-Q for the quarter ended 30 September 2021.

208 C-313 – SEC Form 8-K for UpHealth, Inc. dated 10 November 2021, p 5.

209 Beck WS, [79].

210 Ibid.

70

the Claimant, Dr. Azim then told them that the delay in shipment was due to TSHELA's failure to pay for the units.[211]

176 According to the Claimant, by February 2022, Glocal Healthcare still had not received any payment from TSHELA. On 4 February 2022, Dr. Azim wrote to Mr. Beck and Mr. Balakrishnan that TSHELA would need additional time to make payments and that it seemingly lacked funding from the DRC Project.[212] He conveyed his belief that the DRC Project was "still manageable" but would merely be delayed.

177 According to the Claimant, a few days after Dr. Azim provided that update, Mr. Balakrishnan and Mr. Beck flew to Dubai to discuss Glocal Healthcare. Dr. Azim had relocated to Dubai in approximately December 2021 and, at the same time, resigned as CEO of Glocal Healthcare while remaining as chair of the Glocal Board and taking on the role of business development consultant for UpHealth, Inc. Meanwhile, Mr. Chowdhury took over as CEO of Glocal Healthcare. As Mr. Beck explains, these transitions appeared to be a way of Dr. Azim distancing himself from responsibility for Glocal's day-to-day operations.[213]

178 On 18 March 2022, Dr. Azim informed UpHealth Holdings that *inter alia* he had lost contact with the TSHELA CEO and that he assumed responsibility for what had happened.[214]

179 According to the Claimant, due to Dr. Azim's failure to substantiate his earlier statements that TSHELA would be able to pay for the digital dispensaries it had ordered, Plante Moran determined that UpHealth, Inc., would have to restate its financial statements for the third quarter of 2021 without the revenue it had recognized from TSHELA. UpHealth, Inc.'s audit committee agreed. On 30 March

211 SOC, [108].

212 C-316 – Email from Dr. Azim to Ramesh Balakrishnan and Mr. Beck dated 4 February 2022.

213 Beck WS, [83].

214 C-321 – Email from Dr. Azim to Jay Jennings and others dated 18 March 2022, p. 1.

71

72 2022, UpHealth, Inc., publicly announced through a Form 8-K that its Form 10-Q 215 which the Claimant says was an exclusive reference to the erroneous recognition of revenues from the DRC Project by Glocal Healthcare. The Form 8- K also provided revised figures reflecting the de-recognition of third-quarter 2021 revenue from the DRC Project.216 180 Further, on 30 March 2022, UpHealth, Inc. also filed a press release in which it announced that it would redeploy a contract worth USD 14.3 million to a new project in India. UpHealth, Inc. later included its restated financial statement in its annual Form 10-K that it filed with the SEC on 18 April 2022.217 According to the Claimant, when UpHealth, Inc. announced on 30 March 2022 that it would be share price dropped significantly. While UpHealth, Inc. also announced that day that it would be recognizing revenue from a separate contract (between Thrasys and one of its customers, Grapevine) in 2022 rather than 2021, Mr. Beck attributes the drop in share price to the issues that had arisen in relation to the DRC Project.218 181 219 215 C-109 -K dated 30 March 2022, item 4.02(a). 216 Beck WS, [90]. 217 C-56 - -K dated 30 March 2022, p. 1. 218 Beck WS, [93]. 219

73 182 Further, according to the Claimant: (a) On 13 May 2022, the NYSE notified UpHealth, Inc. that the average closing price of its common stock had fallen below the USD 1.00 per share over a Pricing Deficiency Notice is the minimum average share price required under Section 802.01C of the NYSE Listed Company Manual. The Pricing Deficiency Notice stated that UpHealth, Inc. had 6 months to cure the Price Deficiency under Section 802.01C, and that it needed to notify the NYSE within 10 days of its intention to cure, otherwise it would be subject to suspension and de-listing procedures. 220 (b) UpHealth, Inc. communicated to the NYSE its intention to cure the Pricing Deficiency, noting that if it was able to implement its business strategy, as stock would increase and cure the Pricing Deficiency within the required 6 months.221 (c) However, UpHealth, Inc. also informed the NYSE that it was exploring the possibility of implementing a reverse share split in a ratio that would be expected to immediately cure the Pricing Deficiency.222 (d) In an email to Glocal Healthcare dated 23 March 2022, Mr. Jennings stressed questions about revenue recognition the previous November, Mr. Jennings must lock down entries and update/provide the final trial 220 SOC, [120]; Beck WS, [97]. 221 C-325 - Email from UpHealth, Inc. to the NYSE, dated 2 July 2022, with attachment Exhibit C-326, Letter from UpHealth, Inc. to the NYSE dated 19 May 2022. 222 SOC, [121]; C-326 Letter from UpHealth, Inc. to the NYSE dated 19 May 2022; C-328 Letter from UpHealth, Inc. to the NYSE dated 27 June 2022.

74 balances and reporting package tomorrow -K must be filed by March 31, and we need the Glocal audit wrapped up to do 223 (e) email the next day, Glocal Healthcare did not do so until 1 April 2022, after -K had passed. UpHealth, Inc. was unable to file its Form 10-K until 18 April 2022, at the very end of the 224 (f) In the audit report that BDO provided to UpHealth, Inc. shortly before the Form 10-K was filed, BDO included a four-page chart identifying what BDO 225 (g) Just a few weeks later, Glocal Healthcare caused UpHealth, Inc. to miss the Form 10-Q, which covered the first financial quarter of 2022. It was due on 16 May 2022, but not filed until 23 May 2022, which was again at the very end of the grace period provided by the SEC Rules.226 183 The Claimant also states that: (a) After the loss of the DRC Project, UpHealth, Inc. created and implemented Contract Review and Approval Policy 223 C-101 Email from Jay Jennings to Atish Shah dated 23 March 2022. 224 SOC, [125]; C-102 Email from Atish Shah to Jay Jennings dated 1 April 2022; C-56 UpHealth, . 225 SOC, [126]; C-108 BDO Report to Management and TCWG dated 15 April 2022, pp. 6 and 10-13. 226 SOC, [127]; CLA 54 - General Instructions for Form 10-Q, p. 1; CLA 55 Form 12b-25 Notification of late filing, p, 1; C-110 -Q dated 23 May 2022, p. 68.

75 subsidiaries and potential business partners had to be reviewed and approved On 10 April 2022, Ms. Ramakrishna sent this policy to all executives of Azim and Mr. Chowdhury.227 The next day, Mr. Jennings sent the policy to the finance 228 (b) Glocal Healthcare had signed multiple contracts without prior review and approval by UpHealth, Inc., in violation of the Contract Review and Approval Policy.229 (c) 230 (d) Shortly afterward, to ensure that it could review the full universe of documents , UpHealth, Inc. began migrating emails from Glocal Healthcare to UpHealth, Inc. A few days into this process, however, Glocal Heal -technology IT who had been running the migration.231 Mr. Judkins was able to regain 227 C-329 Email from Jay Jennings to Atish Sha and others dated 11 April 2022, pp. 1-2. 228 Ibid. 229 Beck WS, [101]. 230 231 C-62 Email from Ranjani Ramakrishna to Dr. Azim, Ms. Azim and others dated 24 May 2022.

76 would not recur.232 (e) In the spring of 2022, while UpHealth, Inc. was struggling to meet its mismanagement and inability (or unwillingness) to cooperate with a basic email migration, Dr. Azim was attempting to gain power in UpHealth, Inc. Dr. Azim and a group of other UpHealth, Inc. shareholders collectively holding a slim majority of the shares of UpHealth, Inc. had banded together meeting of shareholders. Dr. Azim and Mr. Damodaran were included in the list of candidates.233 (f) The shareholder group seeking to nominate Dr. Azim and Mr. Damodaran missed the deadline for nominating directors at the annual shareholder ns. The shareholder group responded by commencing a lawsuit on 6 June 2022 in the Court of Chancery Delaware Court of Chancery Delaware Proxy Litigation the shareholder group in the Delaware Proxy Litigation was an order directing Delaware Proxy Litigation, the shareholder group voluntarily withdrew all their claims with prejudice. The shareholder group also stipulated and agreed that the majority of the UpHealth, Inc. board of directors would determine the 232 SOC, [141]; Ibid. 233 SOC, [142]; C-65 Email of Eric Lenzen dated 4 June 2022 attaching C-66 UPH Director Nominee Biographies dated 4 June 2022.

meeting of stockholders. Neither Dr. Azim nor Mr. Damodaran was among those nominees, and they were not appointed to UpHealth, Inc.'s board of directors.[234]

184 According to the Claimant, on 6 June 2021, Husch Blackwell and IndusLaw discussed the process of appointment of UpHealth holdings' designees to the Glocal Board. According to the Claimant, IndusLaw confirmed that UpHealth Holdings could appoint directors to the Glocal Board and that that "Post-closing [9 June 2021], the charter documents [AoA] of Glocal [Healthcare] may also be amended to remove the rights of the shareholders once they cease to remain shareholders in Glocal [Healthcare]".[235]

185 On June 2021, IndusLaw shared details about the entire process of appointment.[236]

186 In February 2022, UpHealth, Inc. engaged counsel in India to assist with the process of board appointments.[237] In July 2022, Mr. Beck, Ms. Ramakrishna, and Mr. Balakrishnan travelled to India to complete the process of obtaining director identification numbers and a digital signature certificates.[238] They obtained the same on or around 20 July 2022.

187 On 22 July 2022, UpHealth Holdings wrote a letter to the Glocal Board regarding Glocal Healthcare's obligation under the Original SPA to appoint UpHealth Holdings' nominees as directors.[239] They also informed the Glocal Board of their potential nominees. On 3 August 2022, UpHealth Holdings sent a follow up letter to Glocal Healthcare confirming that UpHealth Holdings' nominees and requesting

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234 SOC, [143] – [144]; C-70 – Stipulation and proposed order dismissing all claims with prejudice and without costs or attorney's fees, filed in the Delaware Proxy Litigation dated 2 August 2022.

235 SOC, [146], C-368 – Email exchange between IndusLaw and Husch Blackwell dated 6 June 2021.

236 SOC, [147], C-369 – Email exchange between IndusLaw and Husch Blackwell dated 7 June 2021.

237 SOC, [148].

238 Ibid.

239 SOC, [150], C-72.

77

they be appointed within five days.[240] On 15 August 2022, UpHealth Holdings sent the Glocal Board a request to convene an EGM of the shareholders of Glocal Healthcare, since it did not receive a response to its previous letter.[241] The EGM was requested *inter alia* to elect its nominees and amend the Company's articles of association ("AoA").

188 On 4 September 2022, the Glocal Board duly called the EGM for 26 September 2022.[242]

189 On 16 September 2022, Dr. Azim wrote a letter to UpHealth Holdings[243] stating *inter alia* that UpHealth Holdings':

> participation in equity of [Glocal Healthcare] [sic] was and continues to be treated merely as investment/loan which has been secured by the issuance of Share Capital in [Glocal Healthcare] to [UpHealth Holdings]" and "[I]t was always a term and/or agreement between [UpHealth Holdings and Glocal Healthcare] that as and when [Glocal Healthcare] [was] in a position to return the investments made by [UpHealth Holdings] [Glocal Healthcare] would be able to do so upon making repayment of the principal together with interest whereupon [Glocal Healthcare] would be entitled to buy the shares issued to [UpHealth Holdings] or alternatively [UpHealth Holdings] would be required to transfer such shares to [Glocal Healthcare] and/or [Glocal Healthcare's] nominees.[244]

190 On 19 September 2022, UpHealth Holdings wrote back, expressing its shock at Dr. Azim's obvious fabrications.[245]

191 On the same day, Dr. Azim and other Glocal Board members commenced a civil suit against UpHealth Holdings before the Commercial Court at Rajarhat, West

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240 SOC, [150], C-73 – Email from Ramesh Balakrishnan to Dr. Azim and Glocal Board dated 3 August 2022 with attachments.

241 SOC, [151], C-76 – Email from Ramesh Balakrishnan to Glocal Board of Directors dated 15 August 2022 along with attachments.

242 SOC, [152], C-80 – EGM notice dated 4 September 2022.

243 C-379 – Letter from Dr. Azim to UpHealth Holdings, Inc dated 16 September 2022.

244 SOC, [152].

245 C-380 – Letter from Ramesh Balakrishnan to Dr. Azim dated 19 September 2022.

78

Bengal as No. 19 of 2022 ("**Commercial Court Action**"). This action was based on the allegations made by Dr. Azim in his 16 September 2022 letter.[246]

192 On 20 September 2022, the members of the Glocal Board together with Dr. Azim's executive assistant and of the Giftee shareholders, Ms. Dipanwita Mukherjee ("**O&M Petitioners**") filed a petition before the National Company Law Tribunal ("**NCLT**") to prevent the EGM from taking place. The petition was filed under Section 241, 242, 213(b), and 244 of the Companies Act.[247]

193 On 26 September 2022, the NCLT denied the O&M Petitioners' request to stay the EGM and observed *inter alia* that modifications to the AoA should be carried out after detailed consideration by the reconstituted board.[248]

194 The EGM was held on 26 September 2022. According to the Claimant:

(a) Before the EGM, Sam Meckey from UpHealth emailed the Glocal Board to demand a vote by poll on the appointments of UpHealth holdings' designees and the amendments to the AoA.[249]

(b) During the EGM, instead of calling for a vote by poll, Dr. Azim called for a vote by a show of hands of the shareholders in attendance. While three shareholders in attendance at the EGM other than UpHealth Holdings voted in favour of appointing UpHealth Holdings' designees, there was a greater number of minority shareholders that voted against the appointments.[250]

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246 C-85 – Civil Suit No. 19/22 Dr. Syed Sabahat Azim & Ors. vs. UpHealth Holdings Inc. dated 19 September 2022.

247 C-81 - In the Matter of Dr. Syed Sabahat Azim & Ors, Petitioners, v. Glocal Healthcare Systems Pvt. LTD & Ors, Respondents, National Company Law Tribunal, Kolkata Bench dated 20 September 2022, pp. 2 and 33.

248 SOC. [160], C-82 – Order issued by the NCLT Kolkata Bench dated 26 September 2022, [3.5].

249 SOC, [162], C-83 – Email from Sam Meckey to Gautam Chowdhury and others regarding EGM dated 26 September 2022.

250 SOC, [163].

79

(c) On 27 September 2022, UpHealth Holdings filed an interlocutory application in the O&M Proceeding requesting the NCLT to issue *inter alia* an order directing the Glocal Board to give effect to the resolutions proposed by UpHealth Holdings in the EGM held on 26 September 2022.[251] UpHealth Holdings withdrew the application when it commenced the EA and the Arbitration.[252]

(d) On 4 November 2022, UpHealth Holdings submitted an interlocutory application requesting the NCLT to refer the remaining issues raised by the O&M Petitioners to arbitration.[253]

(e) Further, on 14 September 2022, approximately while commencing the Commercial Court Action and the O&M Proceeding, Respondent Chowdhury (on behalf of Glocal Healthcare) filed a criminal complaint in India against UpHealth Holdings, Mr. Ajay Arora (an UpHealth Holdings employee), and several members of the UpHealth Board, including Dr. Avi Katz, Dr. Raluca Dinu, Mr. Beck, Mr. Balakrishnan and Ms. Ramakrishna.[254] According to the Claimant, no action was taken by the police on this complaint.[255] On 15 October 2022, Respondent Chowdhury, on behalf of Glocal Healthcare, filed another criminal complaint against the same defendants before the Technocity Police Station in New Town, Kolkata, India.[256] On 24 October 2022, UpHealth Holdings filed a criminal complaint against the Glocal Board members, Mr. Damodaran, and Ms. Dipanwita Mukherjee.[257] The offenses described in the complaint include the defendants' criminal breach of trust for

251 C-132 – Claimant's Interlocutory Application before NCLT dated 27 September 2022, [25].

252 C-133 – Order issued by the NCLT Kolkata Bench on 25 October 2022, [3].

253 C-385 – Application before the NCLT in C.P 298-KB-2022 dated 4 November 2022, pp. 4 - 5.

254 C-120 – Complaint filed with the Commissioner of Police by Respondents Group A dated 14 September 2022.

255 SOC, [166]; Ibid.

256 C-119 – First Information Report No. 196/2022 dated 15 October 2022.

257 C-386 – First Information Report No. 210/2022 dated 7 November 2022.

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not appointing UpHealth Holdings' nominees to the Glocal Board, in violation of the Original SPA as amended.[258] On 1 June 2023, Glocal Healthcare, through Mr. Chowdhury, filed another criminal complaint against UpHealth, Inc., UpHealth Holdings and several officers of UpHealth, Inc. and employees and consultants of UpHealth Holdings.[259] Among other claims, it alleges that the Glocal Board would not have to hand over control to UpHealth Holdings, but would remain at the helm of all operations at the Company.[260]

(f) On 28 September 2022, Mr. Beck visited ICICI Bank, Kankugarchi Branch, in Kolkata, India ("**ICICI**").

(g) Glocal Healthcare maintained several accounts at ICICI including an account ending with numbers 1983 which the Glocal Board identified as the designated bank account exclusively to be used for the purposes of receiving subscription/application monies in relation to securities offered by Glocal Healthcare ("**Share Account**").[261]

(h) Mr. Beck had previously been appointed as the sole authorized signatory to operate the Share Account, replacing Mr. Chowdhury and Ms. Azim.[262] The purpose of Mr. Beck's visit was to follow up with the manager of ICICI, Sumit Biswas, about a letter Mr. Beck had sent to Mr. Biswas on 15 August 2022, in which he had expressed UpHealth Holdings' concern that the Glocal Board would attempt to improperly access the Share Account.[263]

(i) At their meeting on 28 September 2022, which took place at ICICI, Mr. Biswas informed Mr. Beck that the members of the Glocal Board had, in fact,

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258 SOC, [168]; Ibid.

259 C-344 – FIR numbered 105/2023 registered on 1 June 2023.

260 Ibid.

261 SOC, [173].

262 C-88 – Minutes of the 83rd Meeting of the Glocal Board dated 8 December 2021.

263 SOC, [174].

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asked him about the process for changing the authorized signatory on the Share Account. Mr. Biswas also told Mr. Beck that he expected to receive a formal change order from Glocal Healthcare and that ICICI's general counsel had informed him that ICICI would have to comply with such an order unless directed not to do so by a court or arbitral tribunal.[264]

(j) UpHealth Holdings' counsel in India wrote two notices to ICICI, on 29 September 2022[265] and 1 October 2022.[266] In these letters, UpHealth Holdings' counsel formally notified ICICI of the events at the EGM, confirmed that as a result of the blocked appointments the Glocal Board was now illegally constituted, and instructed ICICI not to change the authorized signatory on the Share Account if asked to do so by the Glocal Board as it was then constituted.

195 According to the Claimant, while the EA was ongoing, the Glocal Board improperly tried to install a new auditor for Glocal Healthcare that had not been registered by the PCAOB, which, as noted above, is a requirement for the purpose of consolidating Glocal Healthcare's financial statements into those of a U.S. publicly listed company. On 31 October 2022, Respondent Chowdhury, on behalf of the Glocal Board, sent a notice purporting to call an EGM of the shareholders of Glocal Healthcare, to be held at Glocal Healthcare's offices in Newtown, Kolkata, India, at 11:30am IST on 1 November 2022. The stated special business was "Appointment of Statutory Auditors to fill casual vacancy" and the proposed resolution was to appoint M/s. Gaurav S K Agarwal & Associates, Chartered Accountants as Statutory Auditors of the Company, in place of BDO.[267] The email was received by UpHealth Holdings at 7:56am Pacific Time (U.S.) / 8:26pm IST,

264 SOC, [175].

265 C-91 – Notice from Trilegal to S. Biswas from ICICI Bank dated 29 September 2022.

266 C-92 – Reminder Notice from Trilegal to S. Biswas from ICICI Bank dated 1 October 2022.

267 C-122 – Glocal Healthcare, Notice of Extra-Ordinary General Meeting dated 31 October 2022.

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attaching the notice and a form seeking Glocal Healthcare's shareholders' consent to the holding of the EGM at shorter notice.[268]

196 By email dated 31 October 2022 from Ms. Ramakrishna, UpHealth Holdings objected to the EMG notice and the meeting, pointing out irregularities in the EGM notice and that no business could be transacted at any such meeting.[269] It was also requested that, in any event, any voting at the EGM should be done by poll and not a show of hands. UpHealth Holdings also appointed Dr. Mamta Binani ("**Dr. Binani**") to act as proxy for the Claimant at the EGM. At least 2 other shareholders in Glocal Healthcare, Major Paresh Singhal[270] and Major Ashutosh Shrivastava,[271] also objected to the EGM being called at such short notice. UpHealth Holdings also sent a letter informing Gaurav S K Agarwal & Associates that any resolution passed for their appointment is unlawful and fraudulent.[272]

197 According to the Claimant, at the 29 September 2022 meeting of the board of directors of UpHealth, Inc., noting that as of close of business on 29 September 2022, UpHealth, Inc. had not cured the Pricing Deficiency and that it did not expect to be able to do so, the board determined that the best available near-term solution was a reverse stock split.[273] At an UpHealth, Inc. shareholder meeting held on 5 December 2022, stockholders holding a majority of the voting power of the company entitled to vote approved the reverse stock split.[274]

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268 C-121 – Email from Glocal Secretariat to Balakrishna dated 31 October 2022; C-122 – Glocal Healthcare, notice of Extra-Ordinary General Meeting dated 31 October 2022; C-123 – Shareholder Consent Form for Holding Extraordinary General Meeting.

269 C-124 – Email from Ramakrishna to Glocal Secretariat et al dated 31 October 2022.

270 C-126 – Email from Singhal to Glocal Secretariat and Azim dated 31 October 2022.

271 C-127 – Email from Shrivastava to Chowdhury and others dated 31 October 2022.

272 C-139 – Email from Ranjani Ramkrishna to Gaurav S K Agarwal and Associates dated 3 November 2022.

273 SOC, [187].

274 SOC, [188], C-343 – Unanimous Consent of the Board of Directors UpHealth, Inc. dated 5 December 2022.

83

198 On 25 October 2022, UpHealth Holdings commenced the EA against Glocal Healthcare and the Glocal Board members (Respondents Group A). On 9 November 2022, the day of the hearing in the EA, UpHealth Holdings' arbitration counsel received a letter from ICICI addressed to Mr. Beck dated 4 November 2022. In the letter, ICICI informed Mr. Beck that unless it received a *status quo* order from a court or tribunal within 7 days (*i.e.*, by 11 November 2022), it would change the signatory on the Share Account from Mr. Beck to Mr. Chowdhury, pursuant to a request by the Glocal Board.[275] Also on 9 November 2022, UpHealth Holdings applied to the Emergency Arbitrator for a temporary *status quo* order that could be communicated to ICICI preventing any change to the authorized signatory on the ICICI bank account, even as the Emergency Arbitrator was still considering the other matters in the EA. The Emergency Arbitrator issued that standstill order the next day.[276] Mr. Beck sent a copy of the order to ICICI, reiterating UpHealth Holdings' instructions not to change the authorizations on the account.[277] On 16 November 2022, the Emergency Arbitrator issued an order extending the *status quo* order for the Share Account for the duration of the Arbitration ("**EA Order**").[278] The Emergency Arbitrator also directed the Glocal Board to immediately provide to UpHealth Holdings all information necessary for UpHealth, Inc. to file its Form 10-Q for the third quarter of 2022. Mr. Beck notified ICICI of the EA Order by letter dated 18 November 2022.[279]

199 On 21 November 2022, UpHealth Holdings requested the Glocal Board to provide the documents identified in the EA Order.[280] UpHealth Holdings also identified BPM as the accounting firm that would review Glocal Healthcare's financial

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275 SOC, [191], C-158 – Letter from ICICI Bank dated 4 November 2022.

276 SOC, [192], C-162 – Temporary Restraining Order issued by the Emergency Arbitrator dated 10 November 2022.

277 SOC, [192], C-335 – Letter from Mr. Beck to Sumit Biswas dated 10 November 2022.

278 C-159 EA Order dated 16 November 2022, pp. 67-68.

279 C-336 – Letter from Mr. Beck to Sumit Biswas dated 18 November 2022.

280 C-163 – Email from R. Balakrishnan to Respondent Group A dated 21 November 2022 along with attachments.

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statements for the purposes of the Form 10-Q for the third quarter of 2022 and requested the Glocal Board to respond no later than 24 November 2022.[281]

200 The Glocal Board responded on 29 November 2022 seeking broad undertakings and board resolutions to maintain the confidentiality of any documents provided.[282] On 1 December 2022, UpHealth Holdings wrote to the Glocal Board again, reminding them of their obligations to comply with the EA Order, and asking the Glocal Board to provide the required third-quarter 2022 financial information for Glocal Healthcare to Mr. Jennings.[283] UpHealth Holdings also reiterated that it had entered into non-disclosure agreements that specifically protected the unaudited financial statements and information of Glocal Healthcare from entering the public domain.[284]

201 On 30 November 2022, UpHealth Holdings commenced an action in the Commercial Division of the Calcutta High Court ("**Commercial Division Bench**") seeking enforcement of the EA Order ("**Enforcement Action**"). On 23 December 2022, the Commercial Division Bench issued an order enforcing the EA order, particularly granting UpHealth Holdings' requests for immediate access to all financial statements necessary to be consolidated into the Form 10-Q for the third quarter of 2022.[285]

202 According to the Claimant, UpHealth Holdings and UpHealth, Inc, on the advice of their accountants and professional advisors, concluded that the behaviour of Glocal Healthcare, and its officers' actions since July 2022, including in particular their defiance of the EA Order, reflected a lack of sufficient indicia of control of

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281 C-164 – Letter from R. Balakrishnan to Respondents Group A dated 21 Novem 2022.

282 C-168 – Letter from Glocal to UpHealth Holdings dated 29 November 2022, [4.2]-[4.3]

283 C-169 – Email from R. Balakrishnan to Respondents Group A dated 1 December 2022 attaching C-170 – Letter from R. Balakrishnan to Respondents Group A.

284 C-170.

285 SOC, [198]; C-171 – Calcutta High Court Order dated 23 December 2022, pp. 8-11.

85

their subsidiary under US GAAP.[286] Mr. Beck and UpHealth, Inc.'s outside counsel shared this conclusion with the SEC in a meeting on 1 December 2022. After taking UpHealth, Inc.'s opinion under advisement, the SEC communicated via a follow-up phone call that it would not object to UpHealth, Inc.'s conclusion. As a result, on 29 December 2022, UpHealth, Inc. publicly announced that it had deconsolidated Glocal Healthcare's financial statements from those of UpHealth, Inc., effective 1 July 2022.[287] On 29 December 2022, UpHealth Holdings wrote to the Glocal Board, again asking them to comply with the EA Order and the Calcutta High Court Order, and to cooperate with UpHealth Holdings and UpHealth, Inc. so that UpHealth, Inc. could comply with its obligations under U.S. law.[288] In the same email, UpHealth Holdings also provided a list of documents it was specifically seeking. The list comprised 18 categories of documents and 54 line-items in total. The categories of documents were similar to those that had been previously requested from Glocal Healthcare.

203 According to the Claimant, on 3 January 2023, UpHealth Holdings followed up with the Glocal Board, reiterating its previous requests, directing the Glocal Board to provide Glocal Healthcare's financial information to UpHealth Holdings/UpHealth, Inc., and confirming that upon receipt, UpHealth Holdings/UpHealth, Inc. would make the information available to BPM for review.[289] No response to its letters dated 29 December 2022 and 3 January 2023 was received by UpHealth Holdings. On 8 January 2023, UpHealth Holdings filed its Amended Request for Arbitration, which added a claim related to the Glocal Board's ongoing defiance of the EA Order and the resulting harm to UpHealth Holdings. On 9 January 2023, the very next day, and nearly two months after the

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286 SOC, [200]; Beck WS, [141]

287 C-161 – UpHealth., Inc.'s Earnings Release statement dated 29 December 2022, p. 2; C-172 – Form 10-Q for the quarter ended 30 September 2022.

288 SOC, [212]; C-173 – Email from r. Ramakrishna to Glocal Board dated 29 December 2022 along with attachments.

289 SOC, [213]; C-176 – Email from R. Ramakrishna to Glocal Board dated 3 January 2023 along with attachments.

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EA Order had been issued and several weeks after the Calcutta High Court Order had been entered, Respondents Group A finally began sending certain, limited financial information, but in a manner inconsistent with the EA Order; that is, they unilaterally elected to send that information directly to BPM, UpHealth, Inc.'s auditor, but without notifying UpHealth Holdings.[290]

204 On 27 January 2023, UpHealth Holdings followed up by letter, describing in detail the deficiencies in the production and asking that Respondents Group A provide complete information.[291] Contemporaneously, Claimant initiated contempt proceedings against Respondents Group A for violating the clear directions contained in the Calcutta High Court Order.[292]

205 According to the Claimant, meanwhile, Glocal Healthcare and the members of the Glocal Board appealed the Calcutta High Court Order to the appellate division of the Calcutta High Court. This attempt to avoid having to provide the financial information of Glocal Healthcare in compliance with the EA Order was unsuccessful. On 7 February 2023, the appellate division of the Calcutta High Court ordered Glocal Healthcare and the Glocal Board to provide the information described by the EA Order and the Calcutta High Court Order ("**Appellate Division Order**"), but requested the Commercial Division Bench to not take up contempt proceedings pending the outcome of the appeal.[293]. After the Appellate Division Order was issued, between 13 and 15 February 2023, the Glocal Board sent 62 separate emails to BPM containing certain financial information of Glocal Healthcare, again without including or notifying UpHealth Holdings of those communications, and despite previous instruction to do so. On 22 February 2023,

290 SOC, [213]-[214]; C-393 – Email from Atish Shah to Rich Bellucci from BPM and others dated 9 January 2023 with attachments.

291 SOC, [215], C-401 – Letter from UpHealth Holdings to Respondents Group A dated 27 January 2023.

292 SOC, [216].

293 SOC, [217]; C-403 – Appellate Division Order dated 7 February 2023, p. 4.

87

88 UpHealth Holdings wrote to the Glocal Board reiterating those instructions.294 When the Glocal Board sent more information that was deficient in both form and content, UpHealth Holdings wrote again on 13 March 2023 identifying those deficiencies and asking for them to be remedied.295 Eventually, at the end of March 2023, UpHealth Holdings was able to obtain from BDO the information necessary for its annual Form 10-K for 2022, since it was information that pertained to the first three quarters of 2022 (i.e., prior to the effective date of the deconsolidation of period.296 According to the Claimant:297 (a) On 7 February 2023, the Appellate Court directed the Respondents Group A to provide Claimant with the financial information described in the Calcutta High Court Order and requested the Commercial Division Bench to not take up the Contempt Petition until disposal of the Appeals; and (b) On 26 June 2023, given that a final judgement by the Commercial Division Bench was pending in the Enforcement Action, the Appellate Court dismissed the Appeals as infructuous. It also directed Claimant to not proceed with the Contempt Petition until the judgement is passed in the Enforcement Action. Notably, the Appellate Court did not interfere with the Calcutta High Court Order directing Respondents Group A to comply with some of the directions under the EA Order. 294 SOC, [218]; C-341 Letter from UpHealth Holdings to Respondents Group A dated 22 February 2023 p. 3 [6]. 295 SOC, [219]; C-342 Letter from UpHealth Holdings to Glocal Healthcare dated 13 March 2023. 296 SOC, [219]; Beck WS, [144]. 297

89 VII. RELIEF SOUGHT BY THE CLAIMANT 206 In its Amended Request for Arbitration dated 8 January 2023, the Claimant originally sought the following relief against the Respondents:298 177.1 Declaring that Claimant is the 94.81% super majority shareholder in Glocal Healthcare; 177.2 Declaring that Claimant has good and marketable title over 94.81% of the shareholding in Glocal Healthcare, free and clear of all encumbrances and together with all rights, title, interest and benefits appertaining thereto; 177.3 Issuing a permanent mandatory injunction: (i) directing Respondents to take all necessary steps to (i) convene designee(s) as director(s) of the Glocal Board, and (ii) and, at designee(s) as director(s) of the Glocal Board; (ii) directing Respondents, both individually and jointly, to file Form DIR-12 with the jurisdictional registrar of companies in Glocal Board; (iii) directing Respondents, both individually and jointly, to provide Claimant with true extracts, duly certified by its Directors, of the updated register of directors; (iv) directing Respondents, both individually and jointly, to (i) convene a general meeting to approve and authorize the amendment of the Articles of Association of Glocal Healthcare, (ii) approve and authorize the amendment of the Articles of Association of Glocal Healthcare, (iii) take all necessary steps under Indian law to ensure Claimant is provided a right for its designee on the Glocal Board to act as the Chairman of the general meeting, having the right to exercise a casting vote in case of a deadlock, and (iv) at the general meeting, if demanded the voting method prescribed by the Companies Act, which contemplates that when a poll of all shareholders is demanded by any member holding more than one-tenth of the total voting power, the chair of the meeting is obligated to carry out the poll; (v) directing Respondents to take all necessary steps to comply with Clause 10.2 and Clause 12 of the SPA, requiring cooperation by Respondents to ensure Claimant owns 100% of 298 Amended Request for Arbitration dated 8 January 2023, paragraph 177.

90 the share capital of Glocal Healthcare, when and as required by Claimant; (vi) directing Respondents, both individually and jointly, to take all necessary steps to provide Claimant with full access to all financial statement(s), information, data, documents, books and records in the form and manner requested by Claimant; (vii) directing Respondents, both individually and jointly, to take all necessary steps to facilitate the integration of Glocal IT platform(s) and retain control of, and have continued access to the Glocal Healthcare server; and 177.4 Ordering Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite to, jointly and severally, pay damages to Claimant in the amount of the difference between (i) the value Claimant expected to receive from the Glocal Healthcare shares it purchased through the SPA, based on the representations of Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite about Glocal Healthcare before the SPA was signed, and (ii) the value Claimant has received from the Glocal Healthcare shares it purchased through the SPA. The precise amount of damages Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite owe to Claimant will be quantified later in these proceedings but is no less than [USD]150 million; 177.5 Ordering Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite to, jointly and severally, pay damages to Claimant in the amount of the losses incurred by Claimant as a result of the deconsolidation of Glocal Healthcare; 177.6 Ordering Respondents Azim, Richa Sana Azim and Chowdhury to, jointly and severally, reimburse to Claimant its legal costs incurred arbitration agreement; 177.7 Ordering Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite to, jointly and severally, pay the costs fees and expenses, the fees and expenses of the Tribunal and the ICC; 177.8 Ordering Respondents Azim, Richa Sana Azim and Chowdhury to, jointly and severally, pay the costs and expenses of the Emergency fees and expenses of the Emergency Arbitrator and the ICC; 177.9 Ordering Respondents Azim, Richa Sana Azim and Chowdhury to, jointly and severally, pay the costs and expenses of the Enforcement

91 177.10 Ordering that pre- and post-award interest is payable, jointly and severally, by Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite, to Claimant on each of the sums awarded above; and 177.11 Granting such other and further relief(s) as the Arbitral Tribunal may deem just and proper. 207 In its Statement of Claim dated 22 June 2023, the Claimant sought the following relief:299 463.1 Declaring that UpHealth Holdings is the 94.81% super majority shareholder in Glocal Healthcare; 463.2 Declaring that Claimant has good and marketable title over 94.81% of the shareholding in Glocal Healthcare, free and clear of all encumbrances and together with all rights, title, interest and benefits appertaining thereto; 463.3 Issuing a permanent mandatory injunction: i. pursuant to Clauses 5.2.1(b)(iii) and 12 of the Original SPA (as amended), directing Respondents to take all necessary steps to (i) convene a meeting of the Glocal Board to appoint Board, and (ii) at that meeting, approve and authorize the of the Glocal Board; ii pursuant to Clauses 5.2.1(c) and 12 of the Original SPA (as amended), directing Respondents, both individually and jointly, to file Form DIR-12 with the jurisdictional registrar of companies in relation to the appointment of UpHealth to the Glocal Board; iii pursuant to Clauses 5.2.1(d) and 12 of the Original SPA (as amended), directing Respondents, both individually and jointly, to provide UpHealth Holdings with true extracts, duly certified by its Directors, of the updated register of directors; iv directing Respondents, both individually and jointly, to (i) convene a general meeting to approve and authorize the amendment of the Articles of Association of Glocal Healthcare, (ii) approve and authorize the amendment of the Articles of Association of Glocal Healthcare, (iii) take all necessary steps under Indian law to ensure UpHealth Holdings is provided a right for its designee on the Glocal Board to act as the Chairman of the general meeting, having the right to exercise a casting vote in case of a deadlock, and (iv) at the 299

92 general meeting, if demanded the voting method prescribed by the Companies Act, which contemplates that when a poll of all shareholders is demanded by any member holding more than one-tenth of the total voting power, the chair of the meeting is obligated to carry out the poll; v pursuant to Clauses 10.2 and 12 of the Original SPA (as amended), directing Respondents to take all necessary steps to ensure UpHealth Holdings owns 100% of the share capital of Glocal Healthcare, when and as required by UpHealth Holdings; vi directing Respondents, both individually and jointly, to take all necessary steps to provide UpHealth Holdings with full access to all financial statement(s), information, data, documents, books and records in the form and manner requested by UpHealth Holdings; vii directing Respondents, both individually and jointly, to take all necessary steps to facilitate the integration of Glocal retain control of, and have continued access to the Glocal Healthcare server; and 463.4 Ordering Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite883 to, jointly and severally, pay damages to UpHealth Holdings in the amount of $122.8 million as the most accurate, although conservative, measure of the negative financial im misrepresentations and fraud. 463.5 Ordering Respondents Azim, Richa Sana Azim and Chowdhury (Respondents Group A)884 to, jointly and severally, reimburse to UpHealth Holdings all costs and expenses, including legal and expert fees, incurred as a result of legal proceedings which were only n including (i) the Emergency Arbitration (including UpHealth Emergency Arbitrator and the ICC); the litigations to enforce the EA costs, fees and expenses, the fees and expenses of the Arbitrators and the ICC). 463.6 Ordering that pre- and post-award interest is payable, jointly and severally, by Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite, according to the principal amounts of damages they are respectively ordered to pay in the award; and 463.7 Ordering Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite, jointly and severally, to gross up any

93 amounts to be paid by them to Claimant that may be subject to taxes in India, or any other jurisdiction where Respondents may be located, to ensure that Claimant receives the full amount of damages due to it. 463.8 Granting such other and further relief(s) as the Arbitral Tribunal may deem just and proper. 208 Subsequently on 5 August 2023 the Claimant amended the relief sought as follows:300 463.1 Declaring that UpHealth Holdings holds (i) 7,503,016 equity shares in Glocal Healthcare (95.29% of the total equity shares), (ii) 24,867 preference shares in Glocal Healthcare (37.52% of the total preference shares), and (iii) 94.81% of the total (equity plus preference) shares in Glocal Healthcare; 463.2 Declaring that UpHealth Holdings has good and marketable title over its shareholding in Glocal Healthcare detailed in paragraph 463.1 above, free and clear of all encumbrances and together with all rights, title, interest and benefits appertaining thereto; 463.3 Issuing a permanent mandatory injunction: i. pursuant to Clauses 5.2.1(b)(iii) and 12 of the Original SPA (as amended), directing Respondents to take all necessary steps to (i) convene a meeting of the Glocal Board to appoint UpHealth ii) at that meeting, approve and authorize the appointment of Board; ii. pursuant to Clauses 5.2.1(c) and 12 of the Original SPA (as amended), directing Respondents, both individually and jointly, to file Form DIR-12 with the jurisdictional registrar of designee(s) to the Glocal Board; iii. pursuant to Clauses 5.2.1(d) and 12 of the Original SPA (as amended), directing Respondents, both individually and jointly, to provide UpHealth Holdings with true extracts, duly certified by the Glocal Board, of board resolutions appointing UpHealth following such appointment; iv. directing Respondents, both individually and jointly, to (in the following order): (i) convene a general meeting to approve and authorize the amendment of the Articles of Association of Glocal Healthcare, (ii) approve and authorize the amendment of the Articles of Association of Glocal Healthcare, (iii) take all necessary steps under Indian law to ensure UpHealth Holdings is provided a right for its designee on the Glocal Board to act as the Chairman of the general meeting, having the right to 300

94 exercise a casting vote in case of a deadlock, and (iv) at the general meeting, if a poll is demanded in accordance with the provisions of the Companies Act, approve and implement such demand and to conduct the voting by poll; v. pursuant to Clauses 10.2 and 12 of the Original SPA (as amended), directing Respondents to take all necessary steps to ensure that UpHealth Holdings owns 100% of the share capital of Glocal Healthcare, when and as required by UpHealth Holdings; and vi. directing Respondents, both individually and jointly, to take all necessary steps to provide UpHealth Holdings with full access to all financial statement(s), information, data, documents, books and records in the form and manner requested by UpHealth Holdings. 463.4 Ordering Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite to, jointly and severally, pay damages to UpHealth Holdings in the amount of $1.7 million (or such other amount as the Tribunal may determine to be appropriate), arising 463.5 Ordering Respondents Azim and Kimberlite to, jointly and severally, pay damages to UpHealth Holdings in the amount of $121.1 million (or such other amount as the Tribunal may determine to be tions. 463.6 Ordering Respondents Azim, Richa Sana Azim and Chowdhury (Respondents Group A) to, jointly and severally, reimburse to UpHealth Holdings all costs and expenses, including legal fees, incurred as a result of (i) the Emergency Arbitration (including U fees and expenses of the Emergency Arbitrator and the ICC); and (ii) the litigations to enforce the EA Order in India (including UpHealth which were only 463.7 Ordering Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran, and Kimberlite to, jointly and severally, reimburse to UpHealth Holdings all costs and expenses, including legal and expert fees, incurred as a result of this Arbitration (including UpHealth expenses of the Arbitrators and the ICC), which was only necessary 463.8 Ordering that pre- and post-award interest is payable, jointly and severally, by Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite, according to the principal amounts of damages they are respectively ordered to pay in the award. 463.9 Ordering Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite, jointly and severally, to gross up any amounts to be paid by them to Claimant that may be subject to taxes in India, or any other jurisdiction where Respondents may be located, to ensure that Claimant receives the full amount of damages due to it.

95 463.10 Giving continuing effect to subparts (c), (e), and (f) of Section VII (the dispositif) of the EA Order, as amended in [proposed] Appendix 29(3) of the ICC Rules and Article 6(6)(c) of Appendix V to the ICC Rules. 463.11 Holding and declaring that Martin Beck (Chief Financial Officer) and/or Jeremy Livianu (Chief Legal Officer) and/or such other person as may be designated by the board of directors of UpHealth Holdings, by board resolution, from time to time (and notified in writing to ICICI Bank by the Chief Executive Officer of UpHealth Holdings, attaching a certified copy of the resolution of the board of directors of UpHealth Holdings designating such person) may, jointly or severally, be permitted to access and operate Glocal 104905001983. 463.12 Granting such other and further relief(s) as the Arbitral Tribunal may deem just and proper. 209 Tribunal will identify and the jurisdictional issues raised are set out. VIII. RELIEF SOUGHT BY THE RESPONDENT 210 Despite being provided with multiple opportunities to participate, the Respondents decided not to participate in these proceedings and have not sought any formal relief from the Tribunal. Certain Respondents as well as non-party shareholders, however, maintain in unsolicited correspondence (sent well after the timelines for pleadings and written submissions had passed) that the Tribunal has no jurisdiction to hear the claims made by the Claimant and that these proceedings are tainted by the and ought to be dismissed. As further explained below, the Tribunal does not have jurisdiction over any of the non-parties who filed correspondence in this arbitral proceeding. IX. 211 Given the problematic history of these proceedings and all the collateral court proceedings, it is important that the Tribunal sets out in this Award the salient facts

212 On 25 October 2022, the Claimant applied for emergency measures pursuant to Article 29 and Appendix V of the Rules. Pertinently, the 1st to 4th Respondents ("**Respondents Group A**") participated in the EA proceedings, applying for bifurcation, indicating their availability for a hearing, and requesting an extension of time to respond to the EA Application.[301] The Respondents Group A also raised several jurisdictional objections at this stage by email dated 31 October 2022 and by their response to the EA Application filed on 5 November 2022.[302] Mr. Mukherjee, the Respondents Group A's counsel, also confirmed email as the preferred mode of communication.[303]

213 On 9 December 2022 Respondents 5, 6, and Group A objected to the continuation of the arbitration proceedings by means of emails to the Secretariat.[304] Similarly, on 20 December 2022, the Respondents Group A requested the ICC Court to dismiss the arbitration pursuant to Article 6(3) of the ICC Rules, reiterating their jurisdictional objections.[305] The Secretary General decided not to refer the matter to the Court and thus any question of jurisdiction was left to be addressed by the Tribunal.[306] The Respondents thereafter did not respond to the Tribunal's invitation to participate in the arbitration proceedings.

214 The Tribunal has punctiliously attempted to ensure that the Respondents were kept informed about all steps being taken in the proceedings and afforded several opportunities for them to participate in the proceedings and observe the directions given. This is illustrated by the facts now set out below.

301 See Emergency Arbitration Order ("EA Order"), [10]-[11], [25]-[29].

302 See EA Order, [25] and [32].

303 EA Order, [10].

304 Email from Respondent No. 5 to Secretariat, ICC on 9 December 2022 (C-193); Respondent No. 6 to Secretariat, ICC on 9 December 2022 (C-194); and Respondents Group A to Secretariat, ICC on 9 December 2022 (C-192).

305 Email from Respondents Group A to ICC on 20 December 2022 (C-406).

306 Secretariat's Correspondence dated 7 March 2023.

96

97 215 To date, the Respondents have consistently been copied on all of communications with the Parties via email. 216 By its letter of 9 March 2023, the Tribunal informed the Parties of its intention to organize a case management conference and invited the Parties to comment on the same.307 On 11 March 2023, the Tribunal shared draft versions of the TOR and Procedural Order No. 308 However, on 14 March 2023, the Tribunal noted that the Respondents had not responded to the draft TOR and Procedural Order No. 1 of 11 March 2023, and the draft Tribunal requested Mr. Mukherjee, the counsel on record for Respondents Group A, and Respondents 5 and 6 to make their responses known by close of 14 March 2023. However, they neglected to do the same. 217 Although they were invited to, the Respondents did not participate in the case management conference held on 12 April 2023. 218 On 14 April 2023 the Tribunal informed the Respondents of inter alia of the following:309 The Tribunal refers to the Case Management Conference held on 12 April 2023 In the course of the CMC, the Tribunal was informed by the Claimant that the Respondent(s) have commenced and/or participated in Indian Court and/or NCLT proceedings on matters inextricably linked to the subject matter of this arbitration. The Tribunal then asked the Claimant to provide the details of the nature as well as the relevant particulars of those Court and/or NLCT proceedings. Following the attached to this email (Summary). Respondents and their Counsel, Mr. Mukherjee, are invited to inform the Tribunal by close Tuesday, 18 April 2023, if they dispute the particulars given in the Summary and or if they wish to supplement them and if so, how. 307 308 309

98 The Tribunal notes on the basis of the Summary that the Respondents have been actively participating and represented by Counsel in proceedings before the Indian courts and/or NCLT which are inextricably intertwined to the subject matter of these proceedings. The Respondents are invited once again to participate in these arbitration proceeding and inform the Tribunal by close Tuesday, 18 April 2023 whether they might now wish to do so. In the course of the CMC, the Tribunal made the following directions: The Claimant is to file its Statement of Claim, accompanied by all supporting documents, witness statements, and expert reports if any, on or before close 22 June 2023. The Respondents are given two weeks from the filing/receipt of the Statement of Claim and the supporting documents to reconsider their apparent decision not to participate in these proceedings and to inform the Tribunal whether they wish to participate in the proceedings ie by close 6 July 2023. A further Case Management Conference is to be held on 13 July 2023 at 2100 SGT. In the event, the Respondents do not confirm their participation in the proceedings by the 6 July 2023, the oral hearing is to be held in Chicago on 31 July 2023 to 2 August 2023 (both days included) with 3 August 2023 as a reserve date. In the event the Respondent confirm their participation in the proceedings by close 6 July 2023, the oral hearing is to be held in Chicago during the period 13 to 20 November 2023. Other relevant events/dates can be found in the attached timetable. Mr. Mukherjee and the Respondents are invited to provide any comments on the above directions and the procedural timetable by close Tuesday, 18 April 2023. attached herewith. Parties or their authorised representatives are to sign the TOR and return it to the Tribunal Secretary by close Tuesday , 18 April 2023. (emphasis as in original) 219 It bears mention that the Tribunal gave the Respondents approximately two and a half months to confirm their participation in the proceedings (i.e., until 6 July 2023). Further, the Respondents were also given time until 18 April 2023 to comment on and/or dispute the particulars in the summary of proceedings shared by the Claimant. 220 However, the Respondents did not convey any intention to participate in the proceedings, as noted by the Tribunal in its email of 19 May 2023. Further, to this date, the Respondents have not indicated any intention to participate in the proceedings.

99 221 communications, the Claimant has served paper copies of its pleadings and submissions on the Respondents.310 It is evident they have all along been receiving 30 222 Even after the expiry of the 6 July 2023 deadline, the Tribunal gave the Respondents additional opportunities to attend and/or observe the evidentiary hearing, including via video-conferencing: The Tribunal is satisfied that all the relevant documents have been served on the Respondents and that the Respondents have evinced a clear intention not to participate in these proceedings. In the circumstances, the Hearing in Chicago fixed from 31 July through 2 August 2023 (with 3 August held in reserve) is to proceed as earlier directed. Unless the Tribunal hears otherwise from the Respondents and or their Counsel by close 13 July 2023 (IST), the logistical/administrative to note that separate arrangements will be made by the Tribunal to settle on a venue to hold its deliberations. The Tribunal invites suggestions as to suitable staying in. Any Counsel and Party representatives who wish to attend and or observe the proceedings- via video conferencing are to inform the Tribunal Secretary by close 15 July (SGT) of their request. In addition to the proposed logistical arrangements, Counsel for the Claimant are to arrange for the following by 17 July 2023: a. The setting up of a secure electronic database where all documents placed on record todate are accessible. This library should be appropriately categorised (eg Pleadings, Correspondence, Procedural Order et al); b. Video Conferencing access for any Party representatives who might, with the Separately, Counsel for the Claimant are to provide for the purposes of the Hearing hard copies of the Pleadings, witness statements and other key 310 (SGT); 29 July 2023 at 4.52 PM (SGT).

> Tribunal members will separately make known any similar requests they might have.
> [emphasis in bold added]

223 On 5 August 2023, the Respondents were invited to respond to the Claimant's proposed amendments to its' Statement of Claim and the new legal and factual exhibits it sought to introduce pursuant to the evidentiary hearing.[311] However, the Respondents did not make any observations or comments as noted in the Tribunal's email of 11 August 2023.[312]

224 On 5 November 2023, the Tribunal invited the Claimant to address several queries raised by the Tribunal and invited the Respondents in turn to respond to the Claimant.[313] However, the Respondents neglected to do so.

225 The Respondents have also been provided with copies of the hearing transcripts[314] and are aware of all matters that transpired during the hearings. However, they have not made any formal applications before the Tribunal.

226 Despite the numerous opportunities the Tribunal has provided the Respondents to formally participate in the proceedings, they have consistently disregarded these invitations. While they are entitled to not participate in the proceedings, the Tribunal is disappointed that the Respondents have apparently attempted to disrupt the orderly conduct of these proceedings through opportunistic interventions either directly or through non-parties at the time and method of their choosing in disregard of the procedural orders and schedule for the parties' submissions.

227 For instance, the Respondents and non-parties to this arbitration (over which the Tribunal has no jurisdiction) have repeatedly sent unilateral communications to the Tribunal *without concurrently copying the Claimant and its Counsel* outside of the

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311 See Tribunal's email of 5 August 2023.

312 See Tribunal's email of 11 August 2023.

313 See Tribunal's email of 5 November 2023.

314 See emails from Brittania Clarke dated: 7 August 2023 at 10.15 PM (EST); 7 August 2023 at 10.27 PM (EST); 7 August 2023 at 10.37 PM (EST); 10 September 2023.

100

101 deadlines provided in the procedural timetable. It is troubling that instead of formally making submissions before the Tribunal according to the schedule noticed , the Respondents and non-parties connected to the Company (over which we have no jurisdiction) have submitted several unsolicited emails: (a) Email to the Tribunal from non-party Dipanwita Mukherjee dated 31 July 2023. Dipanwita Mukherjee appears to be a shareholder and Chief Manager of Glocal. (b) Email to the Tribunal from non-party Rajib Das dated 31 July 2023. Rajib Das is a shareholder of Glocal. (c) Email to the Tribunal from the 5th Respondent dated 26 August 2023. (d) Email to the Tribunal from non-party Rajib Das dated 29 August 2023. (e) 8 September 2023). (f) Email to the Tribunal from Respondent No. Healthcare Systems Pvt. Ltd., (Gautam Chowdhury) on Glocal Healthcare letterhead of 20 September 2023. (g) and (h) Letter to the Tribunal from Respondent 4 of 27 November 2023. 228 Additionally, the Members of the Tribunal have also been sent unsolicited boxes of documents by the Respondents to the offices of the Tribunal members on or around early December 2023 and early February 2024. The Claimant informed the Tribunal that these boxes had not been served on them. It would be improper for the Tribunal to consider such unilateral communications. The Respondents must be aware of the

102 impropriety of such communications as they appear to be professionally advised at all material times [t]he Parties shall not engage in any oral or written communications with the Tribunal or any member of the Tribunal ex parte in connection with the subject- 315 229 Through the above emails, the Respondents and non-parties have made various allegations entirely disregarding the directions and established procedures for from participating in arbitral proceedings does not mean they have an absolute right to pick and choose the moments they may intervene (or interfere) in the proceedings. The first batch of unsolicited emails were sent on the eve of the evidentiary hearing. Similarly, the ema eve of the hearing on 9 September 2023. 230 Although they have been granted multiple opportunities to participate in the proceedings, Respondents did not formally place their objections before the constituted Tribunal. Instead, they unilaterally sent (or it appears, procured shareholders/ employees to send) emails to the Tribunal. The emails and boxes of documents were sent only to the Tribunal without copying the Claimant. These unsolicited emails and documents do not elicit any bona fide intention to meaningfully contribute to the proceedings, but rather appear to have been laced with the intention to disrupt the efficient and timely conduct of these proceedings. They have in no small way added to the time taken to address them, delayed the finalization of this award and increased the incidental costs incurred. 231 Counsel for Respondents Group A appeared at the outset of this proceeding. No counsel ever appeared for Respondents 5 or 6. It appears that the Respondents throughout these proceedings have been acting on the advice of counsel. In several of their emails they have made intricate legal arguments and referred to legal 315 PO1, Paragraph 7.2.

Glocal", the Respondents have referred to cases such as *Russell v. Russell*, [L.R.] 14 Ch.D. 471), Denning L.J., in *Lazarus Estates Ltd v Beasley* [1956] 1 QB 702, and *Su Sh-Hsyu v Wee Yue Chew* [2007] SGCA 31). The Respondents have also referred to fraud but sadly the Tribunal is unable to even begin making a finding on this matter since Respondent failed to properly articulate its position in accordance with the procedural timetable established for these proceedings. In this regard, the Claimant argues that "no Respondent has clearly articulated to the tribunal any claim of fraud in connection with the Original SPA as amended."[316] In the Tribunal's view, it is inconvertible and globally accepted that a party seeking to rely on a particular fact has the burden of establishing it. In the present circumstances, the burden of proof is on the Respondents to establish fraud on the part of the Claimant. The Respondents have merely made bare allegations concerning fraud on the part of the Claimant and have not even begun to satisfy their burden of proof. It is further argued by the Claimant that the law on arbitrability in India has evolved since *Russell v Russell* (cited by the Respondents).[317] The Claimant submits that more recently the Supreme Court of India in *Avitel Post Studioz Ltd. v. HSBC PI Holdings (Mauritius) Ltd.*[318] rejected arguments on non-arbitrability and fraud on the basis that "the mere fact that criminal proceedings can or have been instituted in respect of the same subject matter would not lead to the conclusion that a dispute which is otherwise arbitrable, ceases to be so."[319] In the Tribunal's view, on the basis of the material provided by the Respondents, there is plainly insufficient evidence to reach any finding of fraud on the part of the Claimant. The Tribunal notes, as an aside, any allegation that the SPA was entered into fraudulently may also entail, as argued by the Claimant, the Respondents returning all sums paid by the Claimant under the SPA. Pertinently,

[316] Email from the Claimant's Counsel dated 19 November 2023, 07:28 AM (SGT) together with the attached letter dated 18 November 2023.

[317] *Ibid.*

[318] *Ibid*; CLA-84, *Avitel Post Studioz Ltd. v. HSBC PI Holdings (Mauritius) Ltd.,* (2021) 4 SCC 713.

[319] CLA – 84, [43].

103

104 the Claimant states inter alia 320 is suggesting that the transactions underlying this dispute were entered into on the basis of fraud, and that as a result they should be unwound. Again, no Respondent has clearly articulated to the Tribunal any claim of fraud in connection with the Original SPA as amended. If, however, Respondent Glocal is proposing to return the value it and the other Respondents received in exchange for their shares in Glocal Healthcare, certainly, Claimant would be open to discussing such an arrangement. As the record makes clear, Claimant has not received the value that it paid for pursuant to the Original SPA as amended. Claimant paid approximately $185 million total in cash and stock to the Respondents. To the extent the Respondents propose to "unravel" the transaction by returning $185 million in value to Claimant, this is indeed an appropriate number for the Tribunal to bear in mind as it considers the quantum of Claimant' s damages in this case. [emphasis in italics added] 232 Further, at no point in time, did any of the Respondents ask for an extension of time to submit any pleadings/written submissions. Instead, the Respondents have simply sent emails at various points in time without making any effort to appropriately support their claims or allegations with relevant evidence or documents fairly served on the Claimant formally participating in the proceedings and making submissions regarding their concerns. Unfortunately, the Respondents made a deliberate decision not to appropriately participate in these proceedings. The Respondents have instead made broad and sweeping allegations and sent documents without categorizing them or copying these documents to the Claimant. 233 The Tribunal is satisfied that the Respondents have been given more than adequate opportunities to participate in these proceedings but have instead consciously determined not to observe the terms of the arbitration agreement they entered into, the applicable ICC Rules and directions given by the Tribunal. Strikingly, even shareholders and employees such as Dipanwita Mukherjee and Rajib Das had intimate knowledge of the conduct of this arbitration proceedings and timelines 320 November 2023, 07:28 AM (SGT).

such as the date of the evidentiary hearing, even though they are not parties to these proceedings.[321]

234 This is also an appropriate juncture to briefly address certain arguments raised by the Respondents. The other objections which go to jurisdiction are discussed below when determining the Tribunal's jurisdiction. First, Respondent No. 1 alleges the Claimant is guilty of perjury on the basis that there were option agreements along with the SPAs, which provided for the transfer of shareholding only after the receipt of full consideration by the Sellers.[322] Respondent No. 1 asserts that the Claimant has concealed these option agreements and other relevant facts and has *inter alia* misrepresented their loss of control of the Company.

235 Second, Respondent No. 1 argues that the Claimant is guilty of criminal fraud in India and as such the issues are non-arbitrable.[323] On the subject of fraud, Respondent No. 1 also states that the Claimant and its "Principles" "misrepresented the valuation of UpHealth Inc. (at USD 1075 Million on December 31, 2020), thereby inflating and padding it by almost double the valuation of the operating business of UpHealth Holdings Inc., which was acquired pursuant to the BCAs, in October 30, 2020 and November 20, 2020, just a few months prior to the consummation of the business combination."[324] They assert that the basis for determining the inflated values has not been disclosed. These purportedly inflated shares were given to the Sellers as part of the consideration for their shares in Glocal. Respondent No. 1 goes on to state that "[t]o put this into perspective, the Claimants et al fraudulently gained access to 94.81% shares of Glocal by paying

321 This is borne out by the emails they have sent to the Tribunal. For example, Email to the Tribunal from Dipanwita Mukherjee dated 31 July 2023. Dipanwita Mukherjee appears to be a shareholder and Chief Manager of Glocal; Email to the Tribunal from Rajib Dias dated 31 July 2023. Rajib Dias is a shareholder of Glocal; and 10.4.9.4. Email to the Tribunal from Rajib Dias dated 29 August 2023.

322 Email from CEO Office Glocal <ceo-office@glocal.healthcare> " attaching letter signed "For & On behalf of Glocal Healthcare Systems Pvt Ltd., (Gautam Chowdhury)" on Glocal Healthcare letterhead.to the Tribunal dated 15 November 2023, [3]-[7].

323 Email from Mr. Chowdhury to the Tribunal dated 15 November 2023, [8].

324 Letter from Mr. Chowdhury to the Tribunal dated 27 November 2023.

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106 only 13% in cash of the total transaction value and compensating the balance amount of the deal by defrauding the shareholders by allocating shares stated to be for a value of USD 10 per share, but essentially worthless when the same became marketable and qualified as consideration as per terms of the SPA and Option Agreements, while signing warranties that the value (not less than 110 Mn$) would 325 236 These assertions and issues are clearly matters the Respondents had every right to raise before us but they chose not to participate in these proceedings and have their assertions verified and tested through the usual processes. As a procedural matter, they ignored all procedural timetables for the resolution of disputes in these proceedings. As a substantive matter, they have not appropriately placed the relevant evidence before the Tribunal. There is simply no cogent evidence placed before the Tribunal that the Claimant has perjured itself before this Tribunal. Further, the Respondents have not submitted any witness evidence to substantiate their various allegations and the veracity of the alleged option agreements. It also does not appear that the option agreements were produced before the Emergency Arbitrator or other fora , after the had been given that the Respondents have attempted to produce these agreements, months after having the benefit of seeing is among other things, a patent misuse of process that deprived the Claimant of properly responding to these matters. 237 Allegations of fraud and criminal breach of trust are not trivial matters to be lightly made and considered. They carry a heavy burden of proof depending on the context.326 The Respondents have not met this burden for the purposes of 325 Ibid. 326 See general proposition set out in CLA 84 Avitel Post Studioz Ltd. v. HSBC PI Holdings (Mauritius) Ltd.) have any bearing so far as the criminal case is concerned and vice versa except to the extent provided in Sections 41 to 43 of the Evidence Act, 1872. Standard of proof is different in civil and criminal

107 establishing fraud in a civil matter. At the outset of the proceedings, the Tribunal issued a procedural calendar and directions to the Parties on when to submit arguments and evidence. Claimant complied with the calendar, Respondents did not. The Tribunal or at its direction the Claimants- sent communications to Respondents via email and in hard copy via hand delivery, and invited them to participate in all hearings, which they simply failed to do. In short, Respondents defaulted and failed to produce submissions or evidence despite repeated prompts. Following the hearing and presentation of final submissions, Respondents commenced sending boxes of documents out of time, out of sequence without providing them to the Claimant and without seeking leave of the Tribunal to do so. The Tribunal did not open them and is unaware of their contents. 238 Accordingly, based on the evidence that has been properly placed before us, there share price was caused by the Respondents. While there is not sufficient evidence to find information seriously n ways as elaborated further below. 239 allegations raised by the Respondents. The Respondents made a deliberate decision not to participate in these proceedings. Respondents Group A were advised by Counsel throughout the course of these proceedings. They chose a course of conduct that disrupted and delayed these proceedings from time to time, including on the eve of the hearing, rather than participate in the proceedings, respecting the timelines established in the procedural calendar, and making submissions supported cases. In civil cases it is preponderance of probabilities while in criminal cases it is proof beyond

108 by evidence affording Claimant opportunities to respond. This disturbing course of conduct, together with the lack of evidence proffered for its serious allegations, has made it impossible for the Tribunal to decide these issues on the merits. Accordingly, and for the reasons set out above for which the Respondents have only themselves to blame, the Tribunal does not (and cannot) decide the allegations of fraud made by the Respondents. X. JURISDICTION 240 The Respondents Group A emergency relief and through their Counsel raised three jurisdictional objections in the course of the hearing before the EA:327 (a) The claims are not admissible because the Claimants have failed to follow the mandatory pre- Pre- arbitration Steps Objection (b) The claims advanced by the Claimants are not arbitrable under Indian law (which is the governing law of the SPA and law of the arbitration agreement Non-Arbitrability Objection (c) By submitting to the jurisdiction of the NCLT, Claimants have waived the right to invoke the arbitration agreement in respect of the same claims Waiver Objection 241 In their correspondence of 20 December 2023, Respondents Group A filed preliminary objections to jurisdiction under Articles 6(3) and 6(4) of the ICC Rules.328 The Secretary General decided not to refer this matter to the Court and these issues are now before the Tribunal. Specifically, Respondents Group A raised the following objections: 327 328 Respondents Group A email dated 20 December 2022.

(a) Issues pertaining to the enforcement of the oral understanding and its effects on the shareholding cannot be adjudicated in arbitration as no arbitration agreement exists.

(b) The subject matter of the dispute is not arbitrable under Indian law.

(c) Alternatively, the Claimant has waived its right to claim the reliefs in these proceedings.

(d) The Claimant has failed to comply with the mandatory pre-arbitration condition of the arbitration.[329]

A. Pre-Arbitration Steps Objection

242 The Respondents Group A argued that, as a consequence of Clause 14.2.2 of the Original SPA, a party can only commence an arbitration after it (i) delivers a written notice of dispute; (ii) attempts to resolve the dispute within 30 days after delivery of such notice; and (iii) if the attempt at resolution fails, waits for an additional 15 days. They assert that these requirements are mandatory, and that the Claimant has not satisfied these requirements. They claim that under Indian law a failure to comply with pre-conditions to arbitration deprives a subsequently constituted tribunal of jurisdiction to decide a matter and that in the present circumstances, the Claimant's claims are inadmissible and must fail.[330]

243 The Claimant asserts that (i) pre-arbitration negotiation periods are not mandatory under Indian law, particularly where such negotiations would be futile; [331] (ii) negotiations would have been futile in this case as a result of the particular

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329 Respondents Group A email dated 20 December 2022.

330 Respondents' Reply, [72] – [75].

331 Citing *Ravindra Kumar v BPTP Ltd* 2014 SCC Online Del 6602, ¶ 7; *Sarvesh Security Services Private Ltd v. Managing Director*, DSIIDC 2018 SCC OnLine Del 7996, page 0007, ¶ 28; *Demerara Distilleries (P) Ltd. v. Demerara Distillers Ltd* (2015) 13 SCC 610, page 0003, ¶ 5; *Quick Heal Technologies Ltd. v. NCS Computech Pvt. Ltd.*, 2020 SCC Online Bom 687, page 0008, ¶ 47; *IMZ Corporate Pvt. Ltd. v. MSD Telematics Pvt Ltd.*, 2021 SCC Online Del 3016, pages 0003-0004, ¶ 9.

109

110 animosity between the parties, reflected in the criminal proceedings started by Respondents Group A against the Claimant and its officers; and (iii) in any event, UpHealth Holdings in fact complied with the negotiation period.332 Regarding the last point, the Claimant state that:333 (a) On 25 October 2023, it sent its Notice of Arbitral Dispute to the Respondents stating inter alia available to meet with representatives of Glocal Healthcare to establish a 334 (b) Dr. Azim responded on behalf of the Company on 2 November 2022 inter alia expressing receptiveness to negotiations.335 (c) On 7 November 2022, the Claimant made it clear that it was willing to negotiate but that Respondents Group A would have to withdraw the criminal complaints it had filed.336 This was ignored by the Respondents. (d) While 30/45 days since the delivery of the Notice of Dispute had not elapsed before the Claimant filed its Request for Arbitration, that was because the Emergency Arbitrator ordered the Claimant to file its Request for Arbitration within 10 days of its EA Application, as required by the ICC Rules. 244 In any event, 45 days had elapsed between the Claimant filing the Notice of Arbitral Dispute and its Amended Request for Arbitration (filed on 8 January 2023). 332 -Hearing Submission on Jurisdiction dated 24 July 2023. 333 -Hearing Submission on Jurisdiction, [55]-[56]. 334 C-117. 335 R-37 and R-38. 336 C-153.

B. Non-Arbitrability Objection

245 The Respondents Group A's objections on non-arbitrability are twofold. First, they assert that relief sought will affect third party rights.[337] Following the test articulated in the (Indian) Supreme Court case of *Vidya Drolia and Others v Durga Trading Corporation*,[338] a dispute is not arbitrable if *inter alia* a "cause of action and subject-matter of the dispute affects third-party rights have erga omnes effect; require centralised adjudication, and mutual adjudication would not be appropriate and enforceable". In the present case, the rights of third parties such as the Company's shareholders who are not party to this arbitration would be affected by the Claimant seeking *inter alia* to alter the constitution of the Board of Directors. Thus, the dispute is not arbitrable according to the Respondent Group A.

246 Second, they argue that the subject matter of the dispute is not arbitrable since the NCLT has exclusive power to adjudicate company law related matters.[339] They assert that the Claimant seeks to enforce specific statutory rights for which the (Indian) Companies Act vests the NCLT with special powers to enforce such rights. Section 430 of the Companies Act provides inter alia that "[n]o civil court shall have jurisdiction to entertain any suit or proceeding in respect of any matter which the Tribunal or the Appellate Tribunal is empowered to determine by or under [the Companies Act] or any other law for the time being in force". It has been noted by the Supreme Court in *Shashi Prakash Khemka v NEPC Micon*[340] that the effect of Section 430 is that the jurisdiction of a court is completely barred in respect of matters in respect of which the power has been conferred on the NCLT. Further, the ouster of jurisdiction of a civil court implies the ouster of jurisdiction of any arbitral tribunal.[341] In the present case the Claimant is seeking to rely on its rights

337 Respondents' Reply, [76]-[77].

338 (2021) 2 SCC 1, ¶ 76.

339 Respondents' Reply, [78]-[80].

340 (2019) 18 SCC 569.

341 *Vidhya Drolia v Durga Trading Corporation* (2021) 2 SCC 1, ¶¶ 40, 41.

111

112 financial documents. Thus, the dispute is not arbitrable, according to Respondents. 247 In response, t -party rights are affected by the reliefs the Claimant is seeking and that the NCLT does not have exclusive jurisdiction over what are essentially claims of a purely contractual nature. First, the Claimant states that the relief it seeks does not directly affect the rights of any third parties such as shareholders.342 The Claimant is merely seeking to enforce its contractual rights under the Original SPA as amended and has referred to the relevant provisions in the relief sought. Directing the Respondents to comply with their contractual obligations will not affect the rights of any third party. The fact that some of the contractual rights and obligations sought to be enforced are matters addressed to some degree in the Companies Act or are consistent with the Companies Act does not result in the relief having ergo omnes effect. 248 NCLT.343 There is no overlap between the categories of intracompany disputes and declaratory or injunctive relief. The Claimant notes that: (a) approval where the alteration has the effect of converting a public company into a private company. The Clai not fall within the scope of Section 14. (b) Sections 97 and 98 of the Companies Act permit the NCLT to call an annual general meeting of a company that fails to so itself and to call other kind of 342 -Hearing Submission on Jurisdiction, [13]-[22]. 343 -Hearing Submission on Jurisdiction, [23]-[42].

meeting of members (shareholders) on application of a voting member or director of the company respectively. First, the Claimant requests the Tribunal to direct the Respondents to convene a meeting of Glocal's Board. This is not covered by the subject Sections since they concern meetings of shareholders. Second, while Claimant also requests the Tribunal to direct the Respondents to call a general meeting of the Company's shareholders in order to amend the Articles, this differs from the NCLT's powers under Sections 97 and 98. The subject sections only give the NCLT power to call a meeting and issue procedural directions regarding how the meeting is conducted. They do not, as required in the present circumstances, permit the NCLT to direct the Respondents to convene a general meeting to approve and authorize the amendment of the Articles or to direct the Respondents to actually approve that amendment. The fact that the NCLT's jurisdiction under these sections might cover a very limited amount of the relief requested by the Claimant (the calling of a shareholder meeting) should not mean that the Tribunal lacks the power to grant the entirety of the relief requested.

249 The Claimant also relies on the case of *Rajiv Sanghvi and Others v. Pradip R. Kamdar and Others*[344] where the High Court of Bombay held that "the Courts have held that the NCLT/NCLAT does not have jurisdiction to deal with the issues relating to enforcement of contractual provisions between the parties and they have no jurisdiction to decide a civil suit of specific performance."[345] The Claimant also argues that under the law of the seat of this Arbitration, its claims all fall within the scope of the Parties' arbitration agreement and are arbitrable, including to the extent that any statutory rights or reliefs may be at issue.

[344] 2022 SCC 11752, page 0038, ¶ 107.

[345] The Claimant also relies on Amazon.Com NV Investment Holdings LLC v. Future Retail Ltd., (2022) 1 SCC 209.

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C. Waiver Objection

250 The Respondents Group A's alternative case is that the Claimant has waived its rights under the arbitration agreement.[346] They assert that the requirement for waiver under Indian law is: "First, some distinct act ought to be done to constitute a waiver; next it must be intentional, and lastly, it must be with knowledge".[347] Their position is that these requirements are met since:

(a) The Claimant actively participated in proceedings before the NCLT without objecting to jurisdiction. The NCLT's order dated 26 September 2022 shows that the Claimant did not raise any objection in relation to the NCLT's jurisdiction and, on the contrary, engaged on the merits of the petition filed by the Respondents;

(b) The Claimant filed an interlocutory application, C.A. No. 103/KB/2022 on 27 September 2022 before the NCLT effectively seeking remedies similar to the reliefs sought in these proceedings;

(c) On 5 November 2022, the Claimant belatedly filed an application before the NCLT seeking a reference to arbitration.

251 The Claimant's position is that it has not waived its right to arbitrate this dispute.[348] Under Indian law, waiver of an arbitration agreement occurs either by abandonment or estoppel.[349] The Respondents Group A have not established either ground. Further, the Claimant states that it did not seek any relief from the NCLT or any court of law in the first instance. The initial proceedings before the NCLT were initiated by Respondents Group A and the Claimant had to respond to the same to

346 Respondents' Reply, [81]-[83].

347 Respondents' Reply, [82]; Pollock & Mulla, Indian Contract Act & Specific Relief Act 982 (Nilima Bhadbhade ed., 14 edn. 2012) citing *Craine v Colonial Mutual Fire Insurance Co. Ltd*., (1920) 28 CLR 305 at 325.

348 Claimant's Supplemental Pre-Hearing Submission on Jurisdiction, [43]-[48].

349 Citing Telenor Asia Pvt. Ltd. v. Unitech Wireless (Tamil Nadu) Pvt. Ltd., 2012 SCC OnLine CLB 68, pages 0012-0013, ¶ 19.

114

115 protect its rights. When the NCLT did not grant the Respondents Group A the order they sought, the Claimant had to file an interlocutory application to force the Claimant expressly stated that its participation before the NCLT was without prejudice to its rights to arbitrate under Clause 14.2.1 of the Original SPA.350 252 The Claimant states that in any event the arbitration agreement in Clause 14.1 of the Original SPA expressly permits the Parties to seek interim relief in non-arbitral fora.351 D. Oral Argument Objection 253 that i 30 October 2020 was entered into between the Claimant and Dr. Azim.352 The Respondents Group A also sought the specific performance of the oral agreement in a commercial suit in India bearing C.S. No. 19 of 2022.353 In this suit, the Respondents Group A claimed that the oral agreement provided for the Claimant to operations and without acquiring a controlling equity ownership in Glocal.354 Further, the oral agreement allegedly provided for the Claimant to exit Glocal at the investment with a reasonable interest.355 The Respondents Group A appeared to argue that this oral agreement did not have an arbitration agreement and disputes under the oral agreement cannot be arbitrated. 350 section, page 0033, ¶ 25. 351 -Hearing Submission on Jurisdiction, [47]. 352 Respondents Reply, [36]. 353 -085. 354 EA Order, [115]. 355 EA Order, [115]

254 The Claimant's response is in essence twofold. First, the Claimant asserts that the alleged oral agreement does not exist.[356] In this regard, the Claimant states that Dr. Azim repudiated the premise of the alleged oral agreement under oath. On 15 June 2022, in the Delaware Proxy Litigation, Dr. Azim testified that "[y]ou [Uphealth Holdings] have a majority, 95 percent, 94 percent plus shareholding is with UpHealth, and every AGM, you [UpHealth Holdings] have the right to nominate directors".[357] Second, the Claimant argues that as a matter of Indian law, an oral agreement could not have altered the terms of the Original SPA.[358] Under the "best evidence rule" Indian courts have consistently held that parole evidence is inadmissible to derogate from the terms of a written agreement.[359] Further, the Claimant also states that whether disputes under an alleged oral agreement are arbitrable has nothing to do with whether disputes under the SPA are arbitrable.[360]

E. Tribunal's Decision

255 Having carefully considered the Parties' submissions, the Tribunal finds that it has jurisdiction to hear the present dispute. The Respondents Group A's objections are without merit for the following reasons:

256 First, Clause 14.2.2 of the Original SPA reads:

> In the event that any party asserts that there exists an Arbitrable Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Arbitrable Dispute and requesting a meeting to attempt to resolve the same. **If no such resolution is reached within thirty (30) days after such delivery of such notice, the party delivering such notice of Arbitrable Dispute (the "Disputing Person") may, within forty-five (45) days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration ("Notice of Arbitration") and by filing a copy of such Notice of Arbitration with the ICA.** Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any

[356] SOC, [265] – [266].

[357] C-86.

[358] SOC, [267]-[273].

[359] SOC, [270].

[360] SOC, [263].

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Arbitrable Dispute and the claims of each party to the arbitration and any other matters required by the rules and procedures of ICA as in effect from time to time to be included therein, if any.

[emphasis in bold added]

257 The clause provides that if the Parties cannot resolve an arbitrable issue within 30 days of issuing a written notice, the disputing party may commence arbitration under the SPA within 45 days of the written notice by *inter alia* delivering a notice of arbitration.

258 The Tribunal notes the pre-arbitration steps are also not invariably mandatory under Indian law, especially given that it would have been plainly futile in the present circumstances given the Parties' intractable differences. This is supported by the case law submitted by the Claimant. [361] For example, in *Ravindra Kumar v BPTP Ltd*, the court found pre-arbitral step requiring parties to engage in mutual discussion to be directory and not mandatory.[362] Further, the Claimant appears to have sought a meeting to resolve the dispute on 25 October 2022 in its notice of arbitral dispute.[363] It would be both unreasonable and impractical to preclude the Claimant from seeking emergency relief before the expiry of the cool down period given the circumstances that had arisen. In any event, the amended notice of arbitration has been issued after the cooldown period expired and has thus satisfied the requirements under Clause 14.2.2. In this regard, the Tribunal respectfully entirely agrees with the Calcutta High Court's decision that "[t]he contention that pre-arbitral steps being mandatory have not been complied with is also *without basis and an empty formality*. [See *Demerara Distilleries (P) Ltd. vs. Demerara*

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361 See Ravindra Kumar v BPTP Ltd 2014 SCC Online Del 6602, ¶ 7; Sarvesh Security Services Private Ltd v. Managing Director, DSIIDC 2018 SCC OnLine Del 7996, page 0007, ¶ 28; Demerara Distilleries (P) Ltd. v. Demerara Distillers Ltd (2015) 13 SCC 610, page 0003, ¶ 5; Quick Heal Technologies Ltd. v. NCS Computech Pvt. Ltd., 2020 SCC Online Bom 687, page 0008, ¶ 47; IMZ Corporate Pvt. Ltd. v. MSD Telematics Pvt Ltd., 2021 SCC Online Del 3016, pages 0003-0004, ¶ 9

362 Ravindra Kumar v BPTP Ltd 2014 SCC Online Del 6602.

363 C-117.

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Distillers Ltd. (2015) 13 SCC 610 paras 4-5 and IMZ Corporate Pvt. Ltd. vs. MSD Telematics Pvt. Ltd. 2021 SCC OnLine Del 3016 para 9]."[364]

259 Second, quite plainly the NCLT does not have exclusive jurisdiction over the present dispute(s), given the fact that the Parties have expressly agreed to refer their disputes to arbitration. The Respondents Group A argued that the Claimant sought to enforce statutory rights, as a result of which the NCLT would have exclusive jurisdiction. However, the relief sought in this Arbitration pertains to the enforcement of contractual rights under the SPAs and not necessarily or solely rights under the Companies Act. It also bears mention that the Calcutta High Court has found the NCLT does not have exclusive jurisdiction over the issues in dispute in this arbitration as set out below in paragraph 263. The NCLT architecture does not preclude contracting parties from enforcing through arbitration their contractual rights and no case law or other authority has been cited to this effect.

260 Further, the Respondents have also not explained how third party rights might be affected if the Tribunal grants the relief sought by the Claimant. Although they refer to the case of *Vidya Drolia and Others v Durga Trading Corporation*,[365] to argue that a dispute is not arbitrable if *inter alia* a "cause of action and subject-matter of the dispute affects third-party rights have *erga omnes* effect; require centralised adjudication, and mutual adjudication would not be appropriate and enforceable", this is not relevant. In the present circumstances, the relief sought in terms of damages is only against the Respondents for breaches of the SPA. The injunctions sought relate to enforcement of terms agreed in the SPA, giving effect to the terms and making information available. It is difficult to see how such relief ought to be denied on the vague basis that they might affect third party rights (perhaps those aligned to the Respondents).

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364 Judgment of the Calcutta High Court on 23 August 2023 [17] (C-494)

365 (2021) 2 SCC 1, ¶ 76.

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119 261 Third, expressly stating it was without prejudice to their rights to refer the dispute to arbitration.366 The Claimant has correctly asserted that waiver would operate either by abandonment or estoppel. The Respondents have not established how the participation before the NCLT was in response to proceedings initiated by the Respondents Group A. The subsequent relief sought by decision.367 This was not relief sought seeking a determination of the present dispute. Its participation in the proceedings before the NCLT therefore does not amount to a waiver of their right to refer disputes to arbitration. 262 Fourth, there is also no substance in the arguments concerning the alleged oral agreement. The Respondents have not adduced any evidence to satisfactorily ility to nominate members to the Board368 contradicts the existence of an oral agreement limiting the Claimant to being just an investor. In any event, the disputes raised in this arbitration fall within the scope of the arbitration agreement found in Clause 14 of the SPA. As such, the question of initiating arbitration under an oral agreement does not arise. 263 The Tribunal has independently considered the submissions and determined it has jurisdiction for the reasons set out above. It bears mention that prior to this decision, separate occasions: 366 C-132, p 33 [25]. 367 See C-132 368 C-86, dated 15 June 2022, page 01, lines 4-8.

(a) First, the Emergency Arbitrator concluded that she had jurisdiction to hear and grant emergency relief.[369]

(b) Second, the Hon'ble Justice Ravi Krishan Kapur of the Commercial Division of Calcutta High Court, when directing the Respondents Group A to comply with the EA Order concluded that there is no question of non-arbitrability. The Emergency Arbitrator stated *inter alia* that:[370]

> I find no merit in the argument of [Respondents Group A] that the proceeding [they initiated against UpHealth Holdings] before the National Company Law Tribunal is a bar to the arbitration process. The arbitration clause between the parties is wide and explicit. ***The disputes raised are capable of adjudication and settlement by arbitration. There is no question of non-arbitrability of any of the disputes raised in this proceeding.*** [emphasis in bold and italics added]

(c) Subsequently, Justice Kapur on 23 August 2023 also unequivocally emphasised the following in his decision to affirm and enforce the Emergency Arbitrator's Order:[371]

> [13] There is also no merit in the argument of the respondent that the proceeding before the National Company Law Tribunal is a bar to the arbitration proceedings. The arbitration clause is the bedrock of any arbitration. The words "any dispute, controversy or claim arising under or relating to this agreement" are of wide import and embrace the disputes raised in the present proceedings. ***Any arbitration agreement is a matter of contract and the sanctity of the same must be given its full effect. To decide whether a claim falls within the arbitration clause, it is the substance of the claim which has to be seen. One cannot get into technicalities or conduct a hair splitting exercise. A holistic and commonsense approach is required to be adopted on the basis of the text of the arbitration clause. On a combined reading of inter alia clauses 4.1.8 and 4.2.15 and 5.2.1 of the SPA, the disputes raised in these proceedings fall within the scope and ambit of the arbitral clause.***

….

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369 See EA Order, [129]-[172].

370 C-171, p 9.

371 C-494, [13]-[14].

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121 [14] In this background, there is no question of non-arbitrability of any of the disputes raised in this proceeding. All the disputes raised in this proceeding are covered under the SPA and are ex facie contractual disputes. [21] The Arbitral Tribunal is fully competent to consider and decide all other issues including the jurisdictional challenge of the proceedings having terminated or not and the time period for publishing of the award within the extendable time limits or the interplay of laws, if any. The autonomy of the arbitral process must be preserved. . [emphasis in bold and italics added] 264 In the circumstances, the Tribunal finds that it has jurisdiction over all Respondents in these proceedings to hear the disputes raised. 265 The Tribunal also believes it is necessary to address the issue of the time period for issuing an award in this arbitration. While this had not been raised as a threshold issue by the Parties, it is important for the Tribunal to consider this issue as it touches upon the validity of any Award made in these proceedings after the period mentioned. 266 The arbitration agreement states inter alia that: 14.2.4. The arbitration shall be conducted under the rules and procedures of ICA as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the Parties. The venue and seat of the arbitration shall be Chicago, Illinois. The Arbitral Tribunal shall conduct the arbitration so that a final result, Final Determination no event later than sixty (60) days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the Arbitral Tribunal. The Final Determination shall be final and binding on all parties hereto and there shall be no appeal from or reexamination of the Final Determination, except as permissible under Applicable Law. [emphasis in italics added] 267 The arbitration agreement stipulates a 60-day period to render an award. However,

122 arguments on the matter with respect to the complexity of the arbitration and issues to determine, -participation and need for notification via hand delivery as well which resulted in extended time limits, the Tribunal decided to extend the period to render the Award as reflected in Procedural Order No. 1. The Parties have clearly agreed the ICC Rules would apply (See 14.2.1 and 14.2.2 which both refer ICC and the rules and procedures of the ICC). They have therefore accepted the rules and the procedures set out therein. Article 31(1) of the ICC Rules prescribes a time limit of 6 months for the award from signing/approval of the TOR. While the Parties may shorten the time period (under Article 39(1)), the Court may nevertheless extend a modified time limit if it decides it is necessary to do so to enable both the Tribunal and Court to appropriately discharge their responsibilities in any proceedings held under the auspices of the applicable ICC Rules. 268 It bears emphasis that Article 39(2) appears to give the Court the final say in determining whether an agreed time limit should be modified. The power to modify time limits does not lie with the Tribunal under the ICC Rules, nor does it have the power to review such Court decisions. It also warrants mention that the Respondents do not appear to have objected to the extension of the time period at the material time despite having notice that this was being considered by the ICC Court. In the circumstances, the Tribunal accepts that the extended time period for the Final Award as determined by the Court prevails over the period stated in the SPA. 269 By its correspondence dated 17 May 2023, the Secretariat informed the Tribunal and Parties of the following:372 We refer to our correspondence dated 28 April 2023 in which we informed the award until 31 October 2023. This time limit will be further extended by the Court as needed, based on the procedural timetable. [emphasis in bold as in original] 372 Email from the Secretariat to the Tribunal and Parties of 18 May 2023, 5.00 SGT.

123 270 Court of Arbitration of the International Chamber of Commerce extended the time 373 On 1 February 2024, the Court further extended the time limit for rendering the final award until 30 April 2024.374 271 In the circumstances, the Tribunal concludes that it has jurisdiction to hear and determine the present disputes. XI. MERITS 272 The legal basis for the the SPA, obstruction of the fraud, misrepresentations, and failure to comply with the EA Order. According to the Claimant, Respondents Group A breached Clause 5.2.1(b), (c) and (d) of the SPA, Respondent Nos. 2 to 6 breached Clause 10.2 of the SPA, and all Respondents breached Clause 12 of the SPA, in contravention of the Indian Contract Act.375 The 376 and 377 Clause 10.2 of the SPA required Respondent Nos. 2 to to assist in ensuring that UpHealth Holdings acquired 100% of Glocal Healthcare, but instead the Respondents acted to prevent further share acquisition, according to the Claimant.378 The breaches of Clauses 373 Email from the Secretariat to the Tribunal and Parties of 1 November 2023, 1.39 SGT. 374 Email from the Secretariat to the Tribunal and Parties of 29 February 2024, 5.53 SGT. 375 SOC Section IV.A. 376 SOC, [351]. 377 SOC. [353]. 378 SOC, [356].

124 5.2.1 and 10.2 are likewise breaches of Article 12, alleges the Claimant, which imposes a general obligation on the parties to the SPA to give effect to its terms.379 273 With respect to the the Claimant contends these derive from its status as a super-majority shareholder of Glocal with a 94.81% shareholding.380 These statutory rights under the Companies Act include the right to alter articles of association, vote on resolutions, inspect financial statements, and a poll prior to the declaration of a vote.381 With respect to the fraud claim, the the Respondents lied about the terms of the gift shares in violation of Section 17(3) of the Contract Act.382 The three misrepresentation claims are set out in greater detail below. 274 The Respondents did not file any responsive submissions to the allegations on the merits. 275 The Tribunal will consider below the basis of the relief sought in turn. A. Declaring that UpHealth Holdings holds (i) 7,503,016 equity shares in Glocal Healthcare (95.29% of the total equity shares), (ii) 24,867 preference shares in Glocal Healthcare (37.52% of the total preference shares), and (iii) 94.81% of the total (equity plus preference) shares in Glocal Healthcare; B. Declaring that UpHealth Holdings has good and marketable title over its shareholding in Glocal Healthcare detailed in [XI.A] above, free and clear of all encumbrances and together with all rights, title, interest and benefits appertaining thereto; 276 The above two requests for relief are considered together given that they are similar and related claims. 379 SOC. [360]. 380 SOC, [366]; see also C-355. 381 SOC, [367]-[368]. 382 Statement of Claim ¶ 378.

125 277 The Claimant asserts that it is the owner of 7,503,016 equity shares in Glocal Healthcare (95.29% of the total equity shares), 24,867 preference shares in Glocal Healthcare (37.52% of the total preference shares), and 94.81% of the total (equity plus preference) shares in the Company.383 It argues that the Respondents shareholding in the Company.384 278 It is incontrovertible that the Claimant holds 94.81% of the shares in the Company.385 shares are being held by the light of the unambiguous terms of the June 2021 Term Sheet and the terms of the SPA as well as subsequent amendments, including inter alia Clauses 2, 3, and 6 of the SPA. Further, all the share transfer forms were signed by the 2nd to 4th Respondents and registered with the relevant registries in accordance with Indian law. Pertinently, the Calcutta High Court also held that facts which are unassailable are that (a) The petitioner in terms of the SHA has invested a substantial sum of money aggregating to approximately to Rs. 2100 crores and (b) The petitioner is the single largest majority shareholder of the respondent no.1 holding approximately 94.5% shares in the respondent no. 1 386 279 The Claimant has satisfactorily established through documentary evidence, i.e., C- 9 September 2021)387 that it holds (i) 7,503,016 equity shares in Glocal Healthcare (95.29% of the total equity shares), (ii) 24,867 preference shares in Glocal Healthcare (37.52% of the total preference shares), and (iii) 94.81% of the total (equity plus preference) shares in Glocal Healthcare. 383 SOC, [366]. 384 CITE. 385 C-357. 386 C-171, p 9. 387 C-357.

126 280 In the circumstances, the Tribunal finds that UpHealth Holdings holds (i) 7,503,016 equity shares in Glocal Healthcare (95.29% of the total equity shares), (ii) 24,867 preference shares in Glocal Healthcare (37.52% of the total preference shares), and (iii) 94.81% of the total (equity plus preference) shares in Glocal Healthcare and that UpHealth Holdings has good and marketable title over its detailed shareholding in Glocal Healthcare. C. The Permanent Injunctions Sought in paragraph 463.3 of the Statement of Claim (as amended) 281 The Claimant has sought several permanent mandatory injunctions from the Tribunal in paragraph 463.3 of its Statement of Claim as amended vide the SOC . The injunctions sought are considered below. 1) Pursuant to Clauses 5.2.1(b)(iii) and 12 of the Original SPA (as amended), directing Respondents to take all necessary steps to (i) convene a meeting of the Glocal Board to appoint UpHealth at that meeting, approve and authorize the appointment of UpHealth 282 The Claimant asserts that under Clause 5.2.1(b) of the SPA, read together with Clauses 10.2 and 12, the Claimant is entitled to have its designees appointed to the such designees, the Respondents have breached their obligations under the SPA.388 283 Pursuant to Clause 5.2.1(b) read together with Clause 12 of the SPA, the Claimant 5.2.1(b)389 and Clause 12390 provide: 5.2.1 IR Cash Closing Actions by the Target and the Cash Sellers 388 SOC, [350] [364]. 389 C-1, p. 22 and C-2, p. 20. 390 C-1, p. 33.

127 (b) The Target shall convene and hold a meeting of the Board at which resolutions shall be passed approving and authorizing: (i) the transfer of the Cash Sale Shares from the respective Cash Sellers to the Acquirer; (ii) updating of its register of members to record the transfer of the Cash Sale Shares, and to record the name of the Acquirer as the owner of the Cash Sale Shares; (iii) appointing (iii) providing certified true copies of items listed in (i) and (ii) above to the Cash Sellers and the Acquirer; 12. FURTHER ASSURANCES Each Party undertakes to do or procure to be done all such further acts and things, execute or procure the execution of all such other documents and exercise all voting rights and powers, whether direct or indirect, available to it in relation to any person so as to ensure the complete and prompt fulfilment, observance and performance of the provisions of the Agreement and generally that full effect is given to the provisions of the Agreement. [emphasis in bold in original, emphasis in bold italics added] 284 held at which a resolution shall be passed authorizing and approving inter alia the parties All Parties to the SPA were required to inter alia exercise their voting rights and powers to give full effect to the provisions of the SPA. This undoubtedly 285 It is incontrovertible that the appointment did not take place. At the EGM held in September 2022, the Respondents clearly voted against the appointment of the shareholders voted against the Board.391 It is plain inter alia 391 [121].

128 designees being appointed to the Board, that they breached their obligations under the SPA. 286 In the circumstances, the Tribunal directs the Respondents forthwith take all necessary steps to (i) convene a meeting of the Glocal Board to appoint UpHealth director(s) of the Glocal Board, pursuant to Clauses 5.2.1(b)(iii) and 12 of the Original SPA (as amended). 2) Pursuant to Clauses 5.2.1(c) and 12 of the Original SPA (as amended), directing Respondents, both individually and jointly, to file Form DIR-12 with the jurisdictional registrar of companies in to the Glocal Board; 287 by failing to file Form DIR-12 with registrar of companies in relation to such appointments.392 288 The subject clause reads: 393 (c) The Target shall file Form DIR-12 with the jurisdictional registrar of the Board of the Target; 289 It is clear that under Clause 5.2.1(c) of the SPA, the Company was required to file Form DIR- being appointed. As a result of the designees appointment being blocked by the Respondents, the relevant Form has also not been filed. Pursuant to the relief granted above in rel 392 SOC, [350] [353]. 393 C-1, p. 22; C-2, p. 20.

129 procedure the Parties had agreed to under the SPA. 290 While the Clause specifically only obliges the Company to comply with the specific obligation set forth at 5.2.1(c), which Respondent No. 1 has breached, the Tribunal is aware that the other Respondents are in control of the Company at this juncture (as discussed below) and more importantly that Clause 12 binds all of the parties to the SPA, and thus all of the Respondents in this arbitration. These Respondents have an obligation under Clause 12 to inter alia do all acts in furtherance of that or procure to be done all such further acts and things, execute or procure the execution of all such other documents ... and generally that full effect is given to the provisions o 394 , in order for the Clause to be meaningfully given effect. 291 In the circumstances, the Tribunal directs the Respondents, both individually and jointly to take the necessary steps to file Form DIR-12 with the jurisdictional designee(s) to the Glocal Board pursuant to Clauses 5.2.1(c) and 12 of the Original SPA (as amended). 3) Pursuant to Clauses 5.2.1(d) and 12 of the Original SPA (as amended), directing Respondents, both individually and jointly, to provide UpHealth Holdings with true extracts, duly certified by the Glocal Board, of board resolutions appointing UpHealth Holdin appointment; 292 394 Original SPA, C-1, Clause 12.

130 Company to provide the Claimant with duly certified true extracts of the updated register of members and directors: (d) The Target shall provide to the Acquirer true extracts, duly certified by its Director, of the updated register of members and the register of directors and key managerial personnel. 293 Similar to Clause 5.2.1(c), Clause 5.2.1(d) appears to flow be part of the process While the Clause specifically only obliges the Company to comply with the obligation, the Tribunal is aware that the other Respondents are in control of the Company at this juncture (as discussed below) and of the general obligations on all Respondents set forth at Clause 12. These Respondents have an obligation under Clause 12 to inter alia do all acts in furtherance of fulfilling the provisions of the be compelled comply with this clause, in order for the Clause to be meaningfully given effect. 294 Given the Tribunal has already granted the relief pertaining to the appointment of to be granted, compelling the Respondents to provide the relevant extracts. Accordingly, the Tribunal directs the Respondents, both individually and jointly, to take the necessary steps to provide UpHealth Holdings with true extracts, duly designee(s) to the Glocal Board, following such appointment Clauses 5.2.1(d) and 12 of the Original SPA (as amended). 4) Directing Respondents, both individually and jointly, to (in the following order): (i) convene a general meeting to approve and authorize the amendment of the Articles of Association of Glocal Healthcare, (ii) approve and authorize the amendment of the Articles of Association of Glocal Healthcare, (iii) take all necessary steps under Indian law to ensure UpHealth Holdings is provided a right for its designee on the Glocal Board to act as the Chairman of the general meeting, having the right to exercise a casting vote in case of a deadlock, and (iv) at the general meeting,

131 if a poll is demanded in accordance with the provisions of the Companies Act, approve and implement such demand and to conduct the voting by poll; 295 Tribunal to direct the Respondents to mandatorily: (a) convene a general meeting to approve and authorize the amendment of the Articles of Association of Glocal Healthcare, (b) approve and authorize the amendment of the Articles of Association of Glocal Healthcare, (c) take all necessary steps under Indian law to ensure the Claimant is provided a right for its designee on the Board to act as the Chairman of the general meeting, having the right to exercise a casting vote in case of a deadlock, and (d) at the general meeting, if a poll is demanded in accordance with the provisions of the Companies Act, approve and implement such demand and to conduct the voting by poll. 296 If voting had been taken by poll at the EGM, the Articles of Association would have evidence that Dr. Azim took the vote by a show of hands instead of by poll.395 Consequentially, the Claimant was inter alia denied the opportunity to amend the Articles of Association. 297 However, unlike the appointment of the designees, there does not appear to be a contractual provision entitling the Claimant to unilaterally have the articles of association amended. In the absence of such a provision, it is also unclear whether the Tribunal can order the Respondents to vote in a particular manner, given that such amendment does not appear to be strictly required under the SPA. Further, the Claimant has requested the Tribunal to require the Respondents to act under the 395

132 Companies Act for which the Tribunal has no jurisdiction. The Claimant has not made out a good case why relief to such an extent is necessary in the present circumstances. 298 That said, incontrovertibly Respondent Nos. 2 to 6 were in breach of their duty to act in furtherance of the terms of the SPA, i.e., Clauses 10.2 and 12 of the SPA to cooperate with the Claimant to secure 100% ownership of the Company and the ability to appoint its designees. The Tribunal notes that, in paragraph 463.12 of its amendment to the relief sought,396 the Claimant has requested the Tribunal to grant such other and further relief(s) as the Arbitral Tribunal may deem just and proper The Tribunal is satisfied that it has the power to grant such relief as it deems fit or deems necessary. In the circumstances, the Tribunal: (a) declares that the EGM held on 26 September 2022 was carried out contrary to the terms of the SPA; and (b) Orders Respondent Nos. 2 to 6 to comply with the terms of the SPA as amended and comply with the requests of the Claimant to fulfil the terms of the SPA. 5) Pursuant to Clauses 10.2 and 12 of the Original SPA (as amended), directing Respondents to take all necessary steps to ensure that UpHealth Holdings owns 100% of the share capital of Glocal Healthcare, when and as required by UpHealth Holdings; 299 The Claimant submits that pursuant to Clause 10.2 of the SPA, it is entitled to 397 and that under Clause ensuring the Claimant eventually owns 100% of the shares.398 It also states that 396 See also SOC, [463.8]. 397 SOC, [354] [358]. 398 SOC, [359] [364].

133 Respondent Nos. 2 to 6 failed to comply with Clause 10.2 by inter alia issuing additional shares to giftees.399 300 Having carefully considered the evidence before it, the Tribunal finds that the the SPA reads:400 10.2 All Parties agree that the commercial intent is through the transactions contemplated by the SPA the Acquirer shall eventually own 100% of the Target Share Capital. To that end, the Promoter and Option Sellers shall cooperate with the Acquirer to increase the a form and manner acceptable to the Acquirer. 301 401 the term nd Respondent,402 403 302 Clause 10.2 unequivocally provides that the Claimant eventually own 100% the Claimant to increase its shareholding in a manner and form acceptable to the Claimant. Further, as discussed above, Clause 12 requires all Parties to act in manner that g out in Clause 10.2. 303 In principle, the Claimant is entitled to the relief sought. However, so as to align the relief sought with the contractual provision it is based on, the final line of the relief sought by the Claimant has been amended to be in line with the clear contractual obligation agreed by the Respondents in Clause 10.2 of the SPA. In the circumstances, the Tribunal grants the following relief: 399 SOC, [357]. 400 C-2, p. 26 (Clause 2.25). 401 C-1, pp. 2 and 37 (Schedule 1, Part B). 402 C-1, p. 9 (Clause 1.1.53). 403 C-1, pp. 2 and 39 (Schedule 1, Part E).

134 A mandatory injunction pursuant to Clauses 10.2 and 12 of the Original SPA (as amended), directing Respondents to cooperate with the 100% of the share capital of the Company, in a form and manner acceptable to the Claimant. 6) directing Respondents, both individually and jointly, to take all necessary steps to provide UpHealth Holdings with full access to all financial statement(s), information, data, documents, books and records in the form and manner requested by UpHealth Holdings 304 The Respondents are required, under Clause 12 to give effect to the provisions of the SPA, including to support steps leading to the Claimant ownership of 100% of the shares. It appears the Respondents have been acting in a manner that is contrary to this intention by restricting its access to information. Pursuant to Order C of the EA Order,404 the Respondents Group A were required to provide access to all unaudited financial statement(s), data, documents, books and records -Q for 2022. However, the Respondents refrained from doing so, requiring the Claimant to seek enforcement of the EA Order.405 Further, the Respondents were slow in providing information in the first quarter of 2023 and provided only limited information.406 305 The Claimant is clearly the majority shareholder of the Company and the commercial intent of the Parties was that the Claimant would eventually own 100% of the share capital of the Company. In the circumstances, it ought to be entitled to access information concerning the Company and have visibility regarding the asset it owns. This is consistent with a shareholders right under Section 136 of the Companies Act which entitles a shareholder to receive inter alia financial statements. 404 EA Order, p. 65. 405 See Beck WS, [127] [143]. 406 See Beck, WS, [144] [148].

135 306 In the circumstances, the Tribunal grants an injunction prohibiting the Respondents from acting in violation of Clause 12 of the SPA and requires the Respondents to provide the Claimant access to all financial statement(s), information, data, documents, books and records. D. Ordering Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite to, jointly and severally, pay damages to UpHealth Holdings in the amount of USD 1.7 million (or such other amount as the Tribunal may determine to be appropriate), arising from these 307 prevented the Claimant from appointing its designees to the Board, as a result of which the Claimant was deprived of actual control of the Company and suffered damages. The Claimant argues that: (a) Although Clause 5.2.1(b)(iii) of the Original SPA required the Respondents [Glocal] Board at which resolutions shall be passed approving and ignee(s) as director(s) to the Board 407 Further, the Respondents also breached Clause 12 by failing to comply with Clause 5.2.1(b)(iii).408 (b) As the Respondents never complied with their contractual obligation to give Claimant control of the Company in the first place, there is no date on which Claimant can be said to have lost control of Company.409 The question is not Respondents repudiate their obligation to cede control of the Company to the 407 -Hearing Questions dated 15 November 2023 408 409

136 Claimant?410 That date is 15 February 2022, because by that date the Respondents had made clear that (i) they would not convene a meeting of the required by Clause 5.2.1(b)(iii) of the Original SPA as amended, and (ii) they had also repudiated their obligations under Clause 12, to take all action necessary to give effect to the Original SPA as amended; that is, to hand over control of the Company.411 (c) According to Mr. Beck, February 2022 also marked the end of a period of months during which the Claimant attempted to engage with Dr. Azim to appoint its designees to the Board and Dr. 412 (d) The events after 15 February 2022 generally fall into one of two categories: (i) attempts by Claimant to do what it could to exercise or obtain control over Clauses 5.2.1(b)(iii) and 12 to yield control via resolutions passed at the first to resist these attempts to exercise control by Claimant and then to actively prevent Claimant from ever obtaining control.413 (e) On 15 February 2022, McKinsey issued its report to UpHealth, Inc. recommending business improvement initiatives for UpHealth, Inc. and its subsidiaries.414 In May 2022, Glocal Healthcare abruptly and without when Claimant urgently needed that access 410 ibid. 411 412 413 414

137 , as Dr. Azim and Ms. Azim had repeatedly been informed.415 By the end of June 2022, the Respondents had essentially become unresponsive improvement initiatives McKinsey had recommended for the Company.416 (f) Before the meeting, Claimant requested that the votes to authorize the shares held by each shareholder. Claimant again requested a vote by poll at the EGM. Had Dr. Azim, as chairman of the Glocal Board, complied with would have been appointed, because Claimant held a supermajority of shares of Glocal Healthcare at that time. Dr. request and, contrary to Indian law, called for a vote on the resolution by show of hands.417 (g) When these events are considered together, it is apparent that none of them can fairly be described as a point when Claimant lost control over Glocal Healthcare that it had been able to exercise previously. Rather, these events constitute an unbroken serie control, growing in intensity over time as Claimant was forced to take further steps to enforce its rights. All these events are consistent with the position expressed by Dr. Azim in February 2022 that the Glocal Board would not 418 and the establishment by the Respondents back in March 2021 of a category of shareholders known as the Giftees,419 whose votes the Respondents would be able to call upon to defeat attempts by Claimant to exercise control over Glocal Healthcare. 415 416 417 418 419 C-353; C-354; and C-356.

138 308 The Claimant also asserts that 15 February 2022 is the date when the Claimant incurred losses on account of not having actual control of the Company. By that date, as described above, the Respondents had repudiated their contractual promise to give actual control of Glocal Healthcare to Claimant. And, as the record makes clear, Claimant did not have actual control over the Company at any point after 15 February 2022 even though it had notional legal control.420 The losses the Claimant began to incur after 15 February 2022 are the additional revenues Glocal Healthcare would likely have earned if it had implemented the business improvement initiatives circulated by McKinsey on that date. Mr. Beck testified that the business improvement initiatives tied to the RAP Scenario were realistic for Glocal Healthcare at the time, the revenues McKinsey attached to them were broadly consistent with the revenues Needham had projected for Glocal Healthcare before the Original SPA was signed, and UpHealth, Inc. was prepared to devote considerable resources to putting those initiatives into practice. The reason why RAP Scenario is that the Respondents did not cooperate with McKinsey or the Claimant had been able to exercise actual control over Glocal Healthcare, the Respondents would not have been able to prevent the initiatives from being implemented and the gains in the RAP Scenario from being realized. 309 actual control over the Company to be: (i) USD 80 million (low scenario); (ii) USD 125.1 million (mid scenario); and (iii) USD 170.1 million (high scenario).421 310 Having carefully considered the submissions and evidence before it, the Tribunal determines that the Respondent Nos. 2 to 6 have breached the SPA and as a result the Claimant has been denied actual control of the Company, resulting in losses. 420 421

139 311 Plainly, all the evidence on record ineluctably shows that the Respondent Nos. 2 to 6 have breached the Clause 5.2.1(b) read together with Clause 12 of the SPA. As discussed above, the said provisions entitle the Claimant to appoint its designees to the Board. Under Clause 12, all Parties to the SPA were required to inter alia exercise their voting rights and powers to give full effect to the provisions of the This is one manner of exercising actual control over the Company that is provided for by the SPA and which the Parties have expressly agreed. However, the Respondent Nos. 2 to 6 have breached this obligation most notably by voting against the appointment of the designees to the Board at the EGM. Their subsequent conduct in refusing to provide information to the Claimant more than substantiates of actual control of the Company. 312 actual control of the Company. This case is compelling. There is no evidence on record to show that the Claimant was in control of the Company. Rather, the Claimant continually relied on Dr. Azim to provide information regarding the Company and also for the purposes of implementing the McKinsey Report.422 In the circumstances, the Tribunal finds that Respondent Nos. 2 to 6 failed to give the Claimant control of the Company. 313 The Tribunal will address the damages arising from this breach in the damages section. E. Ordering Respondents Azim and Kimberlite to, jointly and severally, pay damages to UpHealth Holdings in the amount of USD 121.1 million (or 422 For example, see C- [24].

such other amount as the Tribunal may determine to be appropriate), arising from these Respondents' misrepresentations.

314 In brief, the Claimant's position on misrepresentation is twofold. The Claimant argues the following misrepresentations:

(a) First, the Respondents misrepresented the value that the Claimant would receive for the acquisition of the Company ("**Revenue Misrepresentation**");[423]

(b) Second, the Respondents misrepresented the viability of the DRC Project ("**DRC Misrepresentation**").[424]

315 This was first set out in the Claimant's opening presentation at the hearing.[425]

316 In addition, the Claimant also asserts that the Respondent(s) have committed fraud against the Claimant by lying about the terms on which they gifted shares to family, friends, and employees and then using the Giftees to obstruct the Claimant from exercising its contractual rights by appointing designees to the Board ("**Fraud Claim**").[426]

317 The Tribunal will address each claim and alleged misrepresentation in turn.

1) Fraud Claim

318 The Claimant argues that 9500 equity shares were gifted by the Respondents to friends, relatives and employees of the Company.[427] It was represented through the correspondence by IndusLaw on 13 March 2021[428] that the Giftees were not in a

[423] SOC, [381] – [387].

[424] SOC, [388] – [391].

[425] Claimant's Opening Presentation, p. 41.

[426] SOC, [374] – [378].

[427] SOC, [376].

[428] C-353.

140

141 position to exercise voting rights. The gifted shares were later used to obstruct the Claimant appointments to the Board at the EGM on 26 Sept 2022.429 319 Azim Section 17 of the Contract Act defines fraud as follows: 17. . acts committed by a party to a contract, or with his connivance, or by his agent, with intent to deceive another party thereto or his agent, or to induce him to enter into the contract (1) the suggestion, as a fact, of that which is not true, by one who does not believe it to be true; (2) the active concealment of a fact by one having knowledge or belief of the fact; (3) a promise made without any intention of performing it; (4) any other act fitted to deceive; (5) any such act or omission as the law specially declares to be fraudulent. [emphasis in bold in original] 320 It appears from the manner in which the Gift Shares were given to the Giftees, the transaction was improper. It is unclear what benefit the Giftees would have received since the Gift Shares were only to be held temporarily. Fraud in civil proceedings must be plainly established on a preponderance of probabilities.430 The Claimant has not adduced sufficient evidence to substantiate that Dr. Azim or the Respondents issued the shares with the prior contemporaneous evidence evincing the knowledge or intention attributable to Dr. Azim or his intentions which would indicate fraud. Pertinently, it appears that 429 SOC, [377]. 430 See general proposition set out in CLA 84 Avitel Post Studioz Ltd. v. HSBC PI Holdings (Mauritius) Ltd.) (2021) 4 SCC 713 The findings of fact recorded by the civil court do not have any bearing so far as the criminal case is concerned and vice versa except to the extent provided in Sections 41 to 43 of the Evidence Act, 1872. Standard of proof is different in civil and criminal cases. In civil cases it is preponderance of probabilities while in criminal cases it is proof beyond reasonable doubt.

142 at the material time when the shares were gifted the relationship between the Claimant and Dr. Azim was good and all the Parties were all rowing in the same direction. The Claimant, the Tribunal notes, did not object to the gifting of the not been substantiated. 2) Revenue Misrepresentation 321 The Claimant asserts that overstated. It is argued that from the information the Company provided, Needham generated projections estimating, as of the signing of the Original SPA, that the Claimant would earn total revenues of USD 50,713,771 in 2021 and USD 142,620,051 in 2022. In reliance on these projections, Claimant entered into the Original SPA.431 T million. Its revenue for the first half of 2022 was USD 6.9 million.432 An independent fair market valuation of the Company conducted by Marshall and 32.2 million.433 to the Original SPA, which were supported by Ms. Azim, Mr. Damodaran, and not contradicted by the other Respondents, were clearly not warranted by the information to which those parties had access.434 The Claimant also states that there was a clear incentive for Dr. Azim, Ms. Azim, Mr. Damodaran and the other shareholders of the Company to inflate the revenue projections of the company in order to extract more value from the Claimant.435 431 SOC, [382]. 432 SOC, [383]. 433 C-339. 434 SOC, [385]. 435 SOC, [386].

143 322 the Contract Act and that the Claimant suffered damages as a result of relying on the same. 323 for a number of reasons. 324 Section 18 of the Contract Act defines misrepresentations as: (1) the positive assertion, in a manner not warranted by the information of the person making it, of that which is not true, though he believes it to be true; (2) any breach of duty which, without an intent to deceive, gains an advantage to the person committing it, or anyone claiming under him, by misleading another to his prejudice, or to the prejudice of anyone claiming under him; or (3) causing, however innocently, a party to an agreement, to make a mistake as to the substance of the thing which is the subject of the agreement. 325 First, it is unclear whether the Claimant itself considered the information provided to be reasonable or exercised any value judgement over the information. Mr. Beck 436 What was the role of the Claimant in assessing this at the material time and what legal impact does that have in assessing legal liability for misrepresentation? It is pertinent to note that the Claimant was also keen to push the narrative that Glocal was doing well to enhance the valuation of the transaction for mutual benefit. It is without doubt that a better isted UpHealth, Inc. When asked, the Mr Beck accepted that at least the Claimant thought the projections were achievable:437 CHAIR RAJAH: I'm trying to understand what the position was when the parties were negotiating and when the parties entered into the SPA. 436 See Beck WS, [67]. 437 Day 2 Transcript, 362:24 365:14.

144 You have very fairly testified this morning that the models were arrived at after a highly intensive, extensive, interactive process between three parties, Glocal and its management; UpHealth, its founders and its team; and Needham. And you -- and Ms. Brown, in fact, took us into some details and told us about the macro which is not visible to us. Lots of documents, lots of figures. So I'm trying to understand how you were misled. In what way were you misled? MR. BECK: I believe we were misled in terms of the ultimate realizability of those projections. We based our analysis -- and you saw the very, very detailed models -- on inputs from Sabahat and records from Dr. Azim, representations from Dr. Azim, that proved to be wildly off the mark. And it's my opinion that he knew those were not achievable projections. CHAIR RAJAH: Is it your case he knew that from the beginning? MR. BECK: I suspect that he did. That's my personal opinion. CHAIR RAJAH: If there was a case -- I mean, as someone once said, you can fool, paraphrasing it, some of the time but you can't fool all of the time. But at some in point -- and these are very short projections, within a year or two, even within the lock-in period, it could be reassessed as to whether those projections were impossible. MR. BECK: Well, I don't think they were necessarily impossible. I think there's two elements to it. I think they were very aggressive and then I think that Dr. Azim and his colleagues did pretty much everything they could to thwart the actual achievements of the objectives, particularly after April of 2022. CHAIR RAJAH: Would it be fair to say it was in the mutual interest of all three parties involved, Dr. Azim, UpHealth, and Needham, to present or to settle on the most optimistic projections? MR. BECK: Absolutely not. It was certainly not in UpHealth's interest to settle on unachievable projections. CHAIR RAJAH: I would use the word optimistic. That means at that point in time, all the parties believed -- because we were in uncharted territory. MR. BECK: I hear your point, but we would not ever have gone out to the public markets with projections that we didn't think were achievable. CHAIR RAJAH: Exactly. So at that point in time, all three parties thought they were achievable. Would that be fair to say? MR. BECK: I know that UpHealth thought they were achievable. I can't speak for Needham, and I have my suspicions about what Glocal really thought. [emphasis in bold added] 326 It appears that the Claimant at the material time accepted that the view taken of the were reasonable and achievable. It is pertinent that it did not accept all the projections at face value and sought extensive clarifications and details from Dr. Azim. 327 The threshold issue is whether the statements made by Dr. Azim were misrepresentations or mere statements of opinion which are not actionable. A

145 further question arises as to whether the final projections were the result of the misrepresentations, whether they were made fraudulently, carelessly or innocently. 438 Now, I think we draw an important distinction in this case between, you know, a mere miss of projected revenues and what was quite evidently revenues that were never going to occur. I mean, this was not a mere miss. This was -- this was really -- we're looking at it in hindsight. 328 hearing. It appears the Claimant analysed the information provided by the Company and stress tested the same. Pertinently, Mr. Beck stated:439 I wouldn't characterize it as disbelief. When we got the projections, we dug into them, we asked a lot of questions, and we wanted to refine the analysis to take it down to really the unit economic level which this model that we got was probably built upon, but we wanted to build our own. It wasn't a question of not believing. It was a question of refining it based upon an agreed-upon set of assumptions. The process -- we went through a very exhaustive process of stress testing and working through very granular assumptions on the Glocal model. [emphasis in bold added] 329 It is also germane that the SPA does not formally incorporate any representations and warranties concerning representations on revenue which suggests that the Claimant did not rely on representations not expressly stated in the document for the purpose of entering into the SPA. 330 Counsel stated the following:440 Are financial projections made at the time of negotiation of an Agreement but not reflected in Seller Warranties actionable? Does Caveat Emptor apply? Day 1, p 122, RT. 438 Day 1 Transcript, 126:7-12. 439 Day 2 Transcript, 336:8-16 and 338:1-4. 440

146 Yes. Respondents had specific knowledge of their work, and their projections, and constituted a warranty. The Bombay High Court, while placing reliance on an English Court decision in Esso Petroleum Company Limited vs. Mardon (1976), 1 Q.B. (801) (Court of Appeal) clarified that pre-contract forecasts constitute a Warranty: The Court of Appeal in the case of Esso Petroleum Co. Ltd. (supra), has held that even if forecast is given by a party to another party and if a party has already entered into a contract with such party which had given such estimate or forecast of estate of annual consumption although it was not a guarantee, but it was a forecast by other party who has special knowledge and skill and such representation inducing the person to enter into a contract, constitute a warranty. The principles of law laid down by the Court of Appeal in case of Esso Petroleum Co. Ltd. (supra) would clearly apply to the facts of this case. The Arbitral Tribunal has rightly applied the said principles to the facts of this case. I am in respectful agreement with the view expressed by the Court of Appeal in the said Judgment. CLA-95, Vestas Wind Technology India Private Limited and Ors. Vs. Inox Renewables Limited and Ors., 2019(4)ABR280, para 295 331 However, the Claimant has not satisfactorily established that the statements made by Dr. Azim at the material time were not bona fide statements of opinion. Further, the Claimant, had stress tested/reviewed the information provided and were satisfied that the assumptions were reasonable. Even McKinsey in their review dated 15 February 2022 did not suggest that they projections were detached from reality Counsel has also paradoxically stated:441 Later in February 2022, when McKinsey & Company was brought in by UpHealth, Inc., to provide strategic advice to it -- you can see here on Slide 52, in Exhibit C-320, this is report prepared by McKinsey for UpHealth, Inc., in February of 2022. This is Bates Page 13. McKinsey also projected that within two years, through 2024, Glocal Healthcare would generate $129 million to $191 million in total revenues. And on the next slide, 53, which shows you Bates Page 17 of that February 2022 McKinsey report, you can see that all of those revenue projections, 70 percent was expected to come from the sale of new digital hospitals and digital dispensaries. We show you this, not because McKinsey's revenue projections done in 2022 for Glocal Healthcare through 2024 are relevant to Claimant's claims as such, but they provide confirmation that the revenue projections Dr. Azim was making back in 2020, about the -- which were based upon the scalability 441 Day 1 Transcript, 129:9-17.

147 of the Glocal Healthcare's digital products, hospitals, and dispensaries, they were not unrealistic on their face. [emphasis in bold added] 332 On balance, it cannot be concluded that entirely unrealistic and would have been unattainable if the Claimant was successful in implementing changes and developments in the Company. In the circumstances, it actionable. 333 The Claimant has therefore failed to establish that Dr. Azim and Kimberlite misrepresented the revenue the Company would receive. 3) DRC Misrepresentation442 334 The Claimant states that Dr. Azim specifically represented that the Company would be able to receive and recognize the revenue from the DRC Contract on the basis that TSHELA was capable of paying for the equipment. Dr. recognize revenue from the DRC Project in the third quarter of 2022.443 In March 2022, the Claimant discovered that these representations were profoundly wrong.444 Just a few months after confirming for BDO in November 2021 that TSHELA would be able to pay for the equipment it had purchased pursuant to the TSHELA Purchase Order, Dr. Azim admitted to the Claimant that he was in fact unable to reach his prior contact at TSHELA. Dr. Azim was also unable to provide to the satisfaction of Plante Moran and BDO a basis for his purported earlier belief that TSHELA would be able to fund the DRC Project. Accordingly, even assuming that 442 The finding on the DRC misrepresentation is a decision of the Majority. Arbitrator Lamm disagrees with the outcome on misrepresentation as it relates to this misrepresentation claim and the assessment of the evidence but would not award additional damages on this point given the possible risk of double recovery. 443 SOC, [388]. 444 SOC, [389].

148 Dr. Azim believed at some point in the financial solvency and creditworthiness of 445 335 The Claimant argues that Dr. ability to recognize revenues from the DRC Project in the third quarter of 2021, and his positive statements in connection with the creditworthiness of TSHELA and the likelihood that TSHELA would pay for the equipment pursuant to the TSHELA Purchase Order, also constitute misrepresentations under Section 18 of the Contract Act.446 revenue projections prior to the signing of the Original SPA, which misrepresentations were relied on by Claimant when entering into the Original SPA.447 336 Upon careful consideration of the submissions and evidence on record, the Tribunal is of the view that the Claimant has failed to satisfy its burden of proof that Dr. Azim misrepresented the recoverability of the TSHELA Order. 337 To conclude that Dr. Azim had mispresented the collectability of the TSHELA Purchase Order, the Tribunal would have to find: (1) the representation was not warranted based on the information available to the 2nd Respondent; and (2) find when the representation became untrue. 338 on this issue is again problematic. First, the Claimant has not basis of the facts on the record. It purports to rely on an email dated 27 September 2020448 in which 445 SOC, [389]. 446 SOC, [390]. 447 SOC, [390]. 448 C-346.

149 (a) On 4 February 2022,449 Dr. Rachel does not yet have financial closure and it will need time extension (b) On 18 March 2022,450 Dr. Azim says problem with the financial closure right now, everyone is trying to protect themselves from blame and not giving much info, even that they may have 339 In response to a query from the Tribunal whether Dr. Azim knew from the beginning that the DRC funding was not realizable, Mr. Beck baldly opined suspect that he did. That 451 However, there does not seem to be any credible evidence on record showing that from the outset Dr. Azim did not believe the funding was secured or, indeed, when this lack of belief might have materialized. 340 misrepresentation ab initio, i.e., that the statements were untrue from the outset itself. In paragraph 388 of SOC, it states (without particularization) that Dr. Azim additional After the Original SPA was signed and the DRC Project had begun, in September 2021, Dr. Azim made additional representations about the DRC Project, again on behalf of Glocal Healthcare and its shareholders. He specifically represented to UpHealth Holdings and UpHealth, Inc. that he believed Glocal Healthcare, and therefore UpHealth Holdings and UpHealth, Inc., would be able to recognize revenue from the DRC Project on the basis r in the Project, TSHELA, would be able to pay for the equipment ordered pursuant to the TSHELA Purchase Order. [emphasis in italics and underlining added] 449 C-316. 450 C-321. 451 Day 2 Transcript, 363:22-25.

150 341 The Claimant plainly does not plead that the misrepresentation took place prior to entering the Original SPA. Rather, the misrepresentations concerning the the representations concerning the expected profits from the DRC Contract. 342 assertion, in a manner not warranted by the information of the person making it [emphasis in bold added]. 343 that Dr. Azim believed at some point in the financial solvency and creditworthiness information 344 While it is noted that the Claimant did not have the benefit of a rigorous discovery process, it nevertheless has to discharge its burden of proof on this issue. 345 The contextual circumstances/exchanges militate against Claimant (Mr. Beck and Mr. Jay included) is not a corporate babe in the wood. It appears from the contemporaneous correspondence between the Parties that the Claimant (and Mr. Beck) were also satisfied that Dr. Azim was correct in his view that TSHELA would honour the Purchase Order: (a) To me, it's rather obvious that we think the customer is credit-worthy - why else would we enter into the contract and why would we continue to build the DDs if we thought anything but that! As always, the auditors would like to see something to substantiate that belief - maybe an email from the customer acknowledging its obligation to Glocal and its ability to pay, that we agreed to delay the Sept 30th payment (it is hardly uncommon for a business to agree to wait on payment!) etc." [emphasis in bold and underlining added];[452]

(b) In Mr. Jay Jennings email of 17 March 2022, he says "Based on my call with BDO and Plante Moran this morning, we need to get more documentation or else we will lose the Q3 revenue. Without it, *they both feel* that **we had *an incorrect conclusion of collectability* at the end of Q3 / when we released Q3 earnings**" [emphasis in bold, italics and underlining added];[453]

(c) Both EY India and KPMG confirmed to UpHealth that it was reasonable to recognize the revenue from TSHELA based on the machines.

346 These facts illustrate that at the material times all the stakeholders believed TSHELA, on the information known to all of them, to be creditworthy. With regard to this issue, the Claimant's Counsel argued that "the recognition of those revenues did not mean that the representations made by Dr. Azim pre-original SPA were true at the time that they were made"[454] However, the Claimant's burden is to prove that the information available to Dr. Azim did not warrant such a statement being made. It has not met this burden. In this absence of such evidence, the Tribunal is not able to conclusive determine that the Dr. Azim's statements were not warranted.

347 Second, the Claimant has not made out any coherent or satisfactory case on when Dr. Azim became aware the statement was untrue or when the representation became a misrepresentation. The communications/correspondence between TSHELA and Dr. Azim concerning the inability to honour the TSHELA Purchase Order is not before this Tribunal. Further, the timing as to when this lack of belief should have taken root is critical as different consequence flow from a pre-contractual misrepresentation and post-contract misstatement. The Claimant has neither pleaded nor asserted that the subject transaction was fraudulent *ab initio* and

[452] C-308.

[453] C-321.

[454] Day 3 Transcript, 571:19-22.

151

or was dubious. Instead, it has confined its case to one of "mistaken" collectability. In the absence of satisfactory evidence, the Tribunal cannot satisfactorily determine when the misrepresentation was made. In our view, on the basis of what has been presented to us, this seems as Mr. Jay (see above) forthrightly states to be "an incorrect conclusion of collectability at the end of Q3 / when we released Q3 earnings".

348 It warrants emphasis that this claim is made only against Dr. Azim and Kimberlite. The Claimant's rationale is as follows:[455]

> Then in 463.5, that is where we have the misrepresentation argument. And you may remember that we had -- I'm sorry. I misspoke. This is directed against respondents Azim and Kimberlite. Because we see that, in the negotiation of the SPA, Dr. Azim not only represented himself but also represented Kimberlite in those negotiations. And we see that he signed the SPA, for example, on behalf of Kimberlite. And so we say that his breaches can also be imputed to Kimberlite or his misrepresentations can also be imputed to Kimberlite, and that is why we are asking that he and Kimberlite be jointly and severally liable for damages flowing from misrepresentation.

349 While it is unclear to what extent Dr. Azim was permitted to act on behalf of Kimberlite, the issue of Kimberlite being liable does not arise, since the Tribunal has determined Dr. Azim is not liable for any misrepresentations. It is not the Claimant's position that Kimberlite has independently made misrepresentations to the Claimant.

350 In the circumstances, given the Claimant has failed to satisfy its burden of proof that Dr. Azim and Kimberlite are liable for misrepresentation, the issue of damages does not arise.

F. Giving continuing effect to subparts (c), (e), and (f) of Section VII (the dispositif) of the EA Order, as amended in [proposed] Appendix A to the Award, pursuant to the Tribunal's authority under Article 29(3) of the ICC Rules and Article 6(6)(c) of Appendix V to the ICC Rules.

455 Day 4 Transcript, 168:25 – 169:17.

152

153 G. Holding and declaring that Martin Beck (Chief Financial Officer) and/or Jeremy Livianu (Chief Legal Officer) and/or such other person as may be designated by the board of directors of UpHealth Holdings, by board resolution, from time to time (and notified in writing to ICICI Bank by the Chief Executive Officer of UpHealth Holdings, attaching a certified copy of the resolution of the board of directors of UpHealth Holdings designating such person) may, jointly or severally, be permitted to access number 104905001983. 351 The relief in [heading XI.F and XI.G] are analyzed together since they relate to the relief granted under the EA Order. 352 In the present circumstances, the Tribunal considers that it is reasonable to grant read:456 c. Directs the Respondents, both individually and jointly, to immediately provide to Applicant, and to any PCAOB-registered accounting firm identified by Applicant, access to all unaudited financial statement(s), data, documents, books and records necessary t -Q for 2022, in the form and manner requested (the Financial Statements request); e. Directs the Respondents, both jointly and individually, to cooperate with any PCAOB-registered accounting firm identified by Applicant in their review of the information provided pursuant to paragraph (a) above, including responding to any questions, making any company employees or officers available to respond to questions, and complying with any requests for further information or clarifications (the Cooperation request); f. Orders the Respondents jointly and individually to refrain from taking any steps to access the funds in the Share Account whether on the basis of the 15 August 2022 board resolution or otherwise; 353 The relief sought and addressed in orders (c), (e) and (f) of the EA Order are still appropriate given that the requested information has not yet provided in full. The Tribunal also notes that under Article 6(6) of Appendix V of the ICC Rules, the EA 456 EA Order, p.65.

Order would cease to be binding upon the Tribunal's final award being issued unless the Tribunal expressly decides otherwise. By reason of the matters stated above, the Tribunal deems it appropriate to order continuing observance and compliance with orders (c), (e) and (f) of the EA Order. For convenience, the amended relief is set out in the body of the award[457] and the dispositive,[458] and not in a separate appendix as proposed by the Claimant.

354 Further, regarding the Share Account, it appears the funds in the same rightfully belong to the Company. According to Mr. Beck, the funds in the Share Account were for the B shares issued by the Company:[459]

> Q. Now, in your witness statement, paragraphs 122 to 124, you also discuss a meeting that you held with the manager of ICICI Bank on that same visit to India and some correspondence you had with ICICI Bank afterwards.
>
> Can you tell the Tribunal why it was important to meet with the ICICI Bank manager?
>
> A. So we talked about the account that we had at ICICI Bank. I was the only signator on that account and I was concerned given the behavior of the Glocal Board in the, you know, over the preceding six weeks or so that they would make a move to take me off the bank account and place one of their representatives on the bank account.
>
> Can I go back, and I think I made a mistake when I spoke earlier.
>
> Q. Please.
>
> A. I need to double check it. You asked me when we paid the $5 million into this account for the B shares, whether that was proceeds that went to the Respondents, and I said it was. I think that was a mistake. I think those proceeds -- those B shares were issued by the company. So the proceeds 9 were to go to the company. So I apologize. That was a mistake on my part. That's the account that we're talking about here, and then I met with ICICI Bank to make sure that there would be no change of signators to that account so that money that rightfully belonged to Glocal would stay in Glocal.
>
> …..

---

457 See paragraph 356(a) below.

458 See paragraph 423(r) below.

459 Day 1 Transcript, 210:11 – 211:14; Day 1 Transcript, 214:16-21.

154

155 Q. So when you said earlier that you were concerned that the Glocal Board would take steps to change the signatory on that account, why were you concerned about that? A. Because that was money that should stay in the company. 355 In the circumstances, it appears the funds in the Share Account were meant for the Company and the funds were not owed to Respondent Nos. 2 to 6. The Tribunal has no doubt that the Respondents ought to be restrained from accessing the same. Given the breakdown of the relationship between the Claimant and Respondent Nos. 2 to 6, this Clause would be rendered ineffectual if the Respondents are permitted to access the funds in the Share Account. 356 In the circumstances, the Tribunal grants the relief sought by the Claimant. is deleted as the phrase is superfluous. Accordingly, the Tribunal orders that: (a) The Parties must give continuing effect to subparts (c), (e), and (f) of Section VII (the dispositif) of the EA Order, as amended below, pursuant to the of Appendix V to the ICC Rules: 1) Glocal Healthcare Systems Private Limited, Dr. Syed Sabahat Azim, Richa Sana Azim, and Gautam Chowdhury (the Respondents Group A) are directed, both individually and jointly, to cooperate with UpHealth Holdings, Inc. (the Claimant), and with any PCAOB-registered accounting firm identified by UpHealth Holdings, Inc. (the Claimant), in providing access to all unaudited financial statement(s), data, documents, books and records of Glocal Healthcare Systems Private Limited (the Company), as and when required and in the form and manner requested by UpHealth Holdings, Inc. (the Claimant);

156 2) Glocal Healthcare Systems Private Limited, Dr. Syed Sabahat Azim, Richa Sana Azim, and Gautam Chowdhury (Respondents Group A) are directed, both individually and jointly, to cooperate with any PCAOB- registered accounting firm identified by UpHealth Holdings, Inc. (the Claimant) in their review of the information provided pursuant to paragraph [356(a)(1)] above, including responding to any questions, making any company employees or officers available to respond to questions, and complying with any requests for further information or clarifications; and 3) Glocal Healthcare Systems Private Limited, Dr. Syed Sabahat Azim, Richa Sana Azim, and Gautam Chowdhury (Respondents Group A) are, jointly and individually, ordered to refrain from (i) taking any steps to access the funds in Glocal Healthcare Systems Private Limited's (the bank account at ICICI Bank, account number 104905001983 whether on the basis of the 15 August 2022 board resolution or otherwise, (ii) making, or causing to be made, any changes to the authorized signatory that can access such bank account, and (iii) making, or causing to be made, any other changes to such bank account. (b) Martin Beck (Chief Financial Officer) and/or Jeremy Livianu (Chief Legal Officer) and/or such other person as may be designated by the board of directors of the Claimant, by board resolution, (and notified in writing to ICICI Bank by the Chief Executive Officer of the Claimant, attaching a certified copy of the resolution of the board of directors of the Claimant designating such person) may, jointly or severally, be permitted to access and 104905001983.

157 XII. DAMAGES 357 damages claims: (a) When did the breach or refusal to give control occur? (b) What is the loss the Claimant has suffered as a result of the breach? (c) How are the damages to be apportioned? 1) Date of breach and loss 358 hand, the Claimant states:460 11. Glocal Healthcare and its shareholders failed to provide UpHealth Holdings/UpHealth, Inc. and its auditor with timely and accurate financial information about Glocal Healthcare, which they knew would be an essential requisite to being a part of this new, publicly listed company, and which the regulations of the U.S. Securities and Exchange publicly reported financial statements. This failure has damaged UpHealth Holdings because it caused its publicly listed parent to file its financial statements had to be deconsolidated from those of UpHealth statements. This resulted in immediate write-offs to UpHealth fact that UpHealth Holdings no longer controlled Glocal Healthcare, control that was an essential element of the bargain under the Original SPA since it was the key manner in which the value of the integrated enterprise was to be realized. The deconsolidation of Glocal damage to UpHealth Holdings, bringing the total financial impact of Holdings to $122.8 million. 359 On the other hand, the Claimant stated:461 460 SOC, [11]. 461 SOC, [200]-[202].

158 200. Under US GAAP, when the parent of a majority-owned entity does not have sufficient indicia of control over its subsidiary, then the parent financial statements. This is not a choice. It is an outcome mandated by US GAAP. UpHealth Holdings and UpHealth, Inc, on the advice of their accountants and advisors, were forced to conclude that the behavior of particular their defiance of the EA Order, reflected a lack of sufficient indicia of control of their subsidiary under US GAAP. 201. with the SEC in a meeting on 1 December 2022. After taking UpHealth, - up phone call that it would not object to UpHealth, 202. As a result, on 29 December 2022, UpHealth, Inc. publicly announced those of UpHealth, Inc., effective 1 July 2022. The financial and reputational impacts of the deconsolidation cannot be overstated. 360 Subsequently, however, the Claimant has clarified its position is that the date of loss is 15 February 2022.462 This position is problematic. While it appears the relationship between the Parties had significantly soured by 15 February 2022, there does not appear to have been an actual breach by Respondent Nos. 2 to 6 on this Dr. Azim had signalled that he would not facilitate designees to the Glocal Board, Ms. Ramakrishna engaged counsel in India to advise 463 The Claimant does not plead that all of Respondent Nos. 2 to Second, in any event this date is problematic given that, amidst many obstacles, an EGM was held on 26 September 2022 to inter alia consider the appointment of the appointed to the Board.464 Notably, while there were three minority shareholders 462 463 Beck WS, [111]. 464 Beck WS, [120]-[121].

who voted in favour of the appointment,[465] they are not any of the Respondents. The Respondent Nos. 2 to 6 breach of Clause 5.2.1(b) only materialised at the EGM when they voted against the appointment of the Claimant's designees.

361 In the circumstances, the Tribunal finds that the actual date of breach and loss is the date of the EGM, i.e., 26 September 2022.

362 For avoidance of doubt, the Tribunal notes the Claimant's allegation of lack of control relates to the actual control of the Company and its assets and not legal control. At the time of this Award, the Claimant holds 94.81% of the total (equity plus preference) shares in Glocal Healthcare. As such, it has the right to exercise legal control over the Company. The Claimant, however, as stated above (see [307 to [312]) has been deprived of actual control of the Company by the actions of the Respondent Nos. 2 to 6, particularly their actions at the EGM.

2) Loss suffered

363 The next issue is the extent of loss suffered by the Claimant. In its amended relief sought, Claimant has claimed a sum of USD 1.7 million *or such other amount as the Tribunal may determine to be appropriate*.[466] The sum of USD 1.7 million was originally claimed as the loss suffered by UpHealth Inc. due to the deconsolidation of the Company.[467] This is submitted to be the "lower-bound" of damages to be awarded.

364 The Tribunal raised several questions regarding how the Claimant had quantified its claim. In response, the Claimant submitted Prof. Lehn's Supplemental Expert Report dated 25 August 2023. The Tribunal held a further hearing on 9 September 2023 and queried Prof. Lehn on his Supplemental Report and the methodologies he had adopted. In the Supplemental Report, Prof. Lehn reappraised the loss in

---

465 *ibid*.

466 Claimant's Amended Relief, [463.4].

467 See Lehn's Report, [67] – [69].

159

160 projected revenue of the Company due to the lack of control to be in the range of USD 80 million to USD 170.1 million, with a midpoint of USD 125.1 million.468 In be amended if the date of loss is considered 26 September 2022, the Claimant Response. The re-evaluated damages would be in the range of USD 70.3 million (low scenario) to USD 150.1 million (high scenario) with a midpoint of USD 110.2 million (mid scenario).469 365 For avoidance of doubt, the Tribunal notes that the damages sought in paragraph 463.4 of the SOC (as amended) relates to the losses flowing from the lack of actual control. It does not include any damages arising for misrepresentations. This is clearly borne out not only in the wording of the relief sought in paragraphs 463.4 and 463.5 of the SOC (as amended) but also in the clarification provided by the 470 But in terms of the damages, which I think was your specific question -- could we go down to the damages section? So here in 463.4, we've named the respondents that we say are liable for the breach of contract that led to the loss of control -- or, rather, the failure to hand over control at any point. We stated that the current event study amount that is linked to that is the 1.7, except that, of course, that's lower bound. It doesn't reflect the fact that the market had already fully absorbed the knowledge of that lack of control, which is what led to the supplemental report, which is now the supplemental report from Professor Lehn. And so where we say or such other amount as the tribunal may determine to be appropriate arising from these breaches of contract, that is sought jointly and severally as amongst those respondents listed there. Then in 463.5, that is where we have the misrepresentation argument. And you may remember that we had -- I'm sorry. I misspoke. This is directed against respondents Azim and Kimberlite. Because we see that, in the negotiation of the SPA, Dr. Azim not only represented himself but also represented Kimberlite in those negotiations. And we see that he signed the SPA, for example, on behalf of Kimberlite. And so we say that his breaches can also be imputed to Kimberlite or his misrepresentations can also be imputed to 468 469 470 Day 4 Transcript, 168:5 169:17.

161 Kimberlite, and that is why we are asking that he and Kimberlite be jointly and severally liable for damages flowing from misrepresentation. 366 The Tribunal finds the modified basis on which Prof. Lehn has calculated the losses suffered to be generally appropriate. Prof. Lehn has prepared his Supplemental Report on the basis that if the Claimant had been in actual control of the Company, it could have implemented the required financial, contracting, legal and operational controls and processes, and made value-enhancing improvements.471 The Tribunal is satisfied that had the Respondents observed their obligation the Claimant could have implemented the recommendations in the McKinsey Reports. Prof. Lehn has DCF of the business improvement initiatives recommended by McKinsey, which were failure to relinquish control).472 367 In principle, the Tribunal considers this approach to analysing damages to be appropriate. Mr. Beck testified that the Claimant was then in a position to inject capital, make the necessary value additions to the Company and implement the recommendations in the McKinsey Report. He states:473 I understand the Tribunal has asked whether UpHealth Holdings would have provided the working capital necessary to implement the business improvement initiatives McKinsey had recommended for Glocal Healthcare. The answer is that UpHealth Holdings was fully prepared to provide the working capital needed to transition Glocal Healthcare to a profitable growth model. As I explained in my First Statement, UpHealth Holdings provided Glocal Healthcare with $5.5 million worth of working capital, more than was necessary under the Original SPA as amended. hospitals were no longer encumbered with debt, because UpHealth Holdings be a source of working capital. In addition, UpHealth Holdings was in the process of securing additional debt financing for Glocal Healthcare, which would have more-than-covered any additional capital requirements. I personally met with the manager of ICICI Bank during several trips to India in the spring of 2022 to discuss borrowing 471 Lehn Supplemental Report, [11]. 472 Lehn Supplemental Report, [16]. 473 Beck Supplemental WS, [28] [29].

> up to $20 million in working capital, using Glocal Healthcare's now-unencumbered hospitals as collateral. I described these efforts in public earnings calls in the first and second quarters of 2022. Dr. Azim is also familiar with these efforts, because he participated in them.

368 Mr. Beck has also testified that UpHealth Inc. had implemented pertinent recommendations from McKinsey successfully:[474]

> 22. McKinsey's recommendations, together with other measures adopted by UpHealth, Inc., contributed to improved financial performance by UpHealth, Inc. in 2022 and 2023. UpHealth, Inc.'s Form 10-K for 2022 reflects approximately $35 million in additional revenue over 2021 and approximately $30 million in additional gross profit over 2021. And UpHealth, Inc.'s Form 10-Q for the second quarter of 2023 reflects that UpHealth, Inc. had earned 22% more gross profit in the first half of 2023 than it had earned in the first half of 2022.
>
> 23. I believe the performance of UpHealth, Inc.'s other telehealth company, Cloudbreak, over which we maintained normal operating control since the closing of the BCA, is instructive. McKinsey projected that, if its recommendations were implemented, Cloudbreak (which comprises the "US Telehealth" business line in the McKinsey Report) could earn revenue of $54-61 million in 2022 and $68-81 million in 2023. Cloudbreak, through implementation of the initiatives McKinsey had proposed for that company, and other improvements, earned $58,093,000 in 2022, within the range projected by McKinsey. Cloudbreak is also on track to meet McKinsey's projected revenue range of $68-81 million for 2023. Cloudbreak's revenue for the first half of 2023 was more than 34% higher than in the first half of 2022.

369 Mr. Beck came across as a forthright witness and his testimony was largely corroborated by documentation and the incontrovertible occurrence of events. That said, it bears mention that the Claimant was in the process of securing additional debt financing from ICICI bank to fund the Company's operations. It is unclear what conditions may have been attached to the debt financing and how it would have affected the Company.

370 Mr. Beck also testified about the Respondents' lack of support in implementing the McKinsey recommendations:[475]

---

474 Beck Supplemental WS, [22] – [23].

475 Beck Supplemental WS, [24] – [26].

162

163 24. improved performance, and an important contributor to this was their failure to cooperate with McKinsey in implementing the McKinsey ement at the weekly UpHealth-wide meetings that McKinsey had scheduled to monitor implementation became increasingly sporadic. In early May, Dr. Azim appears to have abruptly and without explanation backed out of meetings with McKinsey that he had been scheduled to lead regarding In addition, in early June, McKinsey wrote to Mr. Chowdhury with an urgent request for an update on Glocal -dispensary-utilization initiative, noting that he had been absent from recent meetings. 25. management became increasingly unresponsive. The urgent request from McKinsey to Mr. Chowdhury I noted in the previous paragraph went unanswered for days, as did phone calls to Mr. Chowdhury, prompting McKinsey to respond to its own email emphasizing that Mr. -dispensary- utilization initiative was three weeks behind schedule. 26. Things did not improve after June 2022. As I noted in my First Statement, May-July 2022 was precisely the period when we were having trouble getting Glocal Healthcare to implement the Contract Review and Approval Policy, and when Glocal Healthcare interrupted our access to its email server. July 2022 was also when we wrote to Glocal Healthcare asking that three of our designees be appointed to the Glocal Board. Our thinking was that once we controlled the Glocal Board (as we should have been able to do), we would be able to take initiatives ourselves. Primarily, this would have involved replacing Glocal competently run the implementation process. In fact, we had already begun to make certain adjustments. For example, we hired Mahesh Singh, who had been one of the consultants working with Glocal Healthcare, to work for UpHealth, Inc. in India permanently. We spoke -resources department about potentially recruiting other candidates for business-development positions. We also hired Ajay Arora, who is an experienced accountant and finance professional with significant experience working in multinational managerial control over the company, however, there was only so much we could do to influence its operations and direction. As an example of these practical limitations, Ms. Azim refused to provide Mr. Arora with dedicated office space, despite having agreed with the decision to hire him. 371 between the Parties soured. In the circumstances, the Claimant has satisfactorily

164 established that it had always intended to implement the McKinsey recommendations, which all the relevant stakeholders considered workable, but was stymied by the Respondent Nos. 2 to 6, and as such the projected revenues were not realised. It bears mention that Prof. Lehn has discounted the projected revenues to take into account the cost of equity.476 For completeness, the initiatives proposed by McKinsey are set out:477 (a) Increase utilization at existing hospitals; (b) Improve ARPOB in line with regional benchmarks; (c) Expand pharmacy and diagnostics business at existing hospitals; (d) Sell more digital hospitals; (e) Build and run digital hospitals; (f) Increase utilization of existing digital dispensaries (g) Build new digital dispensaries in India; (h) Sell standalone digital tools. 372 reduction in share value of UpHealth Inc. due to deconsolidation is neither appropriate nor useful. The damages claimed is the loss suffered by UpHealth Inc. and not the Claimant. These entities are not one and the same. Further, the market concerns regarding UpHealth Inc. may not accurately represent the loss suffered by the Claimant by being deprived control of the Company. 476 477 C-320, at 69 - Final McKinsey Report (Excerpted Section Relating to Glocal Healthcare), dated 15 February 2022.

165 373 In the circumstances, approach to the calculation of damages from 26 September 2022, i.e., the range of USD 70.3 million (low scenario) to USD 150.1 million (high scenario) with a midpoint of USD 110.2 million (mid scenario). 374 However, there remain several imponderables in the assessment of damages: (a) Prof Lehn treats the lack of actual control as a permanent lack of actual control.478 This issue is discussed further below. (b) It is unclear whether: (i) the Claimant would have been able to secure the additional debt financing from ICICI bank; (ii) what conditions would have been attached to the debt financing; and (iii) what implications these factors he McKinsey recommendations. (c) revenue projections. 375 In these circumstances, the relief to be granted has to be tempered to take into account these considerations. 376 It should also be borne in mind that the Respondents have through their conduct to date authored this unhappy situation where there is a paucity of current information . Pertinently, Glocal has issued, first, a notice of termination dated 7 September 2023 to the Claimant stating inter alia all agreements with the Claimant stand terminated, and second and more recently, notice of cancellation of shares dated 30 December 2023.479 While the veracity of 478 See Day 4 Transcript, 63 66. 479 Email from Glocal to the Tribunal dated 30 January 2024 with attachments.

166 their intention not to surrender control for the foreseeable future, if at all. It is more than probable the Claimant would not be able get control of the Company for a lengthy period, if ever. Given the unhappy history of the differences between the Parties to date, the Tribunal is of the view that the future of the Company will be dire without the active cooperation of Dr. Azim and the Respondents in promoting and supporting its operations. 377 While the above considerations might also raise questions whether the Claimant would have been able to fully implement all of the McKinsey recommendations and achieve the most optimistic scenario, there is no cogent evidence to show that the Claimant would have been unable to implement most, or at least the essential components, of the McKinsey recommendations. This precludes the adoption of the lowest projection. It is pertinent that the Claimant as well as the Respondents considered the McKinsey recommendations to be important for the growth of the Company. The Claimant has shown it has been seriously committed to continue the work of Glocal and, furthermore, it had already invested in Glocal under the The Tribunal notes that the Claimant had invested and/or incurred the sum of USD 72,046,171 under the SPA to procure shares, to pay off debts, and increase working capital.480 Despite this, it was unable to exercise its contractual rights to have oversight over the Company and recoup any returns from its investment. It is thus more than likely that the Claimant would have followed through to implement some or most of the McKinsey recommendations had it not been obstructed in its efforts by the Respondents. 378 Claimant receiving actual control of the Company, as the primary damages the Tribunal awards the Claimant a sum of USD 29.5 million . This sum is representative of the damages already suffered by the Claimant by being deprived of actual control of the Company from the date of loss to the date of this 480 C-290.

167 Award. The said sum has been calculated using the Present Value of Free Cash Flows in the Mid Scenario for 2022 to 2024 calculated by Prof. Lehn.481 It is the Company (together with all the assets provided for or contemplated by the SPA) before 30 September 2024482, the Claimant should not be entitled to the further and full damages calculated by Prof. Lehn since the Claimant would be in a position to obtain a return on investment in the future. 379 The question also arises, what relief would the Claimant be entitled to in the event the Respondents fail to hand over actual control of the Company with all of the assets provided for and/or contemplated by the SPA on or before 30 September 2024. It is noted that the Claimant has not provided for such a scenario, but rather has sought and calculated damages on the basis that it would not receive control of the Company.483 The Tribunal determines the Claimant is thereafter entitled, in addition to the Primary Damages, to the damages assessed by the Tribunal in paragraph [382] below Additional Damages for permanent loss of actual control of the Company. 380 However, in the event the Respondents, at any time prior to 30 September 2024, offer to give the Claimant actual control of the Company without all or some the assets provided for and/or contemplated by the SPA, without prejudice to the order in paragraph [379] above, the Claimant may forthwith elect to: (a) receive actual control of the Company notwithstanding diminution of its assets; or (b) recover from the Respondent Nos. 2 to 6 the Additional Damages amounting to USD 80.7 million for the permanent loss of actual control. 481 482 The 30th of September 2024 has been settled on as the cut-off date to allow the Respondents sufficient time to comply with all the necessary procedures and registrations to effect a proper handover of the actual control thereof to the Claimant. 483 See paragraphs 391 and 399 of this Award.

168 381 Under scenario (a) above, the Claimant may elect to receive the Primary Damages and actual control of the Company notwithstanding a diminution of its assets. In scenario (b) above, the Claimant would recover the Primary Damages and the Additional Damages assessed below, but it would not have actual control of the Company. 382 The Tribunal determines, in the round, the Additional Damages for permanent loss of actual control to be awarded to be a sum of USD 80.7 million, taking into consideration the imponderables that cannot be accurately calculated and/or projected. The sum of USD 80.7 million has been calculated by deducting the Primary Damages from the mid-scenario damages amounting to USD 110.2 million calculated by Prof. Lehn484 circumstances to adopt the mid scenario proposed by Prof. Lehn as opposed to the high or low scenarios after our careful consideration of the imponderables discussed in this section. If the Claimant elects to receive the Additional Damages, the total damages it receives would amount to USD 110.2 million. The Tribunal finds the said sum of USD 110.2 million to be a reasonable estimate of the loss suffered by the Claimant due to the lack of actual control over the Company arising from the breaches of the Respondent Nos. 2 to 6. In this circumstance, the fact that Prof. Lehn has not considered the value of receiving the Company in the future is not an issue, since the Claimant would not in these circumstances have actual control of the Company. 383 The Tribunal notes that, in its amended claim, the Claimant sought a sum of USD or such other amount as the Tribunal may determine to be appropriate 485 Subsequently, as arising from the breach of contract. The Tribunal is empowered to determine the appropriate sum of damages. The Claimant has clearly set out its case for loss of 484 the sum of USD 110.2 million. 485 .

169 actual articulated the facts that led to its lack of actual control over Glocal in its SOC and acting in concert who breached their obligations under the SPA to promptly hand over effective/actual control of the Company to the Claimant. 3) Apportionment of damages 384 on a joint and several basis. The Claimant suggests that joint and several liability is appropriate since the Respondent Nos. 2 to 6 all signed the SPA and accepted the obligations.486 Further, it states that Clause 1.2.7 only disclaims liability obligations and does not disclaim liability more broadly in so far as no Seller was responsible for the responsibilities of another Seller.487 query on apportionment in the event the Respondents are not jointly liable, the is as follows:488 (a) Under Indian law, when multiple respondents are severally liable, damages loss.489 (b) damages. Since the obligation in Clause 5.2.1(b)(iii) was that of the Glocal Board and not of any individual member, it is reasonable to apportion the Dr. Azim, Ms. Azim, and Mr. Chowdhury.490 486 See for example Day 4 Transcript, 170:12-17. 487 Day 2 Transcript, 470:2-11. 488 [52]. 489 490

170 (c) But for the role played by Kimberlite in creating a mechanism to dilute the gifting the Giftees shares in the Company with voting rights, Claimant could 5.2.1(b)(iii) and obtained control of the Company at the EGM on 26 September 2022. Accordingly, it is reasonable to apportion 40% of Kimberlite.491 (d) his failure to exercise his position of influence over the other Respondents to ensure that effect was given to the terms of the Original SPA as amended, and that control was ceded to Claimant. If, the Claimant further submits, Mr. Damodaran should be not liable for any damages, then it is reasonable to add this 10% to Kimberlite, so that Kimberlite and the Board would each be liable for 50% of the damages.492 385 Upon careful consideration of the evidence before it, the Tribunal determines that under the SPA, Respondent Nos. 2 to 6 are not jointly liable for breaches. Indeed, 493 1.2.7. The obligations of the Sellers under this Agreement are several. It is clarified that a Seller will not be responsible for the acts, omissions or obligations of the other Seller or the Target under this Agreement. 386 15 February 2022. However, the Tribunal has concluded above that the date of breach is 26 September 2022 and voting against the appointment of the designees was the initial contractual breach. Since the act of breach is tied to their voting, the 491 492 493 C-1, p. 13.

Tribunal considers it appropriate to apportion the damages based on the shareholding percentages of each of the Respondent Nos. 2 to 6. Accordingly, the apportionment of damages is as follows:

Respondent	**Shareholding percentage in Company**[494]	**Shareholding as a percentage of Respondents 2 to 6**	**Apportionment of Primary Damages (USD)**	**Apportionment of Additional Damages (USD)**
Respondent No. 2 Dr. Azim	1.54	34.38%	10,140,625.00	27,740,625.00
Respondent No. 3 Ms. Azim	1.54	34.38%	10,140,625.00	27,740,625.00
Respondent No. 4 Mr. Chowdhury	0.21	4.69%	1,382,812.50	3,782,812.50
Respondent No. 5 Mr. Damodaran	1.01	22.54%	6,650,669.64	18,193,526.79
Respondent No. 6 Kimberlite	0.18	4.02%	1,185,267.86	3,242,410.71
Total	**4.48**	**100%**	**29,500,000.00**	**80,700,000.00**

387 In the circumstances, the Tribunal orders the Respondent Nos. 2 to 6 to severally pay the Claimant Primary Damages in the sums set out below:

(a) Respondent No. 2 – USD 10,140,625.00

(b) Respondent No. 3 – USD 10,140,625.00

(c) Respondent No. 4 – USD 1,382,812.50

(d) Respondent No. 5 – USD 6,650,669.64

(e) Respondent No. 6 – USD 1,185,267.86

494 As per C-357.

171

172 388 In the event the Claimant elects to receive the Additional Damages, the Respondent Nos. 2 to 6 are ordered to severally pay the Claimant Additional Damages in the sums below: (a) Respondent No. 2 USD 27,740,625.00 (b) Respondent No. 3 USD 27,740,625.00 (c) Respondent No. 4 USD 3,782,812.50 (d) Respondent No. 5 USD 18,193,526.79 (e) Respondent No. 6 USD 3,242,410.71 389 Mr. Damodaran (Respondent No. 5) has stated that he should not bear any liability in the present dispute. Respondent No. 5 states inter alia that: 495 (a) He was only a shareholder in Glocal, and had no relationship whatsoever with Glocal, other than as a shareholder. (b) Even while he was associated with Glocal till 2019, he did not have, or exercise, any executive responsibilities or functions. (c) Discussions between the Claimants and Glocal commenced in 2020, a year after he had ceased to have any relationship with Glocal, other than as a shareholder. (d) He was not a party to the EA proceedings. (e) It was necessary for him to be a Party to the Shareholders Agreement (SHA), since him not offering the shares would have stood in the way of completion of the transaction. 495 Email from Respondent No. 5 to the Tribunal of 26 August 2023, 12.31 SGT.

173 (f) His only responsibility as a shareholder was to tender the shares standing in his name, and he did so soon after the SHA was signed. (g) A perusal of the claims will show that there is no specific act or omission attributed to him; (h) in the interest of justice, the Tribunal may be pleased to strike out his name from the list of respondents. 390 While the Tribunal accepts that Respondent No. 5 had not actively participated in pertains significantly to the actions taken at the EGM to prevent the Claimant from appointing its designees to the Board. In this regard, the Tribunal notes that the Respondent No. 5, together with Respondent Nos. 2-4 and 6 voted against the said appointment, in plain contravention of the terms of the SPA. As such, Respondent No. 5 must bear the consequences for his breach and is liable for the sum apportioned above. XIII. COSTS A. Ordering Respondents Azim, Richa Sana Azim and Chowdhury (Respondents Group A) to, jointly and severally, reimburse to UpHealth Holdings all costs and expenses, including legal fees, incurred as a result of (i) the Emergency Arbitration (including UpHealth Holding costs, fees and expenses, as well as all the fees and expenses of the Emergency Arbitrator and the ICC); and (ii) the litigations to enforce the expenses), all of which were only necessary as a result of Respondents B. Ordering Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran, and Kimberlite to, jointly and severally, reimburse to UpHealth Holdings all costs and expenses, including legal and expert fees, incurred as a and expenses, and all the fees and expenses of the Arbitrators and the

174 misconduct. 391 In brief, the Claimant claims the costs it has incurred in (i) enforcing its legal rights in four legal proceedings: the EA, this Arbitration, the Enforcement Action, and Enforcement Action; and (ii) defending itself and its officers and employees in four other legal proceedings commenced by Respondents Group A: the O&M Proceeding, the Commercial Court Action, and complaints.496 392 The Tribunal is empowered under Article 38(4) and (5) of the ICC Rules to determine the costs of arbitration and the proportions in which the Parties shall bear the costs: 4) The final award shall fix the costs of the arbitration and decide which of the parties shall bear them or in what proportion they shall be borne by the parties. 5) In making decisions as to costs, the arbitral tribunal may take into account such circumstances as it considers relevant, including the extent to which each party has conducted the arbitration in an expeditious and cost-effective manner. 393 The Claimant has claimed the following costs and expenses:497 496 SOC, [439] [455]. 497 Cost Schedules.

175 394 principle the Claimant is entitled to recover the costs it has incurred in this arbitration including the EA (items 1 and 2 in the table above), subject to the breaches and subsequent conduct. The Tribunal also considers the costs claimed in this arbitration to be reasonable. in line with the costs generally claimed in similar international arbitrations. The Tribunal notes that the ICC Court has fixed the costs of arbitration as USD 860,000.498 The costs of arbitration has fully utilized the advance on costs made by the Claimant amounting to USD 860,000 and the Claimant is entitled to recover this.499 calculation of USD 5,449,650.500 498 Email from the Secretariat dated 10 March 2024, 02:24 AM (SGT). 499 500 Ibid.

176 395 The Claimant, however, is not entitled to be reimbursed the costs and expenses it has incurred in the legal proceedings before courts, i.e., items 3 and 4 in the table above. These costs have not been incurred in these proceedings but rather in ancillary proceedings. The Claimant ought to proceed to recover these costs in those proceedings before those courts. 396 Further, the Tribunal notes that the Claimant has expended costs in these proceedings as a result of its own shortcomings in its evidence or pleadings, such as issues in how the claims were calculated or supported. In particular, the Claimant has incurred the following costs which could have been avoided: (a) 9 September 2023 USD 215,842;501 (b) engaging the services of Prof. Lehn and preparing and filing the Supplementary Lehn Report USD 350,000;502 (c) USD 260,010; (d) of Mr. Beck USD 135,236. 397 The said sums amount to USD 961,088 (USD 215,842 + USD 350,000 + USD 260,010 + USD 135,236). These costs relating to the above matters in this arbitration are to be borne by the Claimant since these amendments or further nce. 398 The Claimant has claimed costs and expenses incurred in the EA and this Arbitration are USD 868,440 and USD 5,449,650 respectively. The Claimant has 501 Cost Schedule, Schedule B.1, items 9 and 10. 502 Cost Schedule, Schedule B.2, items 2 and 3.

177 differentiated the Parties it seeks costs from for the various stages of the arbitration. It seeks costs concerning the EA from Respondent Nos. 2 to 4 and costs concerning this Arbitration from Respondent Nos. 2 to 6. The Tribunal finds this manner of apportioning the costs and expenses to be reasonable since only Respondent Nos. 5 and 6 were not parties to the EA. The costs and expenses amounting to USD 961,088 which are to be borne by the Claimant (as discussed above) are to be deducted from the costs and expenses claimed for this Arbitration, since such costs arose in relation to this Arbitration and not the EA stage. The costs and expenses in each stage (EA and Arbitration) are to be equally divided between the relevant Parties. In the circumstances, the Tribunal determines: (a) Respondent Nos. 2 to 4 must in equal shares pay the Claimant costs and expenses amounting to USD 868,440 reasonably incurred in relation to the EA. (b) Respondent Nos. 2 to 6 must in equal shares pay the Claimant costs and expenses amounting to USD 4,488,562 reasonably incurred in relation to this Arbitration (excluding the EA stage).503 C. Ordering that pre- and post-award interest is payable, jointly and severally, by Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite, according to the principal amounts of damages they are respectively ordered to pay in the award. 399 The Claimant seeks pre- and post-award interest on any damages awarded to it.504 The Claimant argues that Section 31(7)(a) of the Arbitration Act permits the awarding of pre-award interest at a reasonable rate. In Vedanta Ltd. v. Shenzen Shandong Nuclear Power Construction Co. Ltd., the Supreme Court of India held that prejudgment interest should be compensatory and provided various factors for the arbitral tribunal to consider when deciding the amount of interest to be awarded 503 Being the costs and expenses claimed for the Arbitration minus the costs and expenses to be borne by the Claimant, i.e., USD 5,449,650 - USD 961,088 = USD 4,488,562. 504 SOC, [456] [461].

178 principal sum; (ii) the types of sums to which the interest must apply; (iii) the time period over which interest should be awarded; (iv) the internationally prevailing rates of interest; (v) whether [a] simple or compound rate of interest is to be applied; (vi) whether the rate of interest awarded is commercially prudent from an economic standpoint; (vii) the rates of inflation; [and] (viii) proportionality of the count award 505 The Claimant argues that it is reasonable to apply statutory interest rates applicable at: (i) the place of arbitration (the State of Illinois) where statutory interest is five percent per annum, simple interest; or (ii) the rate of interest of nine percent per annum where the damages occurred, being the State of New York where the drops in share price of 506 400 The Claimant also asserts that it is entitled to post-award interest at the discretion - award interest is to ensure that the award-debtor does not delay the payment of the 507 401 - award interest. It is the general practice in international arbitrations. Further, the awarding of post-award interest is particularly opposite given the Respondents refusal to comply with the EA Order. On the issue of pre-award interest the Tribunal notes that the Claimant expected to receive the projected revenue from 2022 to 2024.508 To allow pre-award interest might amount to allowing double recovery to the Claimant as the revenue would accrue gradually over this period. In the circumstances, it is not appropriate to award pre-award interest from the date of 505 SOC, [457] citing Vedanta Ltd. v. Shenzen Shandong Nuclear Power Construction Co. Ltd., (2019) 11 SCC 465, page 0007, ¶ 9. 506 SOC, [458]. 507 SOC, [460] citing Morgan Securities & Credits (P) Ltd. v. Videocon Industries Ltd., (2023) 1 SCC 602, page 0014, ¶ 27. 508 Lehn Supplemental Report, Appendices A.1 to A.3.

179 breach, given that the Claimant would only receive the income over the next three years. 402 The Tribunal determines it is appropriate to apply post-award interest at the rate of nine percent (9%) per annum on a simple basis, given it is the rate of interest applicable at the place of arbitration. 509 The Respondent Nos. 2 to 6 must pay post- award interest on the sums they are individually liable to pay from the date of this granted to the Primary Damages as well as the Additional Damages (if exercised by the Claimant). D. Ordering Respondents Azim, Richa Sana Azim, Chowdhury, Damodaran and Kimberlite, jointly and severally, to gross up any amounts to be paid by them to Claimant that may be subject to taxes in India, or any other jurisdiction where Respondents may be located, to ensure that Claimant receives the full amount of damages due to it. 403 The Claimant asserts that under Indian law it is possible that any post-award interest award the Claimant may be subject to a withholding tax and that there is no reason why amounts due to the Claimant should be subject to taxes in India or any non-US jurisdiction.510 breaches, the Claimant argues the Respondents should be required to gross up any amounts to be paid by them to the Claimant that may be subject to taxes in India or any other jurisdiction the Respondents may be located, to ensure the Claimant receives the full amount of damages due to it. 404 The Claimant argues that the legal basis for the request is the principle first expressed by the House of Lords in British Transport Commission v. Gourly511 which has been followed by the Indian Supreme Court.512 The principle is that an 509 CLA-89, 735 ILCS 5/2, Interest on Judgment, 1303; Interest on judgment, effective as of 1 July 2021, page 0001, Section 2-1303 (a). 510 SOC, [462]. 511 [1956] A.C. 185. 512 [55].

180 award for damages should account for the tax treatment of any type of income in the ordinary course, but is not liable to pay taxes merely because they are paid as damages. 513 405 While the precise amount of any such withholding tax applied is currently unknown, the Claimant seeks an award making clear that the Respondents must pay all withholding tax applied to the interest on the damages awarded to the Claimant, subject to the Claimant providing the enforcement court with sufficient evidence of the amount of withholding tax applied to the interest on damages awarded.514 406 persuasive case in favour of grossing up the damages due to account for any taxes that may have to be paid. The determined it is owed damages. The Claimant would be disadvantaged if it ultimately received less than awarded as damages on account of it having to pay taxes such as withholding tax on the damages awarded. It would not receive the full benefit of the award and would not be fully compensated in the manner determined by the Tribunal. It is, however, problematic that the amount to be grossed up on account of taxes is unknown at this juncture. In the circumstances, the Tribunal grants the following relief: the Respondent Nos. 2 to 6 must, severally in the proportions set out in paragraph [386] above, pay the Claimant all withholding tax applied to the interest on the damages awarded to Claimant, subject to Claimant providing the enforcement court with sufficient evidence of the amount of withholding tax applied to the interest on damages awarded. 513 4 Eng Ltd v. Harper, [2008] EWHC 915 (Ch), pp. 28-29, ¶¶ 104- 105. 514

181 XIV. CONCLUSION/THE AWARD A. 407 The Tribunal has jurisdiction over the Respondent parties in this proceeding and to hear and determine the disputes raised in this Arbitration. 408 The Claimant has satisfactorily established through documentary evidence, in particular, C- 9 September 2021)515 that it holds (i) 7,503,016 equity shares in Glocal Healthcare (95.29% of the total equity shares), (ii) 24,867 preference shares in Glocal Healthcare (37.52% of the total preference shares), and (iii) 94.81% of the total (equity plus preference) shares in Glocal Healthcare. 409 It is plain inter alia appointed to the Board, that they breached their obligations under the SPA, in particular, Clause 5.2(b). 410 The Respondents have an obligation under Clause 12 to inter alia do all acts in furtherance of fulfilling the provisions of the SPA. In the circumstances, it is the to comply with Clause 5.2.1(c) and (d) of the SPA read together with Clause, for the Clause to be meaningfully given effect to. 411 The EGM held on 26 September 2022 was carried out contrary to the terms of the SPA . 412 Clause 10.2 of the SPA. 515 C-357. See also C-171 - Calcutta High Court Order, dated 23 December 2022; C-494 - Enforcement Action Final Judgment, dated 23 August 2023.

182 413 The Respondents Nos. 2 to 6 breached their obligations under the SPA on 26 designees to the Board. The Claimant has satisfactorily established that it was always intended to implement the McKinsey recommendations but was stymied by the Respondents Nos. 2 to 6, and as such the projected revenues were not realised. The Tribunal finds the said sum of USD 29.5 million in the round to be a reasonable estimate of the loss suffered by the Claimant for the period 2022 to this date due to the lack of control over the Company arising from the breaches of the Respondent Nos. 2 to 6. 414 In the event the Respondents at any time prior to 30 September 2024 offer to give the Claimant actual control of the Company without all or some of the assets provided for and/or contemplated by the SPA, the Claimant may forthwith elect to: (1) receive actual control of the Company notwithstanding diminution of its assets; or (2) recover the Additional Damages amounting to USD 80.7 million. 415 If the Claimant does not secure actual control of the Company together with all the assets provided for and/or contemplated by the SPA on or before 30 September 2024 and paragraph [414] does not take effect the Claimant shall be entitled to the Additional Damages amounting to USD 80.7 million. 416 The Tribunal orders the Respondent Nos. 2 to 6 to severally pay the Claimant Primary Damages in the sums set out below: (a) Respondent No. 2 USD 10,140,625.00 (b) Respondent No. 3 USD 10,140,625.00 (c) Respondent No. 4 USD 1,382,812.50 (d) Respondent No. 5 USD 6,650,669.64 (e) Respondent No. 6 USD 1,185,267.86

183 417 In the event the Claimant elects to receive the Additional Damages, the Respondent Nos. 2 to 6 are ordered to severally pay the Claimant Additional Damages in the sums below: (a) Respondent No. 2 USD 27,740,625.00 (b) Respondent No. 3 USD 27,740,625.00 (c) Respondent No. 4 USD 3,782,812.50 (d) Respondent No. 5 USD 18,193,526.79 (e) Respondent No. 6 USD 3,242,410.71 418 therefore failed to establish that Dr. Azim and Kimberlite misrepresented the revenue the Company would receive. the Claimant has failed to satisfy its burden of proof that Dr. Azim and Kimberlite are liable for misrepresentation, the issue of damages for misrepresentation does not arise. 419 principle the Claimant is entitled to recover the costs it has incurred in this arbitration and legal actions relating to the disputes in this arbitration, i.e., the EA, Action, the O&M Proceeding, the Commercial Court Action, and each of the two relating to the matters set out in [396] above in this arbitration are to be borne by the Claimant since these amendments or further submissions were necessitated not pleadings and/or evidence. 420 With regard to costs and interest:

184 (a) Respondent Nos. 2 to 4 must in equal shares pay the Claimant costs and expenses amounting to USD 868,440 reasonably incurred in relation to the EA. (b) Respondent Nos. 2 to 6 must in equal shares pay the Claimant costs and expenses amounting to USD 4,488,562 reasonably incurred in relation to this Arbitration (excluding the EA stage). (c) The Tribunal determines it is appropriate to apply post-award interest at the rate of nine percent (9%) per annum on a simple basis, given it is the rate of interest applicable at the place of arbitration. 421 The Claimant has made a persuasive case in favour of grossing up the damages due to account for any taxes that may have to be paid. 422 Based on the evidence before the Tribunal, the Tribunal finds that the funds in the Share Account were meant for the Company and the funds were not owed to Respondent Nos. 2 to 6. The Tribunal has no doubt that the Respondents ought to be refrained from accessing the same. B. Dispositive Part 423 Having considered all the evidence and submissions placed before the Tribunal and for the reasons set out above, the Tribunal hereby Declares, Determines and Awards as follows: (a) The Tribunal has jurisdiction over Glocal Healthcare Systems Private Limited, Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (all Respondents) in this proceeding; (b) The Tribunal has jurisdiction to hear and determine the disputes in these proceedings and rejects Glocal Healthcare Systems Private Limited, Dr. Syed

Sabahat Azim, Richa Sana Azim, and Gautam Chowdhury (Respondents Group A's) jurisdictional objections;

(c) UpHealth Holdings, Inc. (the Claimant) holds (i) 7,503,016 equity shares in Glocal Healthcare Systems Private Limited (the Company) (95.29% of the total equity shares), (ii) 24,867 preference shares in Glocal Healthcare Systems Private Limited (the Company) (37.52% of the total preference shares), and (iii) 94.81% of the total (equity plus preference) shares in Glocal Healthcare Systems Private Limited (the Company);

(d) UpHealth Holdings, Inc. (the Claimant) has good and marketable title over its shareholding in Glocal Healthcare Systems Private Limited (the Company) detailed in sub-paragraph (c) above, free and clear of all encumbrances and together with all rights, title, interest and benefits appertaining thereto;

(e) The EGM held on 26 September 2022 was carried out contrary to the terms of the SPA;

(f) Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (Respondent Nos. 2 to 6) have breached the SPA, specifically its Clause 5.2.1(b), (c) and (d), as well as Clauses 10 and 12;

(g) The Tribunal issues a permanent mandatory injunction:

4) directing the Respondents to take all necessary steps to (i) convene a meeting of the Glocal Board to appoint UpHealth Holdings, Inc.'s (the Claimant's) designee(s) as director(s) of the Glocal Board, and (ii) at that meeting, approve and authorize the appointment of UpHealth Holdings, Inc.'s (the Claimant's) designee(s) as director(s) of the Glocal Board, pursuant to Clauses 5.2.1(b)(iii) and 12 of the Original SPA (as amended);

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5) directing Glocal Healthcare Systems Private Limited, Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (the Respondents), both individually and jointly to file Form DIR-12 with the jurisdictional registrar of companies in relation to the appointment of UpHealth Holdings, Inc.'s (the Claimant's) designee(s) to the Glocal Board pursuant to Clauses 5.2.1(c) and 12 of the Original SPA (as amended);

6) directing Glocal Healthcare Systems Private Limited, Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (the Respondents), both individually and jointly, to provide UpHealth Holdings, Inc. (the Claimant) with true extracts, duly certified by the Glocal Board, of board resolutions appointing UpHealth Holdings, Inc.'s (the Claimant's) designee(s) to the Glocal Board, following such appointment Clauses 5.2.1(d) and 12 of the Original SPA (as amended);

7) pursuant to Clauses 10.2 and 12 of the Original SPA (as amended), directing Glocal Healthcare Systems Private Limited, Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (the Respondents) to cooperate with UpHealth Holdings, Inc. (the Claimant) to increase UpHealth Holdings, Inc.'s (the Claimant's) ownership to 100% of the share capital of Glocal Healthcare Systems Private Limited (the Company), in a form and manner acceptable to UpHealth Holdings, Inc. (the Claimant); and

8) prohibiting Glocal Healthcare Systems Private Limited, Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (the Respondents) from acting in violation of Clause 12 of the SPA and requiring Glocal Healthcare Systems Private Limited, Dr. Syed Sabahat

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187 Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (the Respondents) to provide UpHealth Holdings, Inc. (the Claimant) access to all financial statement(s), information, data, documents, books and records in the form and manner requested by UpHealth Holdings, Inc. (the Claimant). (h) Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (Respondent Nos. 2 to 6) are ordered to comply with the terms of the SPA as amended by observing the requests of UpHealth Holdings, Inc. (the Claimant) to fulfil the terms of the SPA; (i) The Tribunal orders Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (Respondent Nos. 2 to 6) to severally pay UpHealth Holdings, Inc. (the Claimant) Primary Damages in the sums set out below: 1) Dr. Syed Sabahat Azim (Respondent No. 2) USD 10,140,625.00 2) Richa Sana Azim (Respondent No. 3) USD 10,140,625.00 3) Gautam Chowdhury (Respondent No. 4) USD 1,382,812.50 4) Meleveetil Damodaran (Respondent No. 5) USD 6,650,669.64 5) Kimberlite Social Infra Private Limited (Respondent No. 6) USD 1,185,267.86 (j) In the event, Glocal Healthcare Systems Private Limited, Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (the Respondents), at any time prior to 30 September 2024, offer to give UpHealth Holdings, Inc. (the Claimant) actual control of Glocal Healthcare Systems Private Limited (the Company)

188 without all or some the assets provided for and/or contemplated by the SPA UpHealth Holdings, Inc. (the Claimant) may forthwith elect to: 1) Receive actual control of Glocal Healthcare Systems Private Limited (the Company) notwithstanding the diminution of its assets; or 2) recover from Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (the Respondent Nos. 2 to 6) the Additional Damages amounting to USD 80.7 million for the permanent loss of actual control. (k) If UpHealth Holdings, Inc. (the Claimant) does not secure actual control of Glocal Healthcare Systems Private Limited (the Company) on or before 30 September 2024 with the assets provided for or contemplated in the SPAs and sub-paragraph (j) above does not take effect UpHealth Holdings, Inc. (the Claimant) is entitled to recover the Additional Damages for the permanent loss of actual control from Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (the Respondent Nos. 2 to 6). (l) If UpHealth Holdings, Inc. (the Claimant) elects to recover the Additional Damages under sub-paragraphs (j)(2) or (k) above, the Tribunal orders Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (Respondent Nos. 2 to 6) to severally pay UpHealth Holdings, Inc. (the Claimant) damages in the sums below: 1) Dr. Syed Sabahat Azim (Respondent No. 2) USD 27,740,625.00 2) Richa Sana Azim (Respondent No. 3) USD 27,740,625.00 3) Gautam Chowdhury (Respondent No. 4) USD 3,782,812.50 4) Meleveetil Damodaran (Respondent No. 5) USD 18,193,526.79

189 5) Kimberlite Social Infra Private Limited (Respondent No. 6) USD 3,242,410.71 (m) In the event UpHealth Holdings, Inc. (the Claimant) elects to receive the Additional Damages under sub-paragraphs (j)(2) or (k) above, Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (the Respondent Nos. 2 to 6) are not required to comply with the following orders/paragraphs in this dispositive part: 1) Sub-paragraph (g); 2) Sub-paragraph (h); 3) Sub-paragraph (r); and 4) Sub-paragraph (s). (n) Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (Respondent Nos. 2 to 6) must, severally in the proportions set out in sub-paragraphs (i) and (l) above, pay UpHealth Holdings, Inc. (the Claimant) all withholding tax applied to the interest on the damages awarded to UpHealth Holdings, Inc. (the Claimant), subject to UpHealth Holdings, Inc. (the Claimant) providing the enforcement court with sufficient evidence of the amount of withholding tax applied to the interest on damages awarded; (o) Dr. Syed Sabahat Azim, Richa Sana Azim, and Gautam Chowdhury (Respondent Nos. 2 to 4) must in equal shares pay the Claimant costs and expenses amounting to USD 868,440 reasonably incurred in relation to the EA; (p) Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (Respondent Nos. 2

to 6) must in equal shares pay the Claimant costs and expenses amounting to USD 4,488,562 reasonably incurred in relation to this Arbitration (excluding the EA stage);.

(q) Dr. Syed Sabahat Azim, Richa Sana Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited (Respondent Nos. 2 to 6) must pay UpHealth Holdings, Inc. (the Claimant) post-award interest on the sums they are individually liable to pay from the date of this Award until full payment at a rate of nine percent (9%) per annum on a simple basis;

(r) The Parties must give continuing effect to subparts (c), (e), and (f) of Section VII (the dispositif) of the EA Order, as amended below, pursuant to the Tribunal's authority under Article 29(3) of the ICC Rules and Article 6(6)(c) of Appendix V to the ICC Rules:

1) Glocal Healthcare Systems Private Limited, Dr. Syed Sabahat Azim, Richa Sana Azim, and Gautam Chowdhury (the Respondents Group A) are directed, both individually and jointly, to cooperate with UpHealth Holdings, Inc. (the Claimant), and with any PCAOB-registered accounting firm identified by UpHealth Holdings, Inc. (the Claimant), in providing access to all unaudited financial statement(s), data, documents, books and records of Glocal Healthcare Systems Private Limited (the Company), as and when required and in the form and manner requested by UpHealth Holdings, Inc. (the Claimant);

2) Glocal Healthcare Systems Private Limited, Dr. Syed Sabahat Azim, Richa Sana Azim, and Gautam Chowdhury (Respondents Group A) are directed, both individually and jointly, to cooperate with any PCAOB-registered accounting firm identified by UpHealth Holdings, Inc. (the Claimant) in their review of the information provided pursuant to paragraph [356(a)(1)] above, including responding to any questions, making any company employees or officers available to respond to

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191 questions, and complying with any requests for further information or clarifications; and 3) Glocal Healthcare Systems Private Limited, Dr. Syed Sabahat Azim, Richa Sana Azim, and Gautam Chowdhury (Respondents Group A) are, jointly and individually, ordered to refrain from (i) taking any steps to access the funds in Glocal Healthcare Systems Private Limited's (the bank account at ICICI Bank, account number 104905001983 whether on the basis of the 15 August 2022 board resolution or otherwise, (ii) making, or causing to be made, any changes to the authorized signatory that can access such bank account, and (iii) making, or causing to be made, any other changes to such bank account. (s) Martin Beck (Chief Financial Officer) and/or Jeremy Livianu (Chief Legal Officer) and/or such other person as may be designated by the board of directors of UpHealth Holdings, Inc. (the Claimant), by board resolution, (and notified in writing to ICICI Bank by the Chief Executive Officer of UpHealth Holdings, Inc. (the Claimant), attaching a certified copy of the resolution of the board of directors of UpHealth Holdings, Inc. (the Claimant) designating such person) may, jointly or severally, be permitted to access and operate Glocal Healthcare Systems Private Limited ( ) bank account at ICICI Bank, account number 104905001983. (t) The Tribunal dismisses all other claims by UpHealth Holdings, Inc. (the Claimant) including its claim for damages for misrepresentations.516 (u) All other claims and defenses are dismissed. Seat of Arbitration: Chicago, IL, U.S.A. Date: 15th March 2024 516 footnote 442 above.